     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1998

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          EXCHANGE APPLICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7373                                04-3338916
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBERS)               IDENTIFICATION NO.)

                                89 SOUTH STREET
                          BOSTON, MASSACHUSETTS 02111
                                 (617) 737-2244
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               ANDREW J. FRAWLEY
                        CHAIRMAN OF THE BOARD, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                          EXCHANGE APPLICATIONS, INC.
                                89 SOUTH STREET
                          BOSTON, MASSACHUSETTS 02111
                                 (617) 737-2244
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                with copies to:

                 NEIL W. TOWNSEND, ESQ.                                   DAVID C. CHAPIN, ESQ.
                    BINGHAM DANA LLP                                           ROPES & GRAY
                   150 FEDERAL STREET                                    ONE INTERNATIONAL PLACE
              BOSTON, MASSACHUSETTS 02110                              BOSTON, MASSACHUSETTS 02110
                     (617) 951-8000                                           (617) 951-7000
              FACSIMILE NO. (617) 951-8736                             FACSIMILE NO. (617) 951-7050

                             ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                           AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF                TO BE               OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)            PER SHARE(2)              PRICE(2)            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
  per share......................        3,450,000                 $16.00               $55,200,000               $16,284
=================================================================================================================================

(1) Includes 450,000 shares subject to the Underwriters' over-allotment option. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 22, 1998

                                3,000,000 SHARES

                          [EXCHANGE APPLICATION LOGO]

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                             ----------------------

     Of the 3,000,000 shares of Common Stock offered hereby, 2,000,000 shares are being sold by the Company and 1,000,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders.

     Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. For factors considered in determining the initial public offering price, see "Underwriting".

     SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     The Company intends to apply for quotation and trading of the Common Stock on the Nasdaq National Market under the symbol "EXAP".

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                 INITIAL PUBLIC       UNDERWRITING         PROCEEDS TO      PROCEEDS TO SELLING
                                 OFFERING PRICE        DISCOUNT(1)         COMPANY(2)           STOCKHOLDERS
                                 --------------       ------------         -----------      -------------------
Per Share....................           $                   $                   $                    $
Total(3).....................         $                   $                   $                    $

---------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $1,000,000 payable by the Company.
(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 450,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting".

                             ----------------------

     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York on or about
               , 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                                     BT ALEX. BROWN
                                                               HAMBRECHT & QUIST

                             ----------------------

               The date of this Prospectus is             , 1998.

                         CONTINUOUS CUSTOMER MANAGEMENT
                   OPTIMIZING CUSTOMER VALUE THROUGH PROCESS,
                           APPLICATIONS & TECHNOLOGY

                                   [ART WORK]

[This graphic is a series of diagrams showing the VALEX architecture interfacing with customer databases and customer touchpoints surrounded by figures depicting the functional benefits of VALEX.]

Continuous Customer Management (CCM) is Exchange Applications' enterprise-wide offering for customer optimization. The CCM solution, including the Company's VALEX software and related consulting and integration services, enables businesses to:

 - analyze enterprise-wide databases of customer information

 - conduct customer planning to prioritize for opportunity identification investment

 - execute targeted, real-time and event-triggered customer communication

 - select the most effective methods of customer interaction

 - perform measurement and analysis to continuously evaluate and refine marketing campaigns and their impact on customer profitability








Exchange Applications, VALEX, Continuous Customer Management, CCM, Value Exchange Optimization, Metrics Repository and the Exchange Applications logo are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

The Company intends to furnish to its stockholders annual reports containing audited financial statements examined by its independent auditors.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

OPTIMIZING CUSTOMER VALUE        MANAGING CUSTOMER RELATIONSHIPS OVER TIME
 THROUGH CONTINUOUS CUSTOMER
      MANAGEMENT                      Exchange Applications' Continuous Customer
                                 Management solution enables businesses to
                                 maximize the profitability of their customer
                                 relationships. Full potential is achieved by
                                 allocating marketing investments to most
                                 effectively aquire new customers, expand the
         [ART WORK]              profitability of existing customers and retain
[This graphic is a               customers longer.
representation of the three
aspects of the Company's
Continuous Customer Management                      [ART WORK]
offering. The graphic is a
dramatization of the use of
VALEX to acquire new customers,
expand purchasing of existing
customers and retain customers        Businesses use VALEX to run campaigns that
longer thereby optimizing        maximize profitability by focusing on key
customer value.]                 elements of a customer relationship. In
                                 the "ACQUIRE" cycle, a prospect is contacted via direct mail, resulting in the acquisition of a new customer. In the "EXPAND" cycle, VALEX identifies high potential cross-selling opportunities to expand customer relationships with additional product sales.
                                 In the "RETAIN" cycle, VALEX automatically executes a statistical model, notifying a customer-care organization that the customer is at risk of leaving, and enabling that customer to be contacted and encouraged to stay. Customer optimization is achieved by simultaneously executing hundreds of these campaigns and continuously monitoring customers to maximize their profitability across the enterprise.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus, including share and per share information, assumes: (i) the mandatory conversion into Common Stock of all outstanding shares of Series B Redeemable Convertible Preferred Stock and Series C Convertible Preferred Stock (the "Convertible Preferred Stock") upon the consummation of the Offering; (ii) the cancellation of all outstanding shares of Series A Redeemable Preferred Stock (the "Series A Preferred Stock") upon consummation of the Offering; (iii) no exercise of stock options after June 30, 1998; (iv) no exercise of the Underwriters' over-allotment option; and (v) the amendment and restatement of the Company's Certificate of Incorporation and By-laws immediately prior to the consummation of the Offering. See "Description of Capital Stock" and "Underwriting".

                                  THE COMPANY

     Exchange Applications, Inc. (the "Company") is a leading provider of customer optimization software and solutions that enable businesses to maximize profitability and revenue growth from new and existing customers through marketing automation and enterprise-wide customer management. The Company's Continuous Customer Management ("CCM") solution, including its VALEX software and related consulting and integration services, enables businesses to profitably retain and expand existing customer relationships and acquire new customers by: (i) analyzing enterprise-wide databases of customer information to identify profitable growth opportunities; (ii) planning and prioritizing investments in high potential customers; (iii) creating targeted, real-time and event-triggered marketing campaigns and other customer communications; (iv) selecting the most effective channels for customer communications, such as direct mail, call centers, sales forces and the Internet; and (v) continuously evaluating the impact of these marketing campaigns and other communications on profitability. CCM allows businesses to measure the value of these campaigns against their associated costs, and to use this information to make investment decisions that maximize customer profitability. The Company has deployed CCM and VALEX across multiple industries, with installations in over 40 businesses in North America and Europe. Its customers include Federal Express, Fleet Bank, NatWest Bank (U.K.) and US West. The Company's products and services are distributed through its direct sales force, through re-seller relationships with IBM, NCR and others, and through co-marketing arrangements with companies such as Compaq, Ernst & Young, KPMG Peat Marwick, PricewaterhouseCoopers, SAS Institute and Sun Microsystems.

     While enterprise resource planning ("ERP"), supply chain management and other software applications aimed at reducing costs have generally been successful, businesses have begun to invest in a new class of applications designed to increase profitability through revenue growth. Many of these new applications are aimed at enabling businesses to increase revenue by acquiring new customers and retaining and expanding relationships with existing customers. These applications facilitate cross-selling and the marketing of bundled products, new service offerings and differentiated service relationships. The success of these efforts depends on the ability of businesses to allocate resources based not only on functional area and product profitability, but also on current and potential customer profitability. The Company believes there are significant opportunities in many industries for solutions that realign businesses' existing marketing and customer management capabilities with new technologies and processes that utilize complete economic profiles of customers to optimize customer relationships across the enterprise.

     The Company believes that CCM and VALEX represent a fundamentally new approach to customer optimization. VALEX enables businesses to maximize profitability by: (i) providing a complete view of the relationship between a business and its customers; (ii) leveraging a range of data mining, reporting and modeling products to identify high-value customers; (iii) providing powerful marketing automation and campaign management software that lets end users define and execute targeted customer communication streams; and (iv) integrating with customer interaction software ("CIS") and data warehouses to perform enterprise-wide customer management. Through its consulting and integration services, the Company provides assistance in adopting the CCM solution across business functions and in rapidly implementing the core VALEX modules. The Company also provides Metrics Repository, a custom software application that leverages VALEX to track the success or failure of marketing campaigns across customer segments and across the enterprise.

     The Company's objective is to be the leading provider of customer optimization software and solutions globally. Key elements of the Company's strategy include extending VALEX, developing additional customer optimization solutions, expanding vertical industry focus, broadening distribution channels and building alliances, and increasing direct sales globally.

     The Company commenced operations in November 1994 and was incorporated in Delaware in November 1996. Unless the context otherwise requires, references in this Prospectus to the Company refer to Exchange Applications, Inc. and its subsidiaries. The Company's principal executive offices are located at 89 South Street, Boston, Massachusetts 02111, and its telephone number is (617) 737-2244.

                                  THE OFFERING

Common Stock offered by the
Company............................    2,000,000 shares

Common Stock offered by the Selling
  Stockholders.....................    1,000,000 shares

Common Stock outstanding after the
  Offering(1)......................    9,716,740 shares

Proposed Nasdaq National Market
symbol.............................    "EXAP"

Use of Proceeds....................    For general corporate purposes, including
                                       working capital, possible reduction of
                                       indebtedness and potential acquisitions.
---------------
(1) Excludes 2,085,408 shares of Common Stock issuable upon exercise of options outstanding at July 15, 1998 with exercise prices ranging from $0.65 to $14.50 per share and with a weighted average exercise price of $3.10 per share. See "Management -- 1996 Stock Incentive Plan" and Note 13 of Notes to Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,         JUNE 30,
                                            ---------------------------   -----------------
                                            1995(1)   1996(1)    1997      1997      1998
                                            -------   -------   -------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues............................  $1,693    $ 6,034   $12,669   $ 4,822   $10,418
Gross profit..............................     681      1,939     5,735     1,662     6,987
Loss from operations......................    (507)    (1,411)   (2,624)   (1,450)   (1,108)
Net loss..................................    (554)    (1,606)   (2,599)   (1,460)   (1,079)
Net loss applicable to common
  stockholders............................    (554)    (1,606)   (3,283)   (2,025)   (1,199)
Pro forma basic and diluted net loss per
  share(2)(3).............................  $(0.19)   $ (0.55)  $ (0.48)  $ (0.31)  $ (0.15)
Pro forma basic and diluted weighted
  average common shares
  outstanding(2)(3).......................   2,925      2,930     5,391     4,683     7,377

                                                                  AS OF JUNE 30, 1998
                                                         --------------------------------------
                                                                                     PRO FORMA
                                                                        PRO         AS ADJUSTED
                                                         ACTUAL       FORMA(3)        (3)(4)
                                                         ------       --------      -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and marketable securities......  $ 4,182      $ 4,182         $31,082
Working capital........................................    3,515        3,515          30,415
Total assets...........................................   12,134       12,134          39,034
Long-term debt, net of current portion.................      128          128             128
Redeemable preferred stock.............................    7,208           --              --
Stockholders' equity (deficit).........................   (1,836)       5,372          32,272

---------------
(1) The Consolidated Statement of Operations Data for the years ended December 31, 1995 and 1996 include the operations of the Company on a carve-out basis prior to November 15, 1996. During this period, the Company operated as a separate and substantially independent division of Grant & Partners, Inc. and Grant & Partners Limited Partnership, and focused on developing VALEX and providing integration and consulting services. See Note 1 of Notes to Consolidated Financial Statements.

(2) Computed on the basis described in Note 2(c) of the Notes to Consolidated Financial Statements.

(3) Reflects the reclassification of the Series A Preferred Stock to $3,209,000 of additional paid-in capital, the conversion of all outstanding shares of the Series B Convertible Preferred Stock, at a redemption value of $3,999,000, into 2,555,556 shares of Common Stock and the conversion of all outstanding shares of Series C Convertible Preferred Stock, at $0.001 par value per share, to 1,223,954 shares of Common Stock upon the closing of this Offering.

(4) Adjusted to reflect the sale of 2,000,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $15.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective purchasers of the Common Stock offered hereby should carefully consider the following factors in evaluating the Company and its business.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

     The Company began operations in 1994, was incorporated in 1996 and has never achieved profitability. The Company began commercial shipment of its initial VALEX product in July 1996 and, since such time, has transitioned its primary business focus from providing services to selling software products. As a result, the Company and its operations are subject to all of the risks inherent in the establishment of a new business enterprise. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to upgrade its products and continue to attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, that the Company's revenues will continue to grow, that the Company will achieve profitability or, if it does, that the Company will be able to maintain such profitability on a quarterly or annual basis. See
"-- Dependence Upon Key Personnel", "-- Rapid Technological Change and New Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

POTENTIAL FOR SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Because purchase of the Company's products and services generally involves a significant commitment of capital (ranging from approximately $100,000 to $3,000,000 in 1997), the length of the sales cycle is unpredictable and subject to a number of factors over which the Company has little or no control, including customers' budgetary constraints, timing of budget cycles and concerns about the introduction of new products by the Company or its competitors. As a result of these and other factors, the timing of significant orders may be delayed. A substantial portion of the Company's revenues in any quarter are typically derived from a limited number of non-recurring license sales and, like many software companies, the Company tends to record a significant portion of its software license fee revenues in the last month of a quarter. In addition, the amount of revenues associated with a particular license can vary significantly based upon the size of the customer databases and other factors, including the number of users of the software. The Company may experience from time to time large, individual license sales which can cause substantial variations in quarterly license revenues. Moreover, small delays in customer orders can cause significant variability in the Company's license revenues and results of operations for any particular period. The Company establishes its expenditure levels for product development, sales and marketing and other operating activities based, in large part, on its expected future revenues. As a result, if revenues fall below expectations, operating results are likely to be adversely and disproportionately affected because only a small portion of the Company's expenses vary with its revenues.

     Quarterly fluctuations also result from factors such as increased competition, the timing of new releases of the Company's software products and market acceptance of such releases, changes in pricing policies of the Company or its competitors, changes in operating expenses, foreign currency exchange rate fluctuations and general economic factors. Based upon these and all of the factors described above, the Company believes that its quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenues have increased in recent periods, there can be no assurance that revenues will continue to grow at past rates, if at all, or that the Company will achieve and sustain profitability on a quarterly or annual basis. As a result, the Company's operating results may fall below market analysts' expectations in some future quarters, which would have a material adverse effect on the market price of the Common Stock. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

PRODUCT CONCENTRATION; DEPENDENCE ON EMERGING MARKET FOR CUSTOMER OPTIMIZATION SOFTWARE AND SERVICES

     The Company currently derives all of its revenues from VALEX licenses and services related to its Continuous Customer Management ("CCM") solution. The Company expects that VALEX-related revenues, including CCM services and maintenance contracts, will continue to account for substantially all of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of VALEX and CCM and enhancements thereto. There can be no assurance that VALEX and CCM will achieve continued market acceptance. A decline in demand or market acceptance as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition.

     Although demand for VALEX and similar products has grown in recent years, the market for customer optimization software applications is still emerging and there can be no assurance that it will continue to grow or that, even if the market does grow, businesses will continue to adopt VALEX and CCM. The Company has spent, and intends to continue to spend, considerable resources educating potential customers about customer optimization software and services in general and about the features and functions of VALEX and CCM in particular. However, there can be no assurance that such expenditures will enable VALEX and CCM to achieve any additional degree of market acceptance. If the market for VALEX and CCM fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected.

CUSTOMER CONCENTRATION; DEPENDENCE ON CERTAIN INDUSTRIES

     In fiscal 1997 and for the six months ended June 30, 1998, the Company's top five customers accounted for 74.9% and 53.6% of total revenues, respectively. There can be no assurance that these or other customers of the Company will continue to purchase the Company's products or services. The Company's failure to add new customers that make significant purchases of the Company's products and services would have a material adverse effect on the Company's business, financial condition and results of operations.

     A substantial portion of the Company's revenues have been derived from sales to large financial institutions and telecommunications companies. There can be no assurance that the Company will be successful in achieving significant market acceptance or penetration in additional vertical markets targeted by the Company. Failure to penetrate additional vertical markets could have a material adverse effect on the Company's future growth, financial condition and results of operations.

MANAGEMENT OF GROWTH

     The Company's business has grown rapidly, with total revenues increasing from $1.7 million in 1995 to $6.0 million in 1996 and to $12.7 million in 1997. The Company's recent expansion has resulted in substantial growth in the number of its employees (from 47 at December 31, 1996 to 91 at December 31, 1997 and to 129 at June 30, 1998), the scope of its operating and financial systems and the geographic distribution of its operations and customers. This recent rapid growth has placed, and if sustained will continue to place, a significant strain on the Company's management and operations. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems, and to expand, train and manage its employee base. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE UPON KEY PERSONNEL

     The Company's future operating results depend in significant part upon the continued services of a relatively small number of key technical and senior management personnel, including Andrew Frawley, its Chairman, President and Chief Executive Officer, David McFarlane, its Executive Vice President, Worldwide Sales and Services, and Michael McGonagle, its Vice President, Product Development, none of whom is bound by an employment agreement. The Company's future success also depends on its continuing ability to attract and retain other highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that the Company will retain its key technical, sales and managerial employees or that it will be successful in attracting, assimilating and retaining other highly qualified technical, sales and managerial personnel in the future. The loss of any member of the Company's key technical, sales and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Employees" and "Management".

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, or that its new products will achieve market acceptance. Failure to successfully develop and market product enhancements or new products could have a material adverse effect on the Company's business, operating results and financial condition.

     As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for customer optimization software products, major new products and product enhancements can require long development and testing periods. The Company has on occasion experienced delays in the scheduled introduction of new and enhanced products. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. To date the Company's business has not been materially adversely affected by delays or the release of products containing errors. There can be no assurance, however, that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect the Company's business, operating results and financial condition.

     While the Company generally takes steps to avoid the interruptions of sales often associated with the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced VALEX products, which could have a material adverse effect on the Company's business and operating results. Moreover, significant delays in the general availability of such new releases, significant problems in the installation or implementation of such new releases, or customer dissatisfaction with such new releases, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products" and "Product Development".

COMPETITION

     The market for customer optimization software and related services is highly competitive. There can be no assurance that the Company will maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Current and potential competitors fall into the following categories: (i) database marketing vendors, such as Harte Hanks, Metromail (a division of Great Universal Stores) and Harland, which provide a combination of service bureau capabilities and software; (ii) small independent software companies that are creating or are attempting to create offerings similar to the VALEX product; (iii) enterprise resource planning ("ERP") and customer interaction software ("CIS") vendors such as SAP, Baan, Oracle, Siebel and Vantive, that may broaden their product lines to include applications with competitive functionality; and (iv) internal corporate technology departments that attempt to build their own systems. The Company believes that many of these competitors are focusing significant resources on increasing the functionality of their products and services. Ultimately, competitors may be able to offer products and services with functionality comparable or superior to that of VALEX. Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, and larger customer bases than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the promotion and sale of their products and services than the Company. If these companies were to introduce products and services that effectively competed with the Company's products and services, they could be in a position to substantially lower the price of their customer optimization products and services or to bundle such products and services with their other products and services, which could give them competitive advantages over the Company. In order to be successful in the future, the Company must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would materially and adversely affect the Company's business, operating results and financial condition. See
"Business -- Competition".

INCREASING RELIANCE ON INDIRECT DISTRIBUTION CHANNELS

     Although direct sales to date have accounted for a majority of the Company's software revenues, the Company expects that it will increasingly distribute its products to end users through various indirect distribution channels, including re-seller agreements with IBM, NCR and others and co-marketing arrangements with companies such as Compaq, Ernst & Young, KPMG Peat Marwick, PricewaterhouseCoopers, SAS Institute and Sun Microsystems. The Company's relationships with many of these organizations have been established within the last twelve months, and the Company is unable to predict the extent to which these channel partners will be successful in distributing the Company's products. The Company is dependent on the marketing and sales efforts of these organizations, many of whom also market and sell competitive products or are able, under the terms of their agreements, to market and sell competitive products. One of the Company's channel partners accounted for approximately 24% of the Company's consolidated revenues for the six months ended June 30, 1998. The loss of one or more of the Company's relationships with these organizations, without replacement, either to competitive products offered by other companies or products developed internally by these organizations, could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future performance will also depend, in part, on its ability to attract organizations that will be able to market and support the Company's product effectively, especially in markets in which the Company has not previously distributed its products. None of the agreements governing the re-seller or co-marketing relationships with these organizations includes any commitments on the part of these organizations to effect any minimum number of sales of VALEX, or otherwise to provide the Company with business. There can be no assurance that revenues arising from the Company's relationships with these organizations that accounted for significant revenues in past periods will continue, or if continued will reach or exceed historical levels. See "Business -- Sales and Marketing".

INTELLECTUAL PROPERTY RIGHTS; USE OF LICENSED TECHNOLOGY

     The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. In addition, the Company generally licenses VALEX to end users in object code (machine-readable) format, and the Company's license agreements generally allow the use of VALEX solely by the customer for internal purposes without the right to sublicense or transfer VALEX. The Company believes that the foregoing measures afford only limited protection. Certain customers have required the Company to maintain a source code escrow account with a third-party software escrow agent, and a failure by the Company to perform its obligations under any of the license and maintenance agreements, or the insolvency of the Company, could conceivably cause the release of the Company's source code to such customers. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. Furthermore, there can be no assurance that the Company's competitors will not independently develop technology similar to that of the Company. The Company may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Although the Company is not aware that any of its products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming to address, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, might not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     The Company has in the past and may in the future re-sell certain software that it licenses from third parties. There can be no assurance that these third party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain or obtain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed and integrated, which could materially adversely affect the Company's business, operating results and financial condition. See "Business -- Products" and "-- Proprietary Rights and Licenses".

INTERNATIONAL OPERATIONS

     The Company derived approximately 22% of its total revenues from sales outside the United States in the six months ended June 30, 1998. The Company opened sales offices in the United Kingdom in July 1997 and in Australia in January 1998, and believes that continued growth and profitability will require expansion of its sales in international markets. In order to successfully expand international sales, the Company must establish additional foreign operations and hire additional personnel. To the extent that the Company is unable to do so in a timely and effective manner, any growth in international sales will be limited, and the Company's business, operating results and financial condition could be materially adversely affected. In addition, even if international operations are successfully expanded, there can be no assurance that the Company will be able to maintain or increase international market demand for its products.

     The Company's international operations are subject to the risks inherent in any international business activities, including, in particular, management of an organization spread over various countries, longer accounts receivable payment cycles in certain countries, compliance with a variety of foreign laws and regulations, unexpected changes in regulatory requirements, overlap of different tax structures, foreign currency exchange rate fluctuations and general economic conditions. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing".

CONTROL BY EXISTING STOCKHOLDERS

     Upon completion of the Offering, the current officers, directors and principal stockholders will beneficially own approximately 69.1% of the Company's outstanding Common Stock (64.5% if the Underwriters' over-allotment option is exercised in full). Consequently, such persons, as a group, will be able to control the outcome of all matters submitted for stockholder action, including the election of members to the Company's Board of Directors and the approval of significant change in control transactions, and will effectively control the management and affairs of the Company, which may have the effect of delaying or preventing a change in control of the Company. While the Company intends to increase the size of its Board of Directors from four to six members, representatives of the existing stockholders will nonetheless constitute three of the six directors and will therefore have significant influence in directing the actions of the Board of Directors. See "Management" and "Principal and Selling Stockholders".

PRODUCT LIABILITY

     While the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, defending such a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Products -- VALEX" and "-- Product Development".

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with the failure to comply with such requirements. Although all of the products currently offered by the Company are designed to be Year 2000 compliant, there can be no assurance that the Company's products contain all necessary date code changes, or that, in the year 2000, the Company's products will be compatible with third-party software that may be integrated or used in conjunction with the Company's products. In addition, there can be no assurance that the Company's current and potential customers or third-party distributors will not experience Year 2000 problems or that any such problems would not have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Year 2000 Issue".

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF SHARE PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop upon completion of the Offering or, if it does develop, that such market will be sustained. The initial public offering price of the Common Stock has been determined by negotiation among the Company, the Selling Stockholders and the representatives of the Underwriters, and may not be representative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

     The market price of the Common Stock after the Offering may be affected significantly by factors such as quarterly variations in the Company's results of operations, the announcement of new products or product enhancements by the Company or its competitors, technological innovation by the Company or its competitors and general market conditions or market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation (the "Charter"), and Amended and Restated By-laws (the "By-laws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable. Such provisions include authorizing the issuance of "blank check" preferred stock; providing for a Board of Directors with staggered, three-year terms; requiring super-majority voting to effect certain amendments to the Charter and By-laws; limiting the persons who may call special meetings of stockholders; prohibiting stockholder action by written consent; and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders meetings. Certain provisions of Delaware law and the Company's 1996 Stock Incentive Plan (the "1996 Plan") and 1998 Stock Incentive Plan (the "1998 Plan") may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals. See "Management -- Stock Incentive Plans" and "Description of Capital Stock -- Certain Anti-Takeover, Limited Liability and Indemnification Provisions".

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities. Upon completion of the Offering, the Company will have outstanding 9,716,740 shares of Common Stock (not including shares issuable upon exercise of outstanding stock options). Under agreements entered into between the representatives of the Underwriters and each of the Company's officers, directors, principal stockholders and their respective affiliates (the "Lock-Up Agreements") who beneficially hold, in the
aggregate,                shares of Common Stock (which includes
shares acquired in 1998 upon the exercise of stock options) prior to the Offering, no shares held by such holders will be eligible for sale in the public market for a period of 180 days following the date of this Prospectus. The Company intends to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the sale of Common Stock reserved for issuance under the 1996 Plan. As of July 15, 1998, there were options outstanding under the 1996 Plan to purchase an aggregate of 2,085,408 shares and no other options outstanding; all shares acquired upon exercise of the options within 180 days of the Offering are or will be subject to Lock-Up Agreements as required under the 1996 Plan. Following the expiration of the 180-day term of the Lock-Up Agreements, 5,651,892 shares, including the 3,000,000 shares offered hereby and approximately 537,304 shares subject to options that will be exercisable on or before the end of such term, will be eligible for sale in the public market subject, in some cases, to the requirements of Rule 144 or Rule 701 under the Securities Act. Goldman, Sachs & Co. in its sole discretion and at any time without notice, may release all or any portion of the securities subject to the Lock-Up Agreements. Any such decision to release securities would likely be based upon individual stockholder circumstances, prevailing market conditions and other relevant factors. Any such release could have a material adverse effect upon the price of the Common Stock. See "Underwriting".

     After the Offering, holders of 6,025,310 shares of Common Stock are currently entitled to certain demand and piggy-back registration rights with respect to such shares. If the Company were required to register the shares held by such holders pursuant to the exercise of their demand or piggy-back registration rights, such sales could have an adverse effect upon the Company's ability to raise needed capital. See "Shares Eligible for Future Sale".

IMMEDIATE SUBSTANTIAL DILUTION

     The initial public offering price is substantially higher than the book value per share of the outstanding Common Stock. As a result, investors purchasing Common Stock in the Offering will incur immediate substantial dilution. In addition, the Company has issued options to acquire Common Stock at prices significantly below the initial public offering price. To the extent such outstanding options are exercised, there will be further dilution. See "Dilution" and "Shares Eligible for Future Sale".

                                USE OF PROCEEDS

     Based on an assumed initial public offering price of $15.00 per share, the Company will receive approximately $26,900,000 from the sale of shares of Common Stock to be sold by the Company pursuant to the Offering after deducting the underwriting discount and estimated offering expenses payable by the Company.

     The principal purposes of the Offering are to increase the Company's equity capital, to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets, to provide liquidity for certain of the Company's existing stockholders and to provide increased visibility of the Company in a marketplace where many of its competitors are publicly held companies.

     The Company currently intends to use the net proceeds of the Offering for working capital and general corporate purposes, including financing accounts receivable and capital expenditures made in the ordinary course of its business, and the possible reduction of indebtedness. The Company may also apply a portion of the net proceeds of the Offering to acquire businesses, products and technologies that are complementary to those of the Company. Although the Company has not identified any specific businesses, products or technologies that it may acquire and as of the date of this Prospectus is not engaged in any agreements or negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Future dividends, if any, will be determined by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1998, (i) on an actual basis, (ii) on a pro forma basis to reflect the reclassification of Series A Preferred Stock to $3,209,000 of additional paid-in capital, and the conversion of all outstanding shares of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock to a total of 3,779,510 shares of Common Stock upon the closing of this Offering and (iii) on a pro forma as adjusted basis to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $15.00 per share after deducting the underwriting discount and estimated offering expenses payable by the Company. This information should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus.

                                                                 AS OF JUNE 30, 1998
                                                      -----------------------------------------
                                                                                  PRO FORMA AS
                                                      ACTUAL     PRO FORMA(1)    ADJUSTED(1)(2)
                                                      ------     ------------    --------------
                                                                   (IN THOUSANDS)
Long-term debt, net of current portion..............  $   128      $   128          $   128
                                                      -------      -------          -------
Redeemable Preferred Stock:
  Series A Preferred Stock..........................    3,209           --               --
  Series B Convertible Preferred Stock..............    3,999           --               --
                                                      -------      -------          -------
          Total Redeemable Preferred Stock..........    7,208           --               --

Stockholders' equity (deficit):
  Preferred Stock, $.001 par value; 10,000,000
     shares authorized..............................       --           --               --
  Series C Convertible Preferred Stock, $.001 par
     value; 1,223,954 shares designated, issued and
     outstanding, actual; 1,223,954 authorized, none
     issued, pro forma and pro forma as adjusted....        1           --               --
  Common Stock, $.001 par value, 30,000,000 shares
     authorized, pro forma and pro forma as adjusted
     4,298,305 shares issued, actual, 8,077,815
     shares issued, pro forma; 10,077,815 shares
     issued, pro forma as adjusted(3)...............        4            8               10
Additional paid-in capital..........................    4,878       12,083           38,981
Accumulated deficit.................................   (6,649)      (6,649)          (6,649)
Due from officer....................................     (125)        (125)            (125)
Cumulative translation adjustment...................       50           50               50
Unrealized gain on marketable securities............        5            5                5
Treasury stock, 361,075 shares at cost..............       --           --               --
                                                      -------      -------          -------
          Total stockholders' equity (deficit)......   (1,836)       5,372           32,272
                                                      -------      -------          -------
          Total capitalization......................  $ 5,500      $ 5,500          $32,400
                                                      =======      =======          =======

---------------
(1) Gives effect to the reclassification of the Series A Preferred Stock to $3,209,000 of additional paid-in capital, the conversion of all outstanding shares of Series B Convertible Preferred Stock, at a redemption value of $3,999,000, into 2,555,556 shares of Common Stock, and the conversion of all outstanding shares of Series C Convertible Preferred Stock, at $.001 par value per share, into 1,223,954 shares of Common Stock upon the closing of the Offering.

(2) Gives effect to the sale of 2,000,000 shares of Common Stock offered by the Company and the application of the net proceeds therefrom.

(3) Excludes 2,085,408 shares of Common Stock issuable pursuant to stock options outstanding at July 15, 1998 (of which 324,232 options are exercisable as of July 15, 1998). See "Management -- Stock Plans" and Note 13 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of June 30, 1998 was $5,372,000, or $0.70 per share of Common Stock, after giving effect to the automatic conversion of all outstanding shares of Convertible Preferred Stock and the reclassification of the value of Series A Preferred Stock to additional paid-in capital. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value of the Company (total tangible assets less total liabilities) by the total pro forma number of shares of Common Stock outstanding, including shares of Common Stock resulting from the conversion of the Convertible Preferred Stock. After giving effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $15.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company (resulting in estimated net proceeds of $26,900,000), the adjusted pro forma net tangible book value of the Company as of June 30, 1998, would have been $32,272,000, or $3.32 per share. This represents an immediate increase in the pro forma net tangible book value of $2.62 per share to existing stockholders and an immediate dilution of $11.68 per share to new investors. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............           $15.00
  Pro forma net tangible book value per share as of June 30,
     1998...................................................  $0.70
  Pro forma increase attributable to new investors..........   2.62
                                                              -----
Pro forma net tangible book value per share after the
  Offering..................................................             3.32
                                                                       ------
Pro forma dilution per share to new investors(1)............           $11.68
                                                                       ======

     The following table summarizes, on a pro forma basis as of June 30, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the new investors (at an assumed initial public offering price of $15.00 per share before deduction of estimated underwriting discounts and commissions and offering expenses):

                                  SHARES PURCHASED       TOTAL CONSIDERATION(1)
                                ---------------------    ----------------------    AVERAGE PRICE
                                  NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                  ------      -------      ------       -------    -------------
Existing stockholders(1)(2)...   7,716,740      79.4%    $11,334,000      27.4%       $ 1.47
New investors(1)..............   2,000,000      20.6      30,000,000      72.6         15.00
                                ----------     -----     -----------     -----        ------
          Total...............   9,716,740     100.0%    $41,334,000     100.0%
                                ==========     =====     ===========     =====

---------------
(1) The foregoing table assumes no exercise of the Underwriters' over-allotment option and no exercise of stock options outstanding at June 30, 1998. As of July 15, 1998, the Company had 5,277,283 shares of Common Stock reserved for issuance under the Company's stock plans of which 2,085,408 shares were subject to outstanding stock options at a weighted average exercise price of $3.10 per share. To the extent any outstanding options are exercised, there will be further dilution to new investors. If all of the outstanding options were exercised in full, the dilution per share to new investors in this Offering would be increased by $0.04 per share to a total of $11.72 per share and the average price per share paid by the Company's existing shareholders would be $1.82. See "Capitalization", "Management -- Stock Option Plans" and Notes 12 and 13 of Notes to Consolidated Financial Statements.

(2) The net effect of sales by the Selling Stockholders in the Offering will be to reduce the number of shares held by existing stockholders to 6,716,740 shares, or 69.1% of the total number of shares of Common Stock outstanding after the Offering, and to increase the number of shares held by new investors to 3,000,000 shares, or 30.9% of the total number of shares of Common Stock outstanding after the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following historical selected consolidated financial data of the Company is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere herein. The selected consolidated financial data set forth below for each of the fiscal years ended December 31, 1995, 1996 and 1997 are derived from consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus. The selected consolidated financial data for the six months ended June 30, 1997 and 1998 are derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus. The selected consolidated financial data for the period from inception (November 1, 1994) through December 31, 1994 are derived from the unaudited consolidated financial statements of the Company, which are not included in this Prospectus. The unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for any future period. The data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

                                                  PERIOD FROM
                                                   INCEPTION
                                                 (NOVEMBER 1,            YEAR ENDED            SIX MONTHS ENDED
                                                 1994) THROUGH          DECEMBER 31,               JUNE 30,
                                                 DECEMBER 31,    ---------------------------   -----------------
                                                    1994(1)      1995(1)   1996(1)    1997      1997      1998
                                                 -------------   -------   -------   -------   -------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license fees........................     $   --       $   --    $ 1,500   $ 5,765   $ 1,793   $ 5,816
  Services and maintenance.....................         --        1,693      4,534     6,904     3,029     4,602
                                                    ------       ------    -------   -------   -------   -------
         Total revenues........................         --        1,693      6,034    12,669     4,822    10,418
Cost of revenues:
  Software license fees........................         --           --        890     1,707       863       129
  Services and maintenance.....................         --        1,012      3,205     5,227     2,297     3,302
                                                    ------       ------    -------   -------   -------   -------
         Total cost of revenues................         --        1,012      4,095     6,934     3,160     3,431
                                                    ------       ------    -------   -------   -------   -------
Gross profit...................................         --          681      1,939     5,735     1,662     6,987
Operating expenses:
  Sales and marketing..........................         --          128      1,007     3,602     1,268     4,163
  Research and development.....................         --          708      1,325     2,599     1,031     2,716
  General and administrative...................          7          352      1,018     2,158       813     1,216
                                                    ------       ------    -------   -------   -------   -------
         Total operating expenses..............          7        1,188      3,350     8,359     3,112     8,095
                                                    ------       ------    -------   -------   -------   -------
Loss from operations...........................         (7)        (507)    (1,411)   (2,624)   (1,450)   (1,108)
Interest income (expense), net.................         --          (47)      (195)       25       (10)       29
                                                    ------       ------    -------   -------   -------   -------
Net loss.......................................         (7)        (554)    (1,606)   (2,599)   (1,460)   (1,079)
Accretion of discount and dividends on
  preferred stock..............................         --           --         --      (684)     (565)     (120)
                                                    ------       ------    -------   -------   -------   -------
Net loss applicable to common stockholders.....     $   (7)      $ (554)   $(1,606)  $(3,283)  $(2,025)  $(1,199)
                                                    ======       ======    =======   =======   =======   =======
Basic and diluted net loss per share applicable
  to common stockholders.......................     $(0.01)      $(0.46)   $ (1.33)  $ (1.12)  $ (0.82)  $ (0.33)
                                                    ======       ======    =======   =======   =======   =======
Basic and diluted weighted average common
  shares outstanding...........................      1,200        1,200      1,205     2,920     2,478     3,598
                                                    ======       ======    =======   =======   =======   =======
Pro forma basic and diluted net loss per
  share(2) (3).................................     $   --       $(0.19)   $ (0.55)  $ (0.48)  $ (0.31)  $ (0.15)
                                                    ======       ======    =======   =======   =======   =======
Pro forma basic and diluted weighted average
  common shares outstanding(2) (3).............      2,925        2,925      2,930     5,391     4,683     7,377
                                                    ======       ======    =======   =======   =======   =======

                                                                                      AS OF JUNE 30, 1998
                                                      AS OF DECEMBER 31,             ----------------------
                                             -------------------------------------                  PRO
                                             1994(1)   1995(1)    1996      1997      ACTUAL     FORMA(2)
                                             -------   -------   -------   -------    ------     --------
                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and marketable
  securities...............................   $  --    $   500   $   361   $ 5,475   $  4,182     $ 4,182
Working capital (deficit)..................    (120)    (1,224)     (853)    5,249      3,515       3,515
Total assets...............................     113      2,514     4,189    11,400     12,134      12,134
Long-term debt, net of current portion.....      --         38     2,368       237        128         128
Redeemable preferred stock.................      --         --        --     7,088      7,208          --
Stockholders' equity (deficit).............      (7)      (560)   (1,295)     (728)    (1,836)      5,372

---------------
(1) The Consolidated Balance Sheet Data as of December 31, 1994 and 1995 and consolidated statement of operations data for the period from inception to December 31, 1994, and for the years ended December 31, 1995 and 1996 include the operations of the Company on a carve-out basis prior to November 15, 1996. During this period, the Company operated as a separate and substantially independent division of Grant & Partners, Inc. and Grant & Partners Limited Partnership, and focused on developing VALEX and providing integration and consulting services. See Note 1 of Notes to Consolidated Financial Statements.

(2) Gives effect to the reclassification of Series A Preferred Stock to $3,209,000 of additional paid-in capital, the conversion of all outstanding shares of the Series B Convertible Preferred Stock, at a redemption value of $3,999,000, into 2,555,556 shares of Common Stock, and the conversion of all outstanding shares of Series C Convertible Preferred Stock, at $.001 par value per share, into 1,223,954 shares of Common Stock upon the closing of the Offering.

(3) Computed on the basis described in Note 2(c) of Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading provider of customer optimization software and solutions that enable businesses to maximize profitability and revenue growth from new and existing customers through marketing automation and enterprise-wide customer management. The Company's Continuous Customer Management ("CCM") offering is principally comprised of VALEX, the Company's open enterprise software application, and the Company's proprietary consulting and integration services.

     The Company was incorporated in November 1996. Prior to incorporation, the Company operated as a separate division of two entities, Grant & Partners, Inc. ("GPI") and Grant & Partners Limited Partnership ("GPLP"). See Note 1 to Notes to Consolidated Financial Statements. The Company's activities during its early stages of operation focused on the development of software solutions to provide CCM support to businesses. In 1995, the Company began providing professional services in the areas of marketing program design and execution and data warehousing. In March 1997, the Company ceased providing marketing program design services. The Company's development efforts culminated in the introduction to the market in July 1996 of VALEX, the Company's marketing automation software product. Since the introduction of VALEX, the Company has continued to focus significant resources on the development of additional functionality and features of the VALEX software. The Company also has continued to expand its marketing activities, build the Exchange Applications identity, develop the competencies of the professional services group, build international sales and distribution channels and develop its general and administrative infrastructure. The Company has shifted its primary business focus from providing services to selling software products. However, the Company believes that continuing to provide superior professional services will be critical to maximizing its opportunities for future revenues.

     The financial results of the Company while it operated as a separate division of GPI and GPLP for the period from inception (November 1, 1994) to November 14, 1996 have been included on a carve-out basis in the Company's Consolidated Financial Statements.

     The Company generates revenue from software licenses, professional service arrangements and software maintenance agreements. The Company recognizes software license fee revenues upon execution of a license agreement and delivery of the software, provided that the fee is fixed or determinable and deemed collectible by management. If acceptance of the software by the licensee is required, revenues are only recognized upon satisfaction of the foregoing conditions and acceptance of the software. Revenues from professional service arrangements are recognized on either a time and materials or percentage-of-completion basis as the services are performed, provided that amounts due from customers are fixed or determinable and deemed collectible by management. Revenues related to software maintenance agreements are recognized ratably over the term of the maintenance period. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue or as customer deposits.

     Pricing for a VALEX software license is based on the number of customer records included in a business' data warehouse and certain other factors, including the number of users of the software. Professional services are generally priced on a time and materials or fixed-fee basis. Annual maintenance, which is typically purchased in conjunction with the licensing of VALEX, is a separate component that is offered for a fee generally equal to 20% of the license fee at the time of execution of the maintenance contract and upon each renewal. Maintenance contracts typically include telephone support and rights to unspecified product updates and maintenance releases. The Company recommends that its customers enter into and renew their maintenance contracts and, to date, all customers have done so. As the Company continues to develop additional features and enhanced functionality in unspecified future product updates, the Company believes that most of its customers will continue to renew their maintenance contracts. As the Company effects more sales of its software products through its re-seller relationships, the Company plans to have the re-sellers provide certain of the consulting and maintenance services associated with these sales. By using the services resources of the re-sellers, the Company plans to allocate its own professional services resources to direct-sale customers, to the projects that require unique expertise or familiarity with the VALEX product and to other profitable opportunities.

     Licenses originate principally from the Company's direct sales force. Sales and marketing personnel from indirect sales channels, including re-sellers and co-marketers, provide the Company with valuable introductions to potential customers, work with the Company's sales force to complete sales and, in some cases, effect sales of the Company's products virtually independently. The Company expects that a significant portion of its revenues over the next several quarters will be made with some participation from one or more of the Company's re-sellers or co-marketers.

     Because the Company has only recently begun to sell its products, period-to-period comparisons of its operating results are not meaningful. Although the Company has experienced significant revenue growth recently, there can be no assurance that such growth rates are sustainable and they should not be relied upon as predictive of future performance. In addition, the timing of license revenues is difficult to predict because of the length and variability of the Company's sales cycle. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development, particularly in new and rapidly evolving markets. There can be no assurance that the Company will be successful in addressing such risks and difficulties or that it will achieve profitability. See "Risk Factors -- Limited Operating History; History of Losses".

RECENT ACCOUNTING PRONOUNCEMENT

     SOP 97-2, "Software Revenue Recognition", was issued in October 1997 and supercedes the guidance of SOP 91-1 for recognizing revenue from software arrangements. The Company adopted the provisions of SOP 97-2 for the year ended December 31, 1997, and the Company believes its revenue recognition policies and practices comply with the requirements of SOP 97-2. However, SOP 97-2 includes restrictive provisions regarding specific terms of software arrangements which, if present, require deferral of revenue recognition beyond the point of delivery of the software. Future competitive conditions could necessitate changes in the Company's business practices and the contract terms of its software arrangements. Such changes might require deferral of revenue recognition, which could materially adversely affect periodic operating results.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain items from the Company's Consolidated Statements of Operations.

                                                                             SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,        JUNE 30,
                                                  -----------------------    ----------------
                                                  1995     1996     1997      1997      1998
                                                  -----    -----    -----    ------    ------
Revenues:
  Software license fees.........................     --%    24.9%    45.5%    37.2%     55.8%
  Services and maintenance......................  100.0     75.1     54.5     62.8      44.2
                                                  -----    -----    -----    -----     -----
          Total revenues........................  100.0    100.0    100.0    100.0     100.0
Cost of revenues:
  Software license fees.........................     --     14.8     13.4     17.9       1.2
  Services and maintenance......................   59.8     53.1     41.3     47.6      31.7
                                                  -----    -----    -----    -----     -----
          Total cost of revenues................   59.8     67.9     54.7     65.5      32.9
                                                  -----    -----    -----    -----     -----
Gross margin....................................   40.2     32.1     45.3     34.5      67.1
Operating expenses:
  Sales and marketing...........................    7.5     16.7     28.5     26.3      39.9
  Research and development......................   41.8     21.9     20.5     21.4      26.1
  General and administrative....................   20.8     16.9     17.0     16.9      11.7
                                                  -----    -----    -----    -----     -----
          Total operating expenses..............   70.1     55.5     66.0     64.6      77.7
                                                  -----    -----    -----    -----     -----
Loss from operations............................  (29.9)   (23.4)   (20.7)   (30.1)    (10.6)
Interest income (expense), net..................   (2.8)    (3.2)     0.2     (0.2)      0.2
                                                  -----    -----    -----    -----     -----
Net loss........................................  (32.7)%  (26.6)%  (20.5)%  (30.3)%   (10.4)%
                                                  =====    =====    =====    =====     =====

SIX MONTHS ENDED JUNE 30, 1997 AND 1998

  REVENUES

     The Company's total revenues increased 116% from $4.8 million in the six months ended June 30, 1997 to $10.4 million in the six months ended June 30, 1998. A number of factors contributed to the increase in total revenues, including an increase in the Company's sales force, sales resulting from the establishment of key strategic re-seller and co-marketing relationships in late 1997 and the first six months of 1998, increased international sales resulting from the opening of a U.K. sales office during July 1997 and the growing contribution of maintenance revenues from the larger installed base of the Company's products.

     Software license fee revenues increased 224% from $1.8 million, or 37.2% of total revenues, in the six months ended June 30, 1997 to $5.8 million, or 55.8% of total revenues, in the six months ended June 30, 1998. The significant increase in software license fee revenues was attributable primarily to the growing market awareness and acceptance of the Company's products, particularly in the telecommunications industry, the expansion of the Company's sales force, and the establishment of key strategic re-seller and co-marketing relationships in late 1997 and the first six months of 1998.

     Services and maintenance revenues increased 52% from $3.0 million, or 62.8% of total revenues, in the six months ended June 30, 1997 to $4.6 million, or 44.2% of total revenues, in the six months ended June 30, 1998. The growth of services and maintenance revenues resulted from professional services engagements associated with the growing sales of the Company's software products, increased maintenance revenues from the larger installed base of software license customers and increased training revenues. The decrease in services and maintenance revenues as a percentage of total revenues was primarily attributable to market acceptance of VALEX and increases in sales of VALEX by re-sellers and co-marketers that provided certain of the related services.

     For the six months ended June 30, 1997, the Company's top five customers accounted for 90.6% of total revenues, while the Company's three largest customers accounted for 39.7%, 22.2% and 13.7%, respectively, of total revenues during this same period. This compares to 53.6% for the Company's top five customers and 24.1%, 9.9% and 7.3% for the Company's three largest customers, respectively, for the six months ended June 30, 1998. In the six-month period ended June 30, 1998, revenues from the largest customer were comprised of sales through a single re-seller to multiple end-user businesses. The Company believes that the loss of any one of these customers would not have a material adverse effect upon the Company's business, operating results or financial condition.

     All of the Company's revenues for the six months ended June 30, 1997 were from sales to customers in North America; however, international operations were significantly expanded in late 1997 and 1998 and represent an increasing source of the Company's revenues. Revenues from customers outside North America were $1.6 million for the six months ended June 30, 1998, representing approximately 15.4% of total revenues.

  COST OF REVENUES

     Total cost of revenues consists of costs associated with software license fees and costs associated with services and maintenance. Total cost of revenues as a percentage of total revenues declined from 65.5% in the six months ended June 30, 1997 to 32.9% in the six months ended June 30, 1998. The decrease in cost of revenues as a percentage of total revenues in 1998 was primarily a result of the fact that capitalized software development costs under Statement of Financial Accounting Standards No. 86 ("SFAS 86") was fully amortized as of December 1997. The results for the six months ended June 30, 1997 include approximately $641,000 in SFAS 86 capitalized software amortization.

     Cost of software license fees as a percentage of total revenues decreased from 17.9% to 1.2% for the six months ended June 30, 1997 and 1998, respectively. Cost of software license fees as a percentage of software license fee revenues decreased from 48.1% to 2.2% for the six months ended June 30, 1997 and 1998, respectively. Cost of software license fees for the six months ended June 30, 1997 consisted primarily of amortization of software development expenses capitalized under SFAS 86 and royalty payments made to a third party for licensed intellectual property included in the Company's VALEX product. The entire capitalized software balance was fully amortized as of December 31, 1997. Cost of software license fees for the six months ended June 30, 1998 consisted primarily of royalty payments for licensed software and costs associated with software packaging and distribution. The Company's primary royalty obligation for licensed intellectual property, which required the Company to pay royalties to a third party on the first $10 million of revenues from VALEX sales, was fully paid during the second quarter of 1998. No further royalties will be paid to this third party and other current royalty obligations are not material to the Company's financial position. If the effect of the SFAS 86 amortization and royalties for licensed software were not included, gross margin on software revenues would have been 96.5% for the six months ended June 30, 1997, versus 99.3% for the six months ended June 30, 1998. As the Company adds additional components to its software products, the Company may choose to license software from third parties. The cost of such licenses may increase the cost of software license fees.

     Cost of services and maintenance consists primarily of personnel, facility and system costs incurred in providing professional consulting services, training, and customer support services. Cost of services and maintenance revenues as a percentage of total revenues was 47.6% and 31.7% during the six months ended June 30, 1997 and 1998, respectively. Cost of services and maintenance as a percentage of services and maintenance revenues was 75.8% and 71.8% for the six months ended June 30, 1997 and June 30, 1998, respectively. The decrease was attributable primarily to the increased contribution of higher margin maintenance revenues from the Company's increased installed base. As the Company effects more sales of its software products through its re-seller relationships, the Company plans to have the re-sellers provide certain of the consulting and maintenance services associated with these sales. By using the services resources of the re-sellers, the Company plans to allocate its own professional services resources to direct-sale customers, to the projects that require unique expertise or familiarity with the VALEX product and to other more profitable opportunities.

     Overall gross margin increased from 34.5% for the six months ended June 30, 1997 to 67.1% for the six months ended June 30, 1998 due primarily to the completion of SFAS 86 amortization, increased sales of VALEX and the expiration of the Company's royalty obligations for licensed intellectual property. As software license fee revenues continue to grow and maintenance revenues increase as a percentage of total services and maintenance revenues, the Company expects that overall gross margin will remain constant or increase slightly in future periods.

  OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries for sales and marketing personnel, commissions, travel and promotional expenses. Sales and marketing expenses increased from $1.3 million, or 26.3% of total revenues, for the six months ended June 30, 1997, to $4.2 million, or 39.9% of total revenues, for the six months ended June 30, 1998. This increase reflects the hiring of additional sales and marketing personnel, increased promotional programs, and increased sales commissions associated with higher revenues. While the Company expects sales and marketing expenses to continue to grow in absolute dollars, the Company expects these expenses to remain approximately the same as a percentage of total revenues due to increased contribution from its indirect sales channels.

     Research and Development. Research and development expenses consist primarily of employee salary and benefits, consultant costs, and equipment and purchased software depreciation costs associated with new product development, enhancement of existing products and quality assurance activities. Research and development expenses increased from $1.0 million, or 21.4% of total revenues, in the six months ended June 30, 1997 to $2.7 million, or 26.1% of total revenues, in the six months ended June 30, 1998. This increase reflects the hiring of additional personnel and additional investments in the Company's VALEX product. Software development costs were expensed as incurred in the six months ended June 30, 1998, since software development costs were primarily related to product enhancements and product maintenance. The Company anticipates that research and development expenses will continue to increase in absolute dollars but decrease on a percentage basis as the Company continues to commit substantial resources to enhancing existing product functionality and to developing new products.

     General and Administrative. General and administrative expenses consist primarily of salaries and related costs, outside professional fees, provision for bad debts, and equipment and software depreciation costs associated with the finance, legal, human resources, information systems, and administrative functions of the Company. General and administrative expenses increased from $813,000, or 16.9% of total revenues, for the six months ended June 30, 1997 to $1.2 million, or 11.7% of total revenues, for the six months ended June 30, 1998. Expenses increased in absolute dollars as the Company added personnel to its finance, information systems, and human resource departments and increased its spending on outside legal services, but declined as a percentage of total revenues, due primarily to economies of scale. The Company expects general and administrative expenses to continue to grow in absolute dollars but to decrease on a percentage basis as the Company implements additional management information systems, continues its international expansion and incurs costs incident to being a publicly held company.

  PROVISION FOR INCOME TAXES

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. The Company has recorded a full valuation allowance against the deferred tax asset generated as a result of these net operating loss carryforwards as the Company believes it is more likely than not that these assets will not be realized.

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  REVENUES

     The Company's total revenues increased 256% from $1.7 million in 1995 to $6.0 million in 1996, reflecting significant software license fee revenues related to the commercial introduction of the Company's VALEX product in July 1996. The Company's total revenues increased 110% to $12.7 million in 1997 as the Company sold its products and services to a greater number of customers and expanded its business internationally.

     Software license fee revenues increased from zero in 1995 to $1.5 million, or 24.9% of total revenues, in 1996 and grew 284% to $5.8 million, or 45.5% of total revenues, in 1997. The increase in software license fee revenues, both in absolute dollars and as a percentage of total revenues, reflected increased market awareness and acceptance of the Company's VALEX product, the continued growth of indirect channel revenues, and expansion of international sales resources.

     Services and maintenance revenues increased 168% from $1.7 million, or 100.0% of revenues, in 1995 to $4.5 million, or 75.1% of total revenues in 1996, and grew 52% to $6.9 million, or 54.5% of total revenues, in 1997 primarily due to growth in the providing of professional services associated with VALEX and, to a lesser extent, to an increase in maintenance revenues. The Company expects services and maintenance revenues to decline as a percentage of total revenues as the parties with whom the Company has undertaken re-seller and co-marketing relationships perform more of the professional services associated with the Company's software licenses sold through these channels. However, the Company expects services and maintenance revenues to increase in absolute dollars as the installed base of the Company's products continues to increase.

     In 1997, the Company's top five customers accounted for 74.9% of total revenues, while the Company's three largest customers accounted for 33.0%, 23.1% and 7.6%, respectively, of the Company's total revenues during this same period. In 1997, revenues from the largest customer were comprised of sales through a single re-seller to multiple end-user businesses. During 1996, the Company's top five customers accounted for 57.7% of total revenues, while the Company's three largest customers accounted for 20.5%, 10.7% and 10.2%, respectively, of total revenues. In 1995, the Company's top five customers accounted for 87.8% of total revenues, while the Company's three largest customers accounted for 37.7%, 17.3% and 13.0%, respectively, of the Company's total revenues during this same period. The Company believes that the loss of any one of these customers would not have a material adverse effect upon the Company's business, operating results or financial condition. In 1995 and 1996, the Company's revenues consisted primarily of the sale and delivery of the Company's professional services in the area of customer optimization and data warehousing.

  COST OF REVENUES

     Total cost of revenues, as a percentage of total revenues, increased from 59.8% in 1995 to 67.9% in 1996, and then declined to 54.7% in 1997. The increase in 1996 reflected six months of amortization of software development costs previously capitalized in accordance with the guidelines of SFAS 86, which amortization began in July 1996 upon general release of the Company's VALEX product. The decline in the total cost of revenues as a percentage of total revenues in 1997 reflected the increasing contribution of higher-margin software license sales of VALEX, which was first shipped in July 1996.

     Cost of software license fees as a percentage of total revenues was 14.8% in 1996 and 13.4% in 1997. There were no revenues derived from software license fees prior to 1996. The cost of software license fees as a percentage of software license fee revenues decreased from 59.3% in 1996 to 29.6% in 1997 due primarily to increased software license sales volume in 1997. This increase offset the additional six months of amortization of capitalized software development costs in 1997 versus 1996, as well as royalties paid to a third party for intellectual property included in VALEX. If the effect of SFAS 86 amortization and royalties for licensed intellectual property were not included, gross margin on software license fee revenues would have been 95.7% and 99.3% for 1996 and 1997, respectively. With the balance of capitalized software development costs fully amortized at the end of 1997 and the primary royalty obligations for licensed intellectual property fully paid as of the second quarter of 1998, the cost of software license fee revenues consists principally of the cost of the software media and other incidental costs.

     Cost of services and maintenance as a percentage of total revenues was 59.8%, 53.1% and 41.3% in 1995, 1996 and 1997, respectively. Cost of services and maintenance as a percentage of services and maintenance revenues was 59.8%, 70.7% and 75.7% in 1995, 1996 and 1997, respectively. The increasing cost was due to the costs of building a service organization infrastructure and the increased use, at higher cost, of subcontracted labor on certain engagements. The Company expects to continue to use subcontractors for the delivery of professional services from time to time.

     Overall gross margin decreased from 40.2% in 1995 to 32.1% in 1996 as a result of the Company's investments in its services infrastructure in anticipation of increased VALEX sales and the inclusion of six months of SFAS 86 amortization. In 1997, gross margin increased to 45.3% of total revenues as the Company's contribution of higher-margin software license fees increased from 24.9% of total revenues in 1996 to 45.5% in 1997. In addition, the Company began to realize productive returns from the services infrastructure established in 1996.

  OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses were $128,000, $1.0 million, and $3.6 million, representing 7.5%, 16.7% and 28.5% of total revenues, in 1995, 1996 and 1997, respectively. These increases were due primarily to the increase in the Company's sales and marketing personnel and overall infrastructure to support VALEX and expand internationally. The Company's international expansion included the opening of its first international sales office in the U.K. in July 1997. The Company expects to continue to expand its direct sales force and marketing staff, increase its international presence, and continue to develop its indirect sales channels and increase promotional activity.

     Research and Development. Research and development expenses were $708,000, $1.3 million, and $2.6 million, representing 41.8%, 21.9%, and 20.5% of total revenues, in 1995, 1996 and 1997, respectively. The increase in absolute dollars was attributable primarily to the hiring of additional technical personnel engaged in software development activities. The decline in research and development expenses on a percentage basis was due primarily to the greater growth in revenues.

     General and Administrative. General and administrative expenses were $352,000, $1.0 million and $2.2 million, representing 20.8%, 16.9% and 17.0% of total revenues, in 1995, 1996 and 1997, respectively. General and administrative expenses grew in absolute dollars as the Company added personnel to all administrative areas, but declined on a percentage basis due primarily to economies of scale.

  INTEREST INCOME (EXPENSE), NET

     Interest expense, net increased from $47,000 in 1995 to $195,000 in 1996 as a result of interest charges on the Company's demand note payable to related parties as well as finance charges related to the Company's capital lease obligations. The Company reported net interest income of $25,000 in 1997 as a result of the elimination of the related party demand notes payable concurrent with the March 1997 venture capital financing transaction, as well as the related interest income generated from the proceeds of the March 1997 and December 1997 financing transactions.

  PROVISION FOR INCOME TAXES

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. The Company has recorded a full valuation allowance against the deferred tax asset generated as a result of these net operating loss carryforwards, as the Company currently believes it is more likely than not that these assets will not be realized.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following tables present unaudited quarterly consolidated statement of operations data for each quarter in the six quarters ended June 30, 1998, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information. The Company believes quarter-to-quarter comparisons of its financial results should not be relied upon as an indication of future performance, and operating results may fluctuate from quarter to quarter in the future.

                                                                        QUARTER ENDED
                                              ------------------------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                                1997        1997       1997        1997       1998        1998
                                              ---------   --------   ---------   --------   ---------   --------
                                                                        (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license fees.....................   $  472      $1,321     $1,616      $2,356     $2,711      $3,105
  Services and maintenance..................    1,657       1,372      1,711       2,164      2,080       2,522
                                               ------      ------     ------      ------     ------      ------
        Total revenues......................    2,129       2,693      3,327       4,520      4,791       5,627
Cost of revenues:
  Software license fees.....................      430         433        449         395         84          45
  Services and maintenance..................    1,237       1,060      1,257       1,673      1,635       1,667
                                               ------      ------     ------      ------     ------      ------
        Total cost of revenues..............    1,667       1,493      1,706       2,068      1,719       1,712
                                               ------      ------     ------      ------     ------      ------
Gross profit................................      462       1,200      1,621       2,452      3,072       3,915
Operating expenses:
  Sales and marketing.......................      568         700        871       1,463      1,735       2,428
  Research and development..................      453         578        646         922      1,207       1,509
  General and administrative................      385         428        402         943        537         679
                                               ------      ------     ------      ------     ------      ------
        Total operating expenses............    1,406       1,706      1,919       3,328      3,479       4,616
                                               ------      ------     ------      ------     ------      ------
Loss from operations........................     (944)       (506)      (298)       (876)      (407)       (701)
Interest income (expense), net..............      (39)         29          7          28         23           6
                                               ------      ------     ------      ------     ------      ------
Net loss....................................   $ (983)     $ (477)    $ (291)     $ (848)    $ (384)     $ (695)
                                               ======      ======     ======      ======     ======      ======

                                                                        QUARTER ENDED
                                              ------------------------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                                1997        1997       1997        1997       1998        1998
                                              ---------   --------   ---------   --------   ---------   --------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  Software license fees.....................     22.2%       49.1%      48.6%       52.1%      56.6%       55.2%
  Services and maintenance..................     77.8        50.9       51.4        47.9       43.4        44.8
                                               ------      ------     ------      ------     ------      ------
        Total revenues......................    100.0       100.0      100.0       100.0      100.0       100.0
Cost of revenues:
  Software license fees.....................     20.2        16.1       13.5         8.7        1.8         0.8
  Services and maintenance..................     58.1        39.3       37.8        37.0       34.1        29.6
                                               ------      ------     ------      ------     ------      ------
        Total cost of revenues..............     78.3        55.4       51.3        45.7       35.9        30.4
                                               ------      ------     ------      ------     ------      ------
Gross margin................................     21.7        44.6       48.7        54.3       64.1        69.6
Operating expenses:
  Sales and marketing.......................     26.7        26.0       26.2        32.4       36.2        43.2
  Research and development..................     21.3        21.5       19.4        20.4       25.2        26.8
  General and administrative................     18.1        15.9       12.1        20.8       11.2        12.1
                                               ------      ------     ------      ------     ------      ------
        Total operating expenses............     66.1        63.4       57.7        73.6       72.6        82.1
                                               ------      ------     ------      ------     ------      ------
Loss from operations........................    (44.4)      (18.8)      (9.0)      (19.3)      (8.5)      (12.5)
Interest income (expense), net..............     (1.8)        1.1        0.2         0.6        0.5         0.1
                                               ------      ------     ------      ------     ------      ------
Net loss....................................    (46.2)%     (17.7)%     (8.8)%     (18.7)%     (8.0)%     (12.4)%
                                               ======      ======     ======      ======     ======      ======

     The Company's revenues have increased in all quarters presented as a result of increased market acceptance of the VALEX product, the continued growth of indirect channel revenues, and expansion of international sales resources. Cost of revenues on a percentage basis decreased throughout the quarters presented as a result of an increase in software license fees in the

Company's revenue mix, the completion of the amortization of capitalized software development costs in the fourth quarter of 1997 and the completion of software royalty obligations in the second quarter of 1998. No assurances can be given that the shift in revenue mix will continue. Gross profit for any quarter will be affected by the revenue mix in that quarter.

     Operating expenses have increased in each of the quarters presented. Sales and marketing expenses have increased as a result of increased sales and marketing personnel and increased commissions associated with higher revenues. Research and development expenses generally have increased as a result of continued enhancements to the VALEX technology. General and administrative expenses have increased primarily due to additional personnel, professional fees and facilities and other infrastructure costs. General and administrative expenses in the quarter ended December 31, 1997 included one-time charges associated with the decision to relocate the Company's executive offices, as well as noncash compensation expense associated with the Company's 1996 Stock Incentive Plan.

     The Company's quarterly and annual operating results have varied significantly in the past and are expected to do so in the future. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as predictors of future performance. See "Risk Factors -- Potential for Significant Fluctuations in Quarterly Results".

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations primarily through the sale of equity securities in private placements and the issuance of notes payable to related parties. In March 1997, the Company received $3,888,000 in net cash proceeds from the sale of its Series B Preferred Stock; and in December 1997, the Company received $3,987,000 in net cash proceeds from the sale of its Series C Preferred Stock. In addition, in December 1997, the Company entered into a $2,000,000 revolving note agreement with Fleet National Bank. The note bears interest at the bank's prime rate plus 0.75% per annum, payable monthly in arrears, and expires on May 31, 1999.

     As of June 30, 1998, the Company had $4.2 million of cash, cash equivalents and short-term investments. The Company believes that the net proceeds of this Offering, along with its existing balance of cash, cash equivalents and short-term investments, will be sufficient to meet the Company's working capital and anticipated capital expenditure needs for at least the next 12 months. Thereafter, the Company may require additional sources of funds to continue to support its business. There can be no assurance that such capital, if needed, will be available or will be available on terms acceptable to the Company.

     Cash provided by financing activities of $6.8 million in 1997 consisted primarily of the proceeds from the issuance of Convertible Preferred Stock and has been invested in short-term investments. Purchases of computer equipment used in conducting the Company's business represented the primary component of cash used in investing activities.

     Cash and cash equivalents for the six months ended June 30, 1998 decreased $1.3 million from the December 31, 1997 ending balance. Net cash used for operations of approximately $429,000 for the six months ended June 30, 1998 resulted primarily from a net operating loss before depreciation expense of $851,000 less an approximately $422,000 decrease in working capital. The decrease in working capital was primarily attributable to an increase in accounts payable and deferred revenue, partially offset by an increase in accounts receivable associated with increased license and services revenue in the second quarter. Net cash used in investing activities for the six months ended June 30, 1998 was a result of property and equipment purchases related to the increase in headcount, the move to new operating facilities and the acquisition of hardware and software for development and internal operating systems. Net cash used in financing activities of $69,000 consisted of approximately $110,000 for the repayment of capital lease obligations, offset by cash inflow of $41,000 from the exercise of stock options under the 1996 Plan.

     The Company had net operating loss carryforwards of approximately $792,000 at December 31, 1997 to reduce future income taxes, if any. These carryforwards expire through 2013 and are subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the amount of net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50% as defined. The Company believes that it has experienced a change in ownership in excess of 50%. The Company does not believe that this change will significantly impact the Company's ability to utilize its net operating loss carryforwards.

     The Company currently intends to use the net proceeds of the Offering for working capital and general corporate purposes, including financing accounts receivable and capital expenditures made in the ordinary course of business, as well as for possible reduction of indebtedness and for potential acquisitions of businesses, products and technologies that are complementary to those of the Company. Although the Company has not identified any specific businesses, products or technologies that it may acquire, or entered into any current agreements or negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.

IMPACT OF YEAR 2000 ISSUE

     The Year 2000 issue results from computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company is in the process of conducting an assessment of its computer information systems and is beginning to take the necessary steps to determine the nature and extent of the work required to make its systems Year 2000 compliant, where necessary. These steps may require the Company to modify, upgrade or replace some of its internal financial and operational systems. The Company is currently in the process of upgrading its accounting and customer care software with software warranted to be Year 2000 compliant. The Company continues to evaluate the estimated cost of bringing all internal systems, equipment and operations into Year 2000 compliance, but has not yet finished determining the total cost of these compliance efforts. Although management does not expect, based on currently available information, that Year 2000 issues will have a material adverse effect on the Company's business, operating results or financial condition, there can be no assurance that there will not be interruptions of operations, other limitations of system or product functionality or that the Company will not incur significant costs to avoid such interruptions or limitations.

     The Company also intends to determine the extent to which it may be vulnerable to any failures by its current and potential customers and distributors to remedy their own Year 2000 issues, and is in the process of initiating formal communications with these parties. At this time, the Company is unable to estimate the nature or extent of any potential adverse impact resulting from the failure of current and potential customers or third party distributors to achieve Year 2000 compliance, although the Company does not currently anticipate that it will experience any material sales delays from its major distributors or current and potential customers due to Year 2000 issues. However, there can be no assurance that these third parties will not experience Year 2000 problems or that any problems would not have a material effect on the Company's product distribution channels. Because the cost and timing of Year 2000 compliance by third parties such as customers and distributors is not within the Company's control, no assurance can be given with respect to the cost or timing of such efforts or any potential adverse effects on the Company of any failure by these third parties to achieve Year 2000 compliance.

                                    BUSINESS

INTRODUCTION

     Exchange Applications, Inc. (the "Company") is a leading provider of customer optimization software and solutions that enable businesses to maximize profitability and revenue growth from new and existing customers through marketing automation and enterprise-wide customer management. The Company's Continuous Customer Management ("CCM") solution, including its VALEX software and related consulting and integration services, enables businesses to profitably retain and expand existing customer relationships and acquire new customers by: (i) analyzing enterprise-wide databases of customer information to identify profitable growth opportunities; (ii) planning and prioritizing investments in high potential customers; (iii) creating targeted, real-time and event-triggered marketing campaigns and other customer communications; (iv) selecting the most effective channels for customer communications, such as direct mail, call centers, sales forces and the Internet; and (v) continuously evaluating the impact of these marketing campaigns and other communications on profitability. CCM allows businesses to measure the value of marketing campaigns and other customer communications against their associated costs and to use this information to make investment decisions that maximize customer profitability.

     The principal components of the Company's CCM offering are VALEX, its open enterprise software application, and the Company's proprietary consulting and integration services. The Company has deployed CCM and VALEX across multiple industries, with installations in over 40 businesses in North America and Europe. Its customers include Federal Express, Fleet Bank, NatWest Bank (U.K.) and US West. The Company's products and services are distributed through its direct sales force, through re-seller relationships with IBM, NCR and others, and through co-marketing arrangements with companies such as Compaq, Ernst & Young, KPMG Peat Marwick, PricewaterhouseCoopers, SAS Institute and Sun Microsystems.

BACKGROUND

     Today's increasingly competitive business environment has forced many businesses to reduce costs in order to improve overall profitability. Enterprise resource planning ("ERP") and supply chain management software and other technologies have played a key role in helping businesses cut costs through the automation of business and administrative functions such as accounting, purchasing and inventory control, and human resources. While applications aimed at cost reduction have generally been successful, businesses have realized that these initiatives are only part of the solution to improve profitability and have begun to invest in a new class of applications designed to increase profitability through revenue growth. In the face of growing business challenges, such as the high cost of attracting new customers, the proliferation of customer purchasing options, increased customer sophistication and decreased customer loyalty, revenue growth initiatives have become significantly more difficult and more important to execute successfully.

     Many of these new applications are aimed at enabling businesses to grow revenue by acquiring new customers and retaining and expanding relationships with existing customers. These applications facilitate cross-selling and the marketing of bundled products, new service offerings and differentiated service relationships. To maximize the profitability of these efforts, businesses need to allocate resources based not only on functional area and product profitability, but also on current or potential customer profitability. To enable this focus on customers, businesses need: (i) an investment allocation methodology to identify profitable customer opportunities; (ii) the ability to access and analyze large amounts of customer information; (iii) marketing automation and campaign management applications to design and implement effective marketing campaigns; (iv) technologies to manage interactions with customers; and (v) the ability to evaluate the effectiveness of investments on current and potential customer profitability.

     To this end, businesses have begun over the past several years to realign existing marketing and customer management capabilities with new technologies and processes that optimize customer relationships across the enterprise. This evolution can be summarized in three phases, as follows:

     PHASE 1 -- TRADITIONAL APPROACH. With traditional approaches, businesses develop marketing campaigns that solicit broad customer segments with infrequent and static offers. To manage these campaigns, businesses typically use proprietary software provided by third-party commercial service bureaus to access customer information maintained in large external databases. These solutions have provided valuable information to businesses, but have had significant limitations:

     - LIMITED ABILITY TO DEVELOP AND REFINE MARKETING CAMPAIGNS. Traditional approaches are severely limited in the number and complexity of marketing campaigns that can be supported without manual intervention, increasing cycle time and cost and forcing businesses to run less targeted and less timely campaigns.

     - INABILITY TO ACCESS THE COMPLETE CUSTOMER RELATIONSHIP. Traditional approaches use fixed data structures that store only a limited amount of information about each customer, forcing businesses to make decisions based on a limited portion of available customer information.

     - LIMITED ABILITY TO MEASURE PERFORMANCE. Most traditional solutions use response rates and other basic metrics which do not provide the necessary information required to effectively measure campaign performance or to allocate marketing resources to those campaigns and other communications with the most positive impact on customer profitability.

     - POOR INTEGRATION WITH OTHER APPLICATIONS. Many traditional solutions are limited by closed architectures and therefore require time-consuming, manual processes to be integrated with analytical tools, such as online analytical processing ("OLAP") and data mining tools, or customer touchpoint applications.

     PHASE 2 -- MARKETING AUTOMATION AND CAMPAIGN MANAGEMENT. Recognizing the competitive value of more active management of customer relationships, businesses are transitioning from traditional approaches to more automated marketing environments that enable businesses to target refined customer segments, implement more customized offers on a timely basis, and measure the effectiveness of offers with metrics such as return on investment. Central to this approach are data warehouses which contain a more complete view of the customer relationship, tools that predict customer behavior and software applications that automate the design and execution of marketing campaigns. Through marketing automation and campaign management, businesses benefit from more timely access to, and robust analysis of, customer information, more frequent and targeted campaigns, and more comprehensive measurement of the effectiveness of investments. This results in increased return on investment, reduced customer acquisition costs and reduced marketing cycle time.

     PHASE 3 -- ENTERPRISE-WIDE CUSTOMER MANAGEMENT. Marketing automation and campaign management solutions alone provide significant value. However, their lack of integration with customer interaction software ("CIS") products, such as sales force automation, call center, customer service, help desk and Internet products, and other customer-related aspects of the business limits the ability to plan and optimize customer relationships across the enterprise. In addition, most CIS, marketing automation and campaign management solutions collectively fail to provide a common customer management methodology. Enterprise-wide customer management solutions integrate marketing automation and campaign management software with data warehouses and CIS products in an environment in which all aspects of the customer relationship are considered. This results in more consistent messages to customers, greater penetration of potential high-profit customers and the ability to employ lower cost communication channels to optimize customer profitability.

THE CUSTOMER OPTIMIZATION OPPORTUNITY

     The Company believes that customer optimization software and solutions represent a significant opportunity across many industries. Businesses are adopting these technologies at different rates based on their access to customer information, their level of database marketing sophistication, the marginal economic impact of changes in the behavior of their customers and the degree of competitiveness within their industry. The Company believes that the demand for these technologies will grow rapidly as additional industries increasingly recognize enterprise-wide customer management as a competitive requirement. Significant opportunities exist for solutions that enable businesses to transition from the traditional service bureau approach to marketing automation and campaign management solutions and to enterprise-wide customer management environments. These transitions require highly-automated marketing and campaign management solutions that integrate people, processes and technology across the enterprise to insure adherence to a common customer management methodology.

     According to an April 1997 Gartner Group report, overall spending on service bureaus, marketing automation and campaign management, which Gartner collectively refers to as database marketing, will be $1.3 billion in 1998, growing at an annual rate of 35% over the next several years. Furthermore, as evidence of the shift from traditional service bureau applications to marketing automation and campaign management solutions, Gartner estimates that spending on campaign management and marketing automation applications will be approximately $220 million in 1998, increasing at an annual rate of approximately 100% to nearly $900 million in 2000. Independent research analysts have reported that marketing automation and campaign management efforts represent a major area of focus for businesses today and note that many businesses are shifting to such solutions. An earlier Gartner survey states that "database marketing appeared in almost every industry as a high-payback, data-intensive application with potentially significant returns".

     Other leading analysts believe that the transition to enterprise-wide customer management represents an even greater opportunity than the earlier shift to automated campaign management solutions. For example, Palo Alto Management Group projects that the market for enterprise-wide customer management software solutions will be $2.9 billion in 2002.

THE EXCHANGE APPLICATIONS SOLUTION

     The Company believes that its Continuous Customer Management solution, implemented through its VALEX software and proprietary consulting and integration services, represents a fundamentally new approach to customer optimization that addresses the opportunities described above. CCM delivers customer optimization solutions that allow a business to maximize the profitability and revenue growth from new and existing customers through marketing automation and campaign management that can evolve to enterprise-wide customer management.

     VALEX enables businesses to optimize customer value by: (i) providing a complete view of the relationship between a business and its customers; (ii) leveraging a range of data mining, reporting and modeling products to identify high-value customers; (iii) providing powerful marketing automation and campaign management software that lets end-users define and execute targeted customer communication streams; and (iv) integrating with CIS products and data warehouses to perform enterprise-wide customer management. VALEX further enhances the value of information stored in data warehouses by allowing non-technical marketing professionals to design, execute and continuously evaluate and refine targeted marketing campaigns.

     The Company's consulting and integration services include: (i) development of processes that allow organizations to adopt the CCM solution across business functions, including Value Exchange Optimization ("VEO"), a methodology for allocating marketing investments based on expected return; (ii) Metrics Repository, a custom software application that allows VALEX to track the success or failure of marketing campaigns across business segments and across the enterprise;

and (iii) VALEX Rapid Implementation, designed to quickly implement the core VALEX modules, allowing access to data warehouse environments and campaign execution in a matter of weeks.

     Through CCM and VALEX, businesses gain an understanding of the economics of customer relationships, measure customer value and provide incentives through campaigns that influence and optimize customer behavior. The Exchange Applications solution offers the following key benefits:

     IMPROVED PROFITABILITY AND REVENUE GROWTH. VALEX and CCM enable businesses to retain and increase the value of existing customers and acquire new customers by focusing investment resources on those customers with the greatest current and potential value. Through the use of the Company's solution, businesses have achieved increased retention rates, lower acquisition costs, more efficient cross-selling and better customer satisfaction due to more relevant, less intrusive communications.

     COMPREHENSIVE SOLUTION. The Company's products and services provide a complete solution for customer optimization. The Company believes that its combined offering of software, proprietary methodologies and consulting services help businesses implement marketing automation and campaign management software and improve customer profitability quickly and with little risk.

     ENTERPRISE-WIDE CUSTOMER VIEW. VALEX enables organizations to access and use all types of information stored in data warehouses. Businesses are therefore not restricted in the scope or type of information used to design customer optimization strategies.

     INCREASED MARKETING VELOCITY. VALEX creates continuous, fully-automated marketing campaigns, allowing multiple end users to develop customized communications triggered by customer characteristics (e.g., age, income, buying behavior), specific events (e.g., changes in spending patterns, births of children, changes in economic status) or dates (e.g., birth dates, contract renewal dates). VALEX allows businesses to reduce dramatically the cycle time from planning through design, execution and measurement of campaigns, to better respond to competitive and market pressures and to quickly evaluate new campaigns.

     OPEN, EXTENSIBLE ARCHITECTURE. VALEX is designed to be open, easy-to-use and scaleable across a wide variety of computing environments. The VALEX architecture conforms to many current industry standards (OLE, COM, DCOM, CORBA, ODBC) and can be integrated with existing hardware and software environments allowing businesses to leverage their investments in CIS products and data warehouse technologies.

STRATEGY

     The Company's objective is to be the leading provider of customer optimization software and solutions globally. The Company's strategy for achieving this objective includes:

     EXTEND VALEX. The Company has developed unique technical solutions that enable businesses to optimize customer relationships. The Company is currently developing product extensions that will enhance the ability of its existing products and services to directly integrate with data mining products and link communications to customers with changes in their behavior. Further, the Company is developing a local campaign management product to enable satellite offices and remote users to design and execute independent campaigns while coordinating with the central marketing function. The Company may also acquire businesses or technologies that would provide the Company with extended product or service offerings across the various aspects of a CCM implementation and/or specialized knowledge or tailored software for selected vertical industries.

     DEVELOP ADDITIONAL CUSTOMER OPTIMIZATION SOLUTIONS. The Company intends to develop additional products to provide automation and business intelligence to improve a business's ability to perform enterprise-wide customer management. The Company's future products and services will be designed to optimize and control communications across CIS environments and enhance business planning and forecasting solutions based on customer and channel economics.

     EXPAND VERTICAL INDUSTRY FOCUS. The Company currently targets the telecommunications and financial services industries as well as other database marketing intensive businesses that seek to develop customized marketing campaigns. The Company intends to expand its focus to other industries as the demand for its customer optimization solution grows. The Company's experience has been that the rate of adoption of its solutions is driven by competitiveness within a given industry, the level of database marketing sophistication, access to customer information and the marginal economic impact of changes in customer behavior. The Company is currently considering sales efforts focused on the retail/catalog, energy/utility and insurance industries.

     BROADEN DISTRIBUTION CHANNELS AND BUILD ALLIANCES. The Company will continue to develop indirect distribution channels. The Company maintains global re-seller agreements for VALEX with IBM, NCR and others to leverage these partners' extensive marketing and distribution channels. The Company also has co-marketing relationships with companies such as Compaq, Ernst & Young, KPMG Peat Marwick, PricewaterhouseCoopers, SAS Institute and Sun Microsystems, enabling it to utilize their extensive customer relationships and, in certain cases, their products and services. The Company plans to leverage the professional services resources of these re-seller and co-marketing organizations to provide certain non-proprietary professional services required in connection with the implementation of CCM and VALEX. This strategy will allow the Company to provide and expand its professional services offerings to most effectively complement its CCM methodology and software applications, and will help increase the efficient implementation of CCM solutions in anticipation of increased demands on the Company's services resources.

     INCREASE DIRECT SALES GLOBALLY. The Company currently maintains and is aggressively expanding its direct sales forces in North America, the U.K. and Australia. In the future, the Company plans to expand further in Europe and the Pacific Rim, with particular attention to territories or industries experiencing trends advantageous to the adoption of the Company's solution, such as industry deregulation.

PRODUCTS -- VALEX

     The Company's customer optimization software product, VALEX, allows end users to select targeted customer segments, design time- and event-triggered customized marketing campaigns and continuously execute and measure the effectiveness of such marketing campaigns. VALEX may be implemented quickly with a broad range of processes, databases and CIS environments.

     VALEX implementations range in size and complexity. A small implementation may include data for 400,000 customers in a 50-100 gigabyte data warehouse, with 10 business users accessing the system. The price range for VALEX for this size configuration is $200,000-$250,000. A large implementation may have 20,000,000 customers, a multi-terabyte data warehouse, and more than 100 users. The price for VALEX in this configuration is typically more than $800,000.

     The principal VALEX components are listed and described in the following table:

COMPONENT                                                         DESCRIPTION
---------                                                         -----------

Desktop..............  Allows users to define their core process steps for CCM and then to organize VALEX components and associated applications into those process steps.

Segment..............  Allows users to segment the database into groups of customers for a particular marketing campaign or analysis.

Profile..............  Allows users to analyze the characteristics of individual customers within a segment.

Campaign.............  Allows users to define and execute targeted campaigns that run continuously and contain event triggers that respond to customer behavior or inactivity.

Schedule.............  Allows users to schedule VALEX components and to automate campaign execution and tracking.

Extract..............  Allows users to select information from the data warehouse and export this information to other applications and CIS technologies.

Admin................  Allows users to interface VALEX with data warehouses and provide configuration settings.

Filter...............  Allows users to capture and analyze lists and descriptions of customers and their characteristics in the data warehouse.


     The figure below depicts VALEX and CCM as part of an enterprise-wide solution.

 [A series of diagrams showing the VALEX architecture interfacing with customer databases and customer touchpoints.]

     A VALEX USER CASE. The following description and diagram illustrate how VALEX is used to create, evaluate and refine marketing campaigns for enterprise-wide customer management.

     - DESKTOP. A user first selects a "work group", which directs a user to the database to be accessed and the process steps to be performed. A simplified marketing process may include identifying and planning opportunities, and then designing, executing and continuously evaluating and refining campaigns.

     - SEGMENT AND PROFILE. During the opportunity identification stage, a user employs VALEX Segment to define desired groups of customers to be targeted in a particular campaign. The VALEX Profile component is then used to further analyze each segment by other attributes in the database (such as purchasing patterns, demographics, prior campaign history). In the example pictured below, three segments are defined. The "Targeted Prospects" segment comprises a group of prospective customers selected for a direct mail campaign. The "Cross Sell Opportunities" segment identifies a group of current customers whose purchase behavior indicates a likelihood of buying certain additional products. The "Likely to Leave" segment, derived using a statistical model, identifies customers with a high probability of attrition based on their behavioral and demographic characteristics.

             [A COMPUTER SCREEN DIAGRAM OF VALEX CAMPAIGN DECISION TREE.]

     - CAMPAIGN. Once the user has decided on segments to be targeted for a particular campaign, he or she moves to the campaign design stage of the process. In this stage, a user employs VALEX Campaign to define the structure of the campaign. The user starts by specifying the campaign universe, and then defining all customers eligible to participate in the campaign. In this example, the user then creates three contact segments that branch off from the campaign universe. Groups are created by linking a query defined in VALEX Segment to the database of potential contacts and by specifying rules that determine whether each customer or prospect meets the campaign selection criteria. Rules are specified through database queries or data mining routines and can establish "triggers" that respond to customer behavior. Once a group of contacts is identified, it can be subdivided into smaller random groups that receive different communications. Subdivisions allow the user to test the relative effectiveness of various communication strategies, comparing different messages, offers and/or channels against a control group. In the example above, the user further divides the "Cross Sell Opportunities" contact group in order to test two different offers -- "Product Upgrade" and "Discounted Enrollment" -- against a control group which will not receive any offers. The behavior of all three "splits" of the "Cross Sell Opportunities" contact group will be evaluated to improve future campaigns.

     - EXTRACT AND SCHEDULE. After a campaign has been created, the user links each element of the campaign to VALEX Extract. The physical destination of the targeted list of customers and the information content to be delivered to the customer touchpoint are defined as Extracts. In the pictured campaign, the "Mail House" extract is formatted for the generation of personalized direct mail. "Sales Agents", "Call Center" and "Service Center" extracts directly feed the appropriate system for each touchpoint. The "Promotional History" extract creates a record for each customer or prospect included in the campaign with information about that individual's contact group, offer and channel. This record, stored in a history table in the data warehouse, is used to measure campaign effectiveness and drive future communications. Through VALEX Schedule, campaign execution can be highly automated, reducing or eliminating human intervention. For instance, VALEX Schedule could automatically generate a nightly list of the best potential contacts for a cross-sell campaign or a weekly list of new customers to receive a welcome package through the mail.

     - METRICS REPOSITORY. After executing a campaign, VALEX and Metrics Repository are used to analyze the campaign and refine it for the next cycle. Metrics Repository enables users to: (i) define campaign history tables, which update the data warehouse with information about customers or prospects selected in the campaign and capture information about each customer at the time they were contacted; (ii) establish test versus control groups to verify the incremental performance of a new message or segmentation technique; (iii) track each iteration of a campaign over time; (iv) define a "response" to a marketing action (e.g., a purchase of the offered product within two weeks of the start of the campaign); and
       (v) link responses to campaign promotions, providing the information foundation for measuring marketing effectiveness. Because the measurement needs of businesses vary widely, Metrics Repository is customized to meet the requirements of each individual business.

     VALEX ARCHITECTURE. VALEX is an open enterprise software solution that can operate on a variety of platforms in a multi-tiered environment, thereby providing businesses maximum flexibility in the deployment of the software. For some smaller installations, both the database and the application server can be installed on one server with input from a separate client console. Larger installations may require a three-tiered environment, with separate client, data-warehouse and application servers. The software has been developed in Visual C++ and Java and is object oriented. Parallel operation of VALEX enables it to exploit database and hardware capabilities to operate in large database environments. VALEX supports many of the common relational databases in use today, and has been designed to generate structured query languages ("SQL") that leverage the unique capabilities of the relational database systems ("RDBMS") platforms. The following diagram represents an overview of VALEX and the platforms it supports.

    [The graphic depicts a series of diagrams showing the VALEX architecture interfacing with customer databases and the platforms that VALEX supports.]

     Designed to be flexible and scaleable, VALEX uses industry standard capabilities and interfaces, such as SQL, ODBC, COM, DCOM, MFC and CORBA, to integrate closely with data warehouse and CIS environments. The Company is also developing external interfaces to VALEX that will allow consultants, partners or customers to quickly and easily add their own functional extensions to the software while maintaining compatibility with future VALEX releases. The Company believes that VALEX represents the most comprehensive combination of functionality, scalability and openness in the marketplace today.

SERVICES

     The Company maintains its own integration services consulting group. The group delivers capabilities to VALEX customers that include data warehouse design and infrastructure development, business process design capabilities and all aspects of the CCM implementation. Key service offerings include:

  CONSULTING

     PROCESS DESIGN. A central part of the CCM solution is the design and customization of processes for customer optimization. This includes process templates in planning, campaign execution, measurement and continuous learning. The Company's Value Exchange Optimization ("VEO") methodology describes a process for businesses to allocate marketing investments based on the likely return of a particular marketing campaign or customer communication. Through VEO, businesses can make investments based on current and potential customer profitability and allocate resources to customers with high profit potential through more frequent and better targeted campaigns and differentiated service offerings. VEO utilizes the data generated by VALEX to track overall campaign performance as well as individual customer responses to campaigns. This allows a business to discern more readily which customers are most likely to respond to particular campaigns.

     VEO identifies gaps between the current and potential profitability of customers. Companies can then employ VALEX to execute strategies to reduce those gaps. Through VALEX and VEO, companies gain an understanding of the economics of customer relationships, measure customer value and provide incentives through campaigns that influence and optimize customer behavior.

     METRICS REPOSITORY. The Company's Metrics Repository offering is a custom application development project that enables a business to measure and visualize the impact of its investments across customers and campaigns. Measurement is accomplished through the CCM process steps, which require businesses to establish a consistent measurement baseline and adopt a process-driven view for managing and optimizing the value of its customer relationships. The Metrics Repository is typically implemented through integration of OLAP tools with the data warehouse and VALEX.

     VALEX RAPID IMPLEMENTATION. With VALEX Rapid Implementation, the Company implements the core VALEX components and integrates them with existing data warehouse environments within a matter of weeks through a structured, tightly-managed methodology. Rapid Implementation includes advising on campaign structures and customer management strategies, training the first series of users on VALEX and supporting and guiding users through the initial days of operation.

  CUSTOMER SUPPORT AND SERVICE

     The Company believes that superior customer support and service are critical to successful implementation of CCM and VALEX. The Company is committed to providing high-quality customer support and to maintaining a qualified customer support and service team. Ongoing customer support and service are provided on a 24-hour-a-day, 7-day-a-week basis.

  TRAINING

     The Company offers complete training for its customers and partners. This training includes end-user interaction with VALEX, administration of VALEX and best practices in CCM.

  MAINTENANCE AND PRODUCT UPGRADES

     The Company provides ongoing product support services under its license and maintenance agreements. Maintenance contracts are typically sold to customers for one-year terms commencing on the date of the initial VALEX license and may be renewed for additional periods. The Company also provides product updates to VALEX free of charge for customers with a maintenance agreement. Customers who do not purchase a maintenance agreement but would like to receive product updates must purchase them from the Company.

PRODUCT DEVELOPMENT

     The Company originally introduced VALEX in July 1996 and has subsequently made a number of product revisions and enhancements. The Company has adopted a strategy of continuously reevaluating the needs of customers and marketplace trends to develop new products. The Company's ongoing product development efforts are focused on:

     - RELEASE 2.1-2.2 -- These releases of VALEX will include extensions to its existing functionality, a new component that links communications to changes in customer behavior and an improved interface with leading analytical applications.

     - RELEASE 3.0 -- This release will include open interfaces to the VALEX objects that will allow partners and customers to extend the software directly, further broadening the base functionality of VALEX.

     - ADAPTING VALEX FOR DIFFERENT LANGUAGES -- The Company is modifying VALEX to support multilingual databases and to permit translation into other languages.

     - DELIVERING A LOCAL CAMPAIGN MANAGEMENT CAPABILITIES -- This new module will enable satellite offices and remote users to design and execute independent campaigns while coordinating with the central marketing function.

     Each of these capabilities is expected to enter beta testing within the next 12 months. Subsequent improvements and extensions will include a more automated customer planning and forecasting capability and improved interfaces to customer touchpoint applications. There can be no assurance that the Company will not experience difficulties that could delay or prevent successful development, introduction and sales of these products or that its new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. See "Risk Factors -- Rapid Technological Change and New Products".

SALES AND MARKETING

     The Company markets its software and services through its direct sales force of 11 quota-carrying sales representatives and indirectly through re-sellers and co-marketers. As of June 30, 1998, the Company had sales offices in Boston, Denver, London, England and Sydney, Australia. The Company's sales force consists of teams made up of sales executives, managers and pre-sale engineers organized by vertical industry. The Company currently has sales teams focused on financial services and telecommunications and is currently evaluating adding sales teams for other vertical industries, which may include retail/catalog, utilities/energy and insurance.

     The Company currently has re-seller relationships with IBM, NCR and others, which grants these companies the right to re-market VALEX and utilize the Company's marketing materials. In addition, the Company has co-marketing arrangements with companies such as Compaq, Ernst & Young, KPMG Peat Marwick, PricewaterhouseCoopers, SAS Institute and Sun Microsystems to generate leads and participate in sales efforts. None of the agreements governing the re-seller or co-marketing relationships with these organizations includes any commitments on the part of these organizations to effect any minimum number of sales of VALEX, or to otherwise provide the Company with business. No assurances can be given that any revenue will be realized by the Company from any of these relationships.

CUSTOMERS

     The Company focuses on selling its CCM solution to leading businesses in targeted vertical industries. The Company also has made significant sales to other database-marketing intensive businesses that seek to develop customized marketing campaigns. Following are selected large customers in the financial services and telecommunications vertical markets, as well as certain customers from other industries.

FINANCIAL SERVICES   TELECOMMUNICATIONS           OTHER
------------------   ------------------           -----
First USA            BC TELECOM                   Aid Association for Lutherans
Fleet Bank           British SKY Broadcasting     Dutch Railways
INVESCO Funds Group  NEXTEL                       Federal Express Corporation
KeyCorp              Sprint                       Guidepost
Mellon Bank          US WEST                      New England Business Services

  CUSTOMER CASE STUDIES:

     FEDERAL EXPRESS CORPORATION, MEMPHIS

     Federal Express over the last four years has re-engineered its database marketing process -- from marketing and campaign planning to customer segmentation, campaign execution, evaluation and refinement. VALEX has been instrumental in Federal Express' efforts to automate and accelerate its database marketing process.

     Federal Express reports the following accomplishments:

     - A dramatic time reduction in direct-marketing campaign cycles; and

     - A major improvement in "prospecting" campaigns.

     For its application of VALEX, Federal Express won both the 1997 "Best Data Warehouse Application" award from the Data Warehouse Institute and the 1997 "Excellence Award" from the National Center for Database Marketing.

     KEYCORP, CLEVELAND

     In 1996, KeyCorp implemented a customer-centric data warehouse in an IBM mainframe environment. KeyCorp began to develop sophisticated plans and concepts around managing customer relationships over their financial services life cycle, but found that the basic reporting and OLAP tools that were part of the data warehouse did not have the capability to translate their strategic plans into actual campaigns. As a result, KeyCorp's ability to execute campaigns was constrained by the need for programmers to custom-develop each campaign, an approach that is expensive, time-consuming and error-prone.

     The Company installed VALEX, enabling KeyCorp to access its data warehouse directly and more quickly and effectively than before. In addition, the Company provided CCM process optimization services to enable KeyCorp to implement a more efficient and targeted methodology for planning, executing and measuring campaigns.

     KeyCorp has reported increased campaign success rates due to automation of customer segmenting and campaign testing and modeling. Profitability has also increased due to better cross-selling and increased customer retention.

     BC TELECOM, VANCOUVER

     In 1997, BC TELECOM, Canada's second largest telecommunications company, faced many challenges in marketing its services, including a need to shift its focus from product marketing to customer-centric marketing, a lack of automation in managing customer relationships across their lifecycles and limited capabilities to allocate marketing dollars to customers presenting the greatest potential value. Although BC TELECOM had made a major investment in a multi-terabyte data warehouse, it believed that its business processes and marketing systems were not sufficiently linked to the information available, and that its large investment was therefore not generating optimal returns.

     To solve BC TELECOM's significant integration problems and its need for quick action, Exchange Applications provided VALEX, Rapid Implementation and CCM process optimization services in 1997. Within three months of implementation, BC TELECOM had achieved significant results from highly targeted marketing campaigns aimed at its 1.7 million residential customers.

COMPETITION

     The market for customer optimization software and related services is highly competitive. There can be no assurance that the Company will maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. The Company's products and services are targeted at the emerging market for customer optimization software solutions. The Company's competitors are diverse in their orientation and history. The Company's current and potential competitors fall into the following categories: (i) database marketing vendors such as Harte Hanks, Metromail (a division of Great Universal Stores) and Harland, which provide a combination of service bureau capabilities and proprietary software; (ii) small independent software companies that have created or are attempting to create offerings similar to the VALEX product;
(iii) ERP and CIS vendors such as SAP, Baan, Oracle, Siebel and Vantive, that may have an interest in broadening their product lines to include applications with competitive functionality; and (iv) internal information technology departments that attempt to build their own systems.

     The principal competitive factors that favor the Company include: domain expertise and intellectual property in customer optimization process management; reputation of the Company and its employees and products; open and flexible architecture; strong marketing automation and campaign management functionality; and speed and ease of implementation and use. However, there can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition. See "Risk
Factors -- Competition".

PROPRIETARY RIGHTS AND LICENSES

     The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. In addition, the Company generally licenses VALEX to end users in object code (machine readable) format, and the Company's license agreements generally allow the use of VALEX solely by the customer for internal purposes without the right to sublicense or transfer VALEX. However, certain customers have required the Company to maintain a source code escrow account with a third-party software escrow agent, and a failure by the Company to perform its obligations under the related license and maintenance agreements or the insolvency of the Company could conceivably cause the release of the Company's source code to such customers for certain limited purposes. The Company believes that the foregoing measures afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy is a viable risk. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. Furthermore, there can be no assurance that the Company's competitors will not independently develop technology similar to that of the Company. The Company may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Although the Company is not aware that any of its products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, might not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Risk Factors -- Intellectual Property Rights; Use of Licensed Technology".

     The Company has in the past and may in the future resell certain software, which it licenses from third parties. There can be no assurance that these third party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain or obtain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed and integrated, which could adversely affect the Company's business, operating results and financial condition.

EMPLOYEES

     As of June 30, 1998, the Company had 129 full-time employees, including 33 primarily engaged in research and development and 40 in sales and marketing. The Company's future success depends in significant part upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key managerial and technical employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of the Company's employees is represented by collective bargaining units and the Company, to date, has not experienced a work stoppage. The Company believes that its employee relations are good.

FACILITIES

     The Company's primary offices are located in approximately 40,000 square feet in Boston, Massachusetts pursuant to a lease expiring in June 1, 2003. The Company also leases space for its sales offices in Denver, Colorado and London, England.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information concerning the directors and executive officers of Company.

NAME                                        AGE                   POSITION(S)
----                                        ---                   -----------
Andrew J. Frawley.........................  35     Chairman of the Board, President, Chief
                                                     Executive Officer and Director
John G. O'Brien...........................  47     Vice President, Chief Financial Officer,
                                                     Treasurer and Secretary
David G. McFarlane........................  35     Executive Vice President, Worldwide Sales
                                                     and Services
David L. Fitzgerald.......................  42     Vice President, North American Sales and
                                                     Alliances
Michael D. McGonagle......................  46     Vice President, Product Development
Patrick A. McHugh.........................  35     Vice President, Marketing and Business
                                                     Development
N. Wayne Townsend.........................  34     Vice President, Integration Services
Ramanan Raghavendran......................  29     Director
Jeffrey Horing............................  34     Director
Dean F. Goodermote........................  45     Director

     Mr. Frawley founded the Company in November 1994 and has served as its President and Chief Executive Officer since its incorporation in November 1996. Mr. Frawley was elected Chairman of the Board of Directors of the Company in January 1998. From July 1993 until founding the Company, Mr. Frawley served as a principal of Grant & Partners Limited Partnership, a management consulting company. From May 1989 to July 1993, Mr. Frawley held various positions at MarketPulse, a subsidiary of Praxis International Inc. and developer and provider of database marketing products, including serving as Vice President of North American Operations. Mr. Frawley holds a B.S. in accounting from the University of Maine and an M.B.A. from Babson College. Mr. Frawley has more than 10 years of experience in the high technology industry.

     Mr. O'Brien joined the Company in September 1997 as Vice President, Chief Financial Officer and Secretary and was elected Treasurer of the Company in July 1998. From November 1996 to April 1997, Mr. O'Brien served as Vice President, Finance and Chief Financial Officer of Advanced Modular Solutions, a computer hardware manufacturing company. From August 1993 to November 1996, Mr. O'Brien served as Corporate Controller of Avid Technology, Inc., a computerized film editing system manufacturing company. From February 1991 to August 1993, Mr. O'Brien served as Assistant Corporate Controller at Wang Laboratories, Inc., a computer hardware and office automation system manufacturing company. Mr. O'Brien is a C.P.A., holds a B.S. in accounting from Northeastern University, and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. O'Brien has more than 15 years of experience in the high technology industry. As part of the settlement of Mr. O'Brien's recent divorce proceeding, Mr. O'Brien voluntarily filed a bankruptcy petition under Chapter 13 of the federal bankruptcy code. The Company does not believe that the filing of such petition or the related circumstances reflects on Mr. O'Brien's ability or integrity as an executive officer of the Company.

     Mr. McFarlane joined the Company in June 1997 as Executive Vice President, Worldwide Sales and Services. From January 1988 until joining the Company, Mr. McFarlane held various positions at Project Software & Development, Inc., a publicly traded software company that develops and markets high value capital asset software for processing plants and production equipment, most recently serving as Vice President, International and Alliances. Mr. McFarlane holds a B.Sc. in electrical engineering and a Masters degree in electrical engineering from the University of Bath in the U.K. Mr. McFarlane has more than 10 years of experience in the high technology industry.

     Mr. Fitzgerald joined the Company in July 1998 as Vice President, North American Sales and Alliances. From June 1996 until joining the Company, Mr. Fitzgerald was the Group Vice President, Eastern Region of The Vantive Corporation, an application software company. From April 1995 to April 1996, Mr. Fitzgerald served as Vice President of Sales of Salesoft, Inc., a start-up company specializing in sales force automation software. From March 1991 to April 1995, Mr. Fitzgerald served as President of PowerCurve Corporation, a company which he founded that specializes in systems integration and ERP implementation services. Mr. Fitzgerald holds a B.S. in engineering from the University of Massachusetts. Mr. Fitzgerald has more than 15 years of experience in the high technology industry.

     Mr. McGonagle joined the Company upon its founding in November 1994 and has served as Vice President, Product Development since its incorporation in November 1996. From November 1993 until joining the Company, he was Vice President, Research and Development at MarketPulse. From August 1991 to November 1993, he served as Director of Client-Server Development at Praxis International Inc. Mr. McGonagle holds a B.A. in mathematics from the University of Massachusetts (Lowell) and a Masters degree in mathematics from Brown University. Mr. McGonagle has more than 20 years of experience in the high technology industry.

     Mr. McHugh joined the Company in February 1996 and has served as Vice President, Marketing and Business Development since March 1998. Mr. McHugh served in various other capacities with the Company between February 1996 and March 1998, including serving as Vice President, Sales and Vice President, Marketing. From June 1995 until joining the Company, Mr. McHugh was the Eastern Region Manager of Stanford Technology Group, a software development company. From October 1994 to June 1995 he was Northeast Regional Manager of Siemens Nixdorf, a computer systems manufacturing company, and from October 1993 to October 1994 he was Northeast Regional Manager of Kendall Square Research, a computer systems manufacturing company. Mr. McHugh holds a B.S. in marketing and a B.S. in finance from Northeastern University. Mr. McHugh has more than 10 years of experience in the high technology industry.

     Mr. Townsend joined the Company in April 1996 as Vice President, Integration Services. From April 1994 until joining the Company, Mr. Townsend was a Project Director at Epsilon, a database marketing services company. From May 1990 to April 1994, he was a consultant at Andersen Consulting, a management consulting company. Mr. Townsend holds a B.S. in mechanical engineering from the Massachusetts Institute of Technology and an M.S. in mechanical engineering from the University of Dayton. Mr. Townsend has more than 10 years of experience in the systems integration industry.

     Mr. Raghavendran has served as a Director of the Company since March 1997. Mr. Raghavendran has served as a managing member of Insight Capital Partners, a private equity investment firm, since January 1997. From 1992 to 1996, Mr. Raghavendran was employed at General Atlantic Partners, an investment firm. Mr. Raghavendran also serves on the boards of directors of several privately held companies.

     Mr. Horing has served as a Director of the Company since March 1997. Mr. Horing has served as a managing member of Insight Capital Partners, a private equity investment firm, since January 1995. From 1990 to 1994, Mr. Horing was employed at E.M. Warburg Pincus, an investment firm. Mr. Horing also serves on the boards of directors of several privately held companies.

     Mr. Goodermote has been a Director of the Company since January 1998. Mr. Goodermote has been the President and Chief Executive Officer of Process Software Corporation, a software development company, since August 1996. From August 1986 to August 1996, Mr. Goodermote held various positions at Project Software and Development, Inc., including President and Chief Operating Officer and most recently as Chairman of the Board of Directors. Mr. Goodermote also serves on the boards of directors of several privately held companies. Mr. Goodermote holds a B.A. in history from the University of Rochester and a M.A. in Law and Diplomacy from the Fletcher School of Law and Diplomacy of Tufts University. Mr. Goodermote has more than 15 years of experience in the high technology industry.

BOARD OF DIRECTORS

     The Charter and By-laws provide that the size of the Board of Directors of the Company (the "Board") shall be determined by resolution of the Board.

     The Charter provides for classification of the Board into three classes, with the members of the respective classes serving for staggered three-year terms. The first class will consist of Mr. Horing, the second of Mr. Goodermote and the third of Mr. Frawley and Mr. Raghavendran, with the initial terms of the directors comprising the classes expiring upon the election and qualification of the directors at the annual meetings of the stockholders held following the fiscal years of the Company ending December 31, 1998, 1999 and 2000, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for full three-year terms. See "Description of Capital Stock -- Certain Provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws".

     The Board has established a Compensation Committee and an Audit Committee. The members of the Compensation Committee are Jeffrey Horing and Dean Goodermote, and the members of the Audit Committee are Ramanan Raghavendran and Dean Goodermote.

     The current and continuing directors of the Company were nominated and elected in accordance with the Amended and Restated Stockholders Agreement, dated as of December 4, 1997, which will terminate upon the closing of this Offering.

     Executive officers of the Company are appointed by the Board and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

     On January 30, 1998, the Company granted to Dean Goodermote an option to purchase 20,000 shares of Common Stock at an exercise price of $1.35 per share, vesting over a four-year period. Prior to the Offering, no other directors of the Company have received compensation for their services in such capacity. The Directors' Stock Option Plan provides for the grant of stock options to non-employee directors. The Company anticipates that, following the Offering, directors who are employees of the Company will not be paid any fees or additional compensation for service as members of the Board or any committee thereof and the Company will enter into customary arrangements with respect to fees and other compensation (including expense reimbursement) for directors who are not employees of the Company or any of its subsidiaries. The Company maintains directors' and officers' liability insurance and its By-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, the Charter limits the liability of directors of the Company to the Company or its stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Capital Stock -- Certain Anti-Takeover, Limited Liability and Indemnification Provisions".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In March 1997, the Board established a compensation committee responsible for determining compensation of officers of the Company. Prior to March 1997, the Company had no compensation committee or other committee of the Board performing similar functions. Andrew Frawley's salary during such year was established by the Board and decisions concerning compensation of other executive officers were made during such year by Mr. Frawley.

EMPLOYMENT CONTRACTS

     The officers serve at the discretion of the Board. The Company does not presently have an employment contract in effect with any of its officers.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation earned by the Company's Chief Executive Officer and the other executive officers of the Company (collectively, "Named Officers") whose total salary and bonus exceeded $100,000 for services rendered in capacities to the Company and its subsidiaries during 1997. For disclosure regarding terms of the stock options, see "Management -- Stock Option Plans".

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                     OPTIONS
                                                               --------------------
                                               ANNUAL               (NUMBER OF
                                          COMPENSATION(1)           SECURITIES
                                        --------------------        UNDERLYING         ALL OTHER
    NAME AND PRINCIPAL POSITION(S)       SALARY      BONUS       OPTIONS GRANTED)     COMPENSATION
    ------------------------------       ------      -----       ----------------     ------------
Andrew J. Frawley.....................  $200,000    $100,000         151,200              --
  Chairman of the Board, President and
  Chief Executive Officer
David G. McFarlane(2).................    78,757      47,500         300,000              --
  Executive Vice President, Worldwide
  Sales and Services
Michael D. McGonagle..................   131,000      30,000          58,000              --
  Vice President, Product Development
Patrick A. McHugh.....................   110,000     175,089          80,000              --
  Vice President, Marketing
N. Wayne Townsend.....................   125,000      85,000          74,000              --
  Vice President, Integration Services

---------------
(1) Excludes certain perquisites and other benefits the amount of which did not exceed 10% of the employee's total salary and bonus.

(2) Mr. McFarlane joined the Company in June 1997 and his salary and bonus reflect compensation earned in the latter half of 1997.

      OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning stock options granted to each of the Named Officers during 1997. No stock appreciation rights were granted to these individuals during such year.

                                          NUMBER OF     % OF TOTAL
                                          SECURITIES     OPTIONS
                                          UNDERLYING    GRANTED TO    EXERCISE
                                           OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION    GRANT DATE
NAME                                       GRANTED         1997       PER SHARE      DATE        VALUE(1)
----                                      ----------   ------------   ---------   ----------    ----------
Andrew J. Frawley.......................   151,200         10.4%        $0.72      7/31/02       $ 59,053
David G. McFarlane......................   250,000         17.3          0.65      7/31/07        100,861
David G. McFarlane......................    50,000          3.5          0.65      7/18/06         20,172
Michael D. McGonagle....................    18,000          1.2          0.65      7/31/07          7,262
Michael D. McGonagle....................    40,000          2.8          0.65      7/18/06         16,138
Patrick A. McHugh.......................    30,000          2.1          0.65      7/31/07         12,103
Patrick A. McHugh.......................    50,000          3.5          0.65      7/18/06         20,172
N. Wayne Townsend.......................    18,000          1.2          0.65      7/31/07          7,262
N. Wayne Townsend.......................    56,000          3.9          0.65      7/18/06         22,593

---------------
(1) Represents the estimated fair value of the options as of the date of grant using the Black-Scholes option pricing model with the following assumptions:
    (i) expected volatility of 79%; (ii) expected life of four years; and (iii) risk-free interest rate of 5.96%. No dividends on common stock were assumed for purposes of this estimate.

  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth certain information concerning option exercises during 1997 and option holdings at December 31, 1997 with respect to each of the Named Officers.

                                                         NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                            SHARES                  OPTIONS AT DECEMBER 31, 1997(1)      AT DECEMBER 31, 1997(2)
                          ACQUIRED ON    VALUE     ---------------------------------   ---------------------------
NAME                       EXERCISE     REALIZED   EXERCISABLE(3)(4)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------   -----------------   -------------   -----------   -------------
Andrew J. Frawley.......     --            --           151,200                --         $95,256     $       --
David G. McFarlane......     --            --            25,000           275,000          17,500        192,500
Michael D. McGonagle....     --            --             9,000            49,000           6,300         34,400
Patrick A. McHugh.......     --            --            15,000            65,000          10,500         45,500
N. Wayne Townsend.......     --            --             9,000            65,000           6,300         45,500

---------------
(1) "Exercisable" refers to those options which were both exercisable and vested, while "Unexercisable" refers to those options which were unvested.

(2) Value is determined by subtracting the exercise price from the fair market value of the Common Stock at December 31, 1997 ($1.35 per share), as determined by the Company's Board of Directors, multiplied by the number of shares underlying the options.

(3) In March 1998, the Company granted stock options, none of which is currently exercisable, to the following Named Officers to purchase the corresponding number of shares of Common Stock at an option exercise price of $3.50 per share: (i) David G. McFarlane, 30,000 shares of Common Stock; (ii) Michael
    D. McGonagle, 9,000 shares of Common Stock; (iii) Patrick A. McHugh, 10,000 shares of Common Stock; and (iv) N. Wayne Townsend, 11,500 shares of Common Stock. In addition, in March 1998, the Company granted Andrew J. Frawley options to purchase 105,000 shares of Common Stock at an exercise price of $3.85 per share.

(4) On June 12, 1998 (i) David G. McFarlane exercised options to purchase 25,000 shares of Common Stock at an exercise price of $0.65 per share for an aggregate exercise price of $16,250, (ii) Patrick A. McHugh exercised options to purchase 15,000 shares of Common Stock at an exercise price of $0.65 per share for an aggregate purchase price of $9,750, and (iii) N. Wayne Townsend exercised options to purchase 9,000 shares of Common Stock at an exercise price of $0.65 per share for an aggregate purchase price of $5,850.

STOCK OPTION PLANS

     1998 Stock Incentive Plan. The Company's 1998 Stock Incentive Plan (the "1998 Plan") was approved by the Board on July 15, 1998 and was adopted by the Company's stockholders on July 15, 1998. The aggregate number of shares of Common Stock available for awards under the 1998 Plan is 2,700,000 shares. The 1998 Plan provides for the grant or award of stock options ("Stock Options") to purchase shares of Common Stock of the Company. Stock Options granted under the 1998 Plan may be incentive stock options or non-statutory options. The purpose of the 1998 Plan is to attract and retain outstanding employees through the incentives of stock ownership. Any employee of the Company (including officers), and any consultant to and any director of the Company, is eligible to receive Stock Options under the 1998 Plan. As of July 15, 1998, none of the shares reserved for issuance under the 1998 Plan was subject to outstanding Stock Options.

     The 1998 Plan is administered by the Board. Subject to the provisions of the 1998 Plan, the Board has the authority to designate participants and to determine whether Stock Options granted are incentive stock options or not, the number of shares to be covered by each Stock Option, the exercise price of the Stock Option, the period of time over which Stock Options are exercisable or may be settled, the method of payment and any other terms and conditions of the awards. All Stock Options are evidenced by Stock Option Agreements between the Company and the participant.

     While the Board determines the prices at which Stock Options may be exercised under the 1998 Plan, the exercise price of an incentive Stock Option under the 1998 Plan shall be at least 100% of the fair market value (as determined under the terms of the 1998 Plan) (or 110% of the fair market value if the grantee is deemed to own 10% or more of the outstanding voting stock of the Company) of a share of Common Stock on the date of grant. Stock Options must be exercised by the tenth anniversary of the date of grant, or if the grantee owns 10% or more of the outstanding voting stock of the Company, by the fifth anniversary of the date of the grant.

     1996 Stock Incentive Plan. The Company's 1996 Stock Incentive Plan (the "1996 Plan"), effective November 15, 1996, was approved by the Board of Directors on November 15, 1996 and adopted by the Company's stockholders in March 1997. The 1996 Plan provides for the grant or award of Stock Options, which may be incentive stock options or non-statutory stock options, and for the direct purchase of shares of Common Stock of the Company ("Restricted Common Stock"). The purpose of the 1996 Plan is to attract and retain outstanding employees through the incentives of stock ownership. Any employee of the Company (including officers), and any consultant to and any director of the Company, is eligible to receive Stock Options and to purchase Restricted Common Stock under the 1996 Plan. As of July 15, 1998, the Company had 2,277,283 shares of Common Stock reserved for issuance remaining under the 1996 Plan, of which 2,085,408 shares were subject to outstanding stock options at a weighted average exercise price of $3.10 per share.

     The 1996 Plan is administered by the Board. Subject to the provisions of the 1996 Plan, the Board has the authority to designate participants and to determine whether Stock Options granted are incentive stock options or not, the number of shares to be covered by each Stock Option, the price of the exercise of the Stock Option and the purchase price of the Restricted Common Stock, the time at which Stock Options are exercisable or may be settled, whether restrictions such as repurchase options are to be imposed on shares subject to the Stock Options and to the Restricted Common Stock, the method of payment and any other terms and conditions of the awards. All Stock

Options and Restricted Common Stock are evidenced by Stock Option Agreements and Restricted Stock Agreements, respectively, between the Company and the participant.

     While the Board determines the prices at which Stock Options may be exercised under the 1996 Plan, the exercise price of an incentive Stock Option under the 1996 Plan shall be at least 100% of the fair market value (as determined under the terms of the 1996 Plan) (or 110% of the fair market value if the grantee is deemed to own 10% or more of the outstanding voting stock of the Company) of a share of Common Stock on the date of grant. Stock Options must be exercised by the tenth anniversary of the date of grant, or if the grantee owns 10% or more of the outstanding voting stock of the Company, by the fifth anniversary of the date of the grant.

     In the event that the Company is consolidated with or acquired by another person or entity in a merger, sale of stock, sale of all or substantially all of the Company's assets or otherwise (other than a merger or consolidation of the Company with, or the sale of all or substantially all of the assets of the Company to, any entity if 50% or more of the aggregate voting power of such entity is held immediately after such transaction by persons who were stockholders of the Company immediately prior to such transaction) (an "Acquisition"), each outstanding Stock Option held by an executive officer of the Company shall accelerate so as to be fully exercisable for all of the shares subject to such Stock Option. The foregoing option acceleration provisions may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, and as a result, such provisions may have an adverse effect upon the market price for the Common Stock. There are no option acceleration provisions with respect to Stock Options held by any person other than executive officers of the Company.

     Shares underlying Stock Options generally vest over a four-year period. However, shares underlying certain Stock Options vest as of the ninth anniversary of the date of the grant of such options, but vesting of up to 25% of the original amount of such shares may accelerate and may become exercisable at the end of each calendar year commencing with 1998 upon satisfaction of certain performance criteria determined by the Board and the Chief Executive Officer of the Company.

     Restricted Common Stock generally vests over a three-year period. However, vesting may accelerate in the event of (i) the direct or indirect acquisition by any person of 50% or more of the aggregate voting power of the Company, or (ii) the sale of all or substantially all of the assets of the Company (other than a merger or consolidation of the Company with, or the sale of all or substantially all of the assets of the Company to, any entity if 50% or more of the aggregate voting power of such entity is held immediately after such transaction by persons who were stockholders of the Company immediately prior to such transaction). Upon grant the recipient has full voting and dividend rights with respect to all shares granted. The shares are subject to a purchase option of the Company and are subject to restrictions on transfer.

401(k) SAVINGS PLAN

     The Company has established a tax-qualified cash or deferred profit sharing plan (the "401(k) Savings Plan") covering all of the Company's eligible full-time employees. The Company adopted the 401(k) Savings Plan effective June 1, 1998. Under the plan, participants may elect to contribute, through salary reductions, up to 15.0% of their annual compensation subject to a statutory maximum. The Company does not currently provide additional matching contributions under the 401(k) Savings Plan, but may do so in the future. The 401(k) Savings Plan is designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Savings Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the plan, at the direction of each plan participant, currently invests the assets of the 401(k) Savings Plan in eight investment options.

     Director Stock Option Plan. The Company's 1998 Director Stock Option Plan (the "Directors' Plan") was approved by the Board on July 15, 1998. The Directors' Plan will be administered by the Compensation Committee of the Board. Under the Directors' Plan, on the business day immediately following each annual meeting of the stockholders of the Company, commencing with the first annual meeting of stockholders after December 31, 1998, each person who is then a non-employee director of the Company will be eligible to receive an option to purchase such number of shares of Common Stock as determined by the Compensation Committee at an exercise price equal to the fair market value of the Common Stock on the date the option is granted. A total of 100,000 shares of Common Stock have been reserved for issuance under the Directors' Plan. The Directors' Plan is intended to help the Company attract and retain non-employee directors on the Company's Board.

     Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Board on July 15, 1996. The Stock Purchase Plan will be administered by the Compensation Committee of the Board. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The Compensation Committee may grant options to purchase shares of Common Stock to employees eligible under the Stock Purchase Plan who may acquire shares of the Company's Common Stock through payroll deductions. The purchase price for the Company's Common Stock purchased under the Stock Purchase Plan is 85% of the lesser of the fair market value of the shares on the date the option was granted or the date the option is exercised. A total of 200,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to help the Company attract and retain outstanding employees through the incentives of stock ownership.

                              CERTAIN TRANSACTIONS

PREFERRED STOCK ISSUANCE

     Pursuant to a Securities Purchase Agreement, dated as of December 4, 1997, Insight Capital Partners II, L.P. and Wexford Insight LLC each purchased 611,977 shares of Series C Convertible Preferred Stock of the Company for an aggregate purchase price, in each case, of $2,000,000, or $3.268 per share.

     Pursuant to a Stock Purchase and Waiver Agreement (the "Stock Purchase Agreement"), dated as of December 4, 1997, GAP Coinvestment Partners, L.P. ("GAP") sold an aggregate of 246,006 shares of Series B Convertible Preferred Stock of the Company to the following purchasers for an aggregate purchase price of $803,947.58 or $3.268 per share: Andrew J. Frawley, David McFarlane, Daniel Cox, Patrick McHugh, Michael McGonagle, Stewart Vassie, Steven Feldman, Patrick
D. Brady, Gregory P. Shlopak, David H. Brault, Ted L. Axelrod, Terry B. Angstadt, James T. Brady, Dominic F. Mammola, James A. Dooley, Diane K. Green, and Insight Venture Partners I, L.P.

     Pursuant to the Securities Purchase Agreement, dated as of March 18, 1997 (the "Securities Purchase Agreement") (i) Insight Venture Partners II, L.P. purchased 1,154,775 shares of Series B Preferred Stock from the Company for an aggregate purchase price of $1,807,222.88, or $1.565 per share; (ii) Wexford Insight LLC purchased 1,154,775 shares of Series B Preferred Stock from the Company for an aggregate purchase price of $1,807,222.88, or $1.565 per share;
(iii) GAP purchased 246,006 shares of Series B Preferred Stock from the Company for an aggregate purchase price of $384,999.39, or $1.565 per share; (iv) GPLP converted 2,300,000 shares of Series A Convertible Preferred Stock ("Old Preferred Stock") to 1,725,000 shares of Common at a conversion price of $3.01333; (v) GPLP purchased 377,408 shares of Series A Preferred Stock from the Company in consideration of the cancellation of certain indebtedness owed by the Company to GPLP; (vi) Cyrk purchased 2,522,592 shares of Series A Preferred Stock from the Company in consideration of the cancellation of certain indebtedness owed by the Company to Cyrk and (vii) the Company paid to Cyrk $1,000,000 to discharge certain indebtedness.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to an Amended and Restated Registration Rights Agreement, dated as of December 4, 1997, the Company granted registration rights to certain stockholders of the Company, including Insight Venture Partners I, L.P., Insight Capital Partners II, L.P., Insight Capital Partners (Cayman) II, L.P., Wexford Management LLC, Cyrk, Inc. ("Cyrk"), Grant & Partners Limited Partnership ("GPLP"), Andrew J. Frawley, Michael J. Feldman, Michael McGonagle, David McFarlane, Daniel Cox, Patrick McHugh, Stewart Vassie, Steven Feldman, Patrick
D. Brady, Gregory P. Shlopak, David H. Brault, Ted L. Axelrod, Terry B. Angstadt, James T. Brady, Dominic F. Mammola, James A. Dooley and Diane K. Green. See "Shares Eligible for Future Sale -- Registration Rights".

CONTRACT WITH EXCHANGE MARKETING GROUP

     Pursuant to several Termination Agreements dated as of March 18, 1997, the Company and each of Michael J. Feldman, a former director and employee of the Company, and six other employees of the Company terminated their employment arrangements with the Company. The Company repurchased an aggregate of 341,125 shares of Common Stock from the departing employees for an aggregate purchase price of $341.13. Upon termination, Mr. Feldman formed Exchange Marketing Group, LLC ("EMG"), a marketing consulting company. The Company engaged EMG to provide consulting services to certain of the Company's customers pursuant to a Consulting Agreement, dated as of March 18, 1997. As evidenced by a Promissory Note (the "EMG Note"), dated as of March 18, 1997, the Company loaned to EMG $350,000. On February 5, 1998, the entire principal and interest outstanding under the EMG Note was repaid. In addition, in connection with the transactions contemplated by the Consulting Agreement, EMG licensed from the Company certain intellectual property to be used in its marketing consulting business and the Company and EMG entered into mutual non-compete agreements.

FOUNDER'S LOANS

     As evidenced by a Promissory Note (the "Note"), dated as of December 4, 1997, in the original principal amount of $124,997.73, the Company loaned to Mr. Frawley the total amount of the purchase price for the 38,249 shares of Series B Convertible Preferred Stock purchased by Mr. Frawley under the Stock Purchase Agreement. The Note bears interest at 8% per annum and is secured by 38,249 shares of Series B Convertible Preferred Stock owned by Mr. Frawley. As of June 30, 1998, the outstanding balance of the indebtedness under the Note was $130,764.74.

SEPARATION FROM GPLP

     Pursuant to an Assignment and Assumption Agreement, dated as of November 15, 1996, the Company purchased certain assets, including, without limitation, cash, accounts receivable, fixed assets and certain intangible property, from GPLP, and the Company issued 2,300,000 shares of Series A Convertible Preferred Stock to GPLP and assumed certain liabilities of GPLP, including, without limitation, indebtedness owed to Cyrk, indebtedness under leasing arrangements, indebtedness with respect to employee benefits and accounts payable. In addition, in connection with the transactions contemplated by the Assignment and Assumption Agreement, each of Andrew J. Frawley and Michael J. Feldman entered into mutual releases of claims with Cyrk, GPLP, Alan Grant and GPI, and the Company entered into a fully paid-up perpetual license with GPLP pursuant to which the Company licensed from GPLP certain intellectual property.

LEGAL SERVICES

     The Company has, with respect to this Offering and from time to time, retained the services of the law firm of Bingham Dana LLP. The Company anticipates that legal fees to be paid to Bingham Dana LLP for 1998 will exceed $300,000. Neil W. Townsend, a partner at Bingham Dana LLP, is the brother of N. Wayne Townsend, Vice President, Integration Services of the Company.

FUTURE AFFILIATE TRANSACTIONS

     All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates, will be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1998, and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's directors and Named Officers; (iii) all current executive officers and directors as a group; and (iv) each of the Selling Stockholders. Unless otherwise indicated, the address for the following stockholders is 89 South Street, Boston, Massachusetts 02111.

                                       SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                          OWNED BEFORE                           OWNED AFTER
                                           OFFERING(1)          NUMBER         OFFERING(1)(2)
                                     -----------------------   OF SHARES   -----------------------
BENEFICIAL OWNER                      NUMBER      PERCENTAGE    OFFERED      NUMBER     PERCENTAGE
----------------                      ------      ----------   ---------     ------     ----------
Entities affiliated with Insight
  Venture Associates, LLC(3).......  3,557,783       46.1%           --     3,557,783        36.6%
Cyrk, Inc.(4)......................  1,150,000       14.9       460,026       689,974         7.1
Grant & Partners Limited
  Partnership(5)...................    575,000        7.5       230,058       344,942         3.5
Michael J. Feldman(6)..............    530,250        6.9       212,104       318,146         3.3
Andrew J. Frawley(7)...............  1,038,249       13.2        57,162       981,087         9.9
David G. McFarlane(8)..............    126,009        1.6        17,800       108,209         1.1
David J. Fitzgerald................         --         --            --            --          --
John G. O'Brien(9).................     10,000          *            --        10,000           *
Michael D. McGonagle(10)...........    114,000        1.5         8,600       105,400           *
Patrick A. McHugh(11)..............     75,000          *         7,500        67,500           *
N. Wayne Townsend(12)..............     59,000          *         6,750        52,250           *
Ramanan Raghavendran(13)(14).......  3,557,783       46.1            --     3,557,783        36.6
Jeffrey Horing(15).................  3,557,783       46.1            --     3,557,783        36.6
Dean F. Goodermote(16).............         --         --            --            --          --
All directors and executive
  officers as a group (ten
  persons).........................  4,980,041       62.5        97,812     4,882,229        49.0

---------------
  *  Indicates less than 1% of the outstanding shares of Common Stock.

 (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following June 30, 1998 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) Includes 1,209,054 shares held by Insight Venture Partners I, L.P., 520,779 shares held by Insight Capital Partners II, L.P. and 61,198 shares held by Insight Capital Partners (Cayman) II, L.P., each of which is under common control with Insight Venture Partners I, L.P. Also includes 1,766,752 shares held by Wexford Insight LLC. Pursuant to a consulting agreement dated as of June 1, 1996 (the "Insight Consulting Agreement") between Insight Venture Management Inc. and Wexford Insight LLC, Insight Venture Partners I, L.P. may vote all of the shares held by Wexford Insight LLC for certain matters until six months after the completion of this Offering. As a result, Insight Venture Associates, LLC and its affiliates may be deemed to be the beneficial owners of all of the shares held by Wexford Insight LLC. The address of the Insight entities is 122 East 42nd Street, Ste 2300, New York, New York 10168, and the address of Wexford Insight LLC 411 West Putnam Avenue, Suite 125, Greenwich, Connecticut 06830.

 (4) Does not include 2,900,000 shares of Series A Preferred Stock which are eliminated upon consummation of the Offering. In addition to the number of shares shown as offered for sale in the table, Cyrk, Inc. intends to grant the Underwriters the right to purchase up to an additional 229,455 shares pursuant to the Underwriters' over-allotment option. The address of Cyrk, Inc. is 3 Pond Road, Gloucester, Massachusetts 01930.

 (5) In addition to the number of shares shown as offered for sale in the table, Grant & Partners Limited Partnership intends to grant the Underwriters the right to purchase up to an additional 114,750 shares pursuant to the Underwriters' over-allotment option. The address of Grant & Partners Limited Partnership is 150 Federal Street, Boston, Massachusetts 02110.

 (6) Includes 30,000 shares held by Smith Barney IRA f/b/o Michael Feldman. In addition to the number of shares shown as offered for sale in the table, Mr. Feldman intends to grant the Underwriters the right to purchase up to an additional 105,795 shares pursuant to the Underwriters' over-allotment option.

 (7) Includes 151,200 shares subject to options that currently are exercisable. Includes 848,800 shares of Restricted Common Stock, 141,495 shares of which are unvested and therefore subject to a repurchase option in favor of the Company.

 (8) Includes 75,000 shares subject to options that currently are exercisable.

 (9) Includes 10,000 shares subject to options that currently are exercisable.

(10) Includes 9,000 shares subject to options that currently are exercisable. Includes 100,000 shares of Restricted Common Stock which are subject to a repurchase option in favor of the Company.

(11) Includes 50,000 shares of Restricted Common Stock which are subject to a repurchase option in favor of the Company.

(12) Includes 50,000 shares of Restricted Common Stock which are subject to a repurchase option in favor of the Company.

(13) Includes 1,209,054 shares held by Insight Venture Partners I, L.P., 520,779 shares held by Insight Capital Partners II, L.P., 61,198 shares held by Insight Capital Partners (Cayman) II, L.P. and 1,766,752 shares held by Wexford Insight LLC. Mr. Raghavendran is a managing member of Insight Capital Partners and as such he may be deemed to be a beneficial owner of all of the shares held by entities affiliated with Insight Capital Partners. In addition, Insight Venture Partners I, L.P., Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. may be deemed to be beneficial owners of all of the shares held by Wexford Insight LLC (see Notes 3, 4 and 5), and as a managing member of Insight Capital Partners, Mr. Raghavendran may be deemed to be a beneficial owner of all of the shares held by Wexford Insight LLC.

(14) The address of Mr. Raghavendran and Mr. Horing is c/o Insight Venture Associates, LLC, 122 East 42nd Street, Ste 2300, New York, New York 10168.

(15) Includes 1,209,054 shares held by Insight Venture Partners I, L.P., 520,779 shares held by Insight Capital Partners II, L.P., 61,198 shares held by Insight Capital Partners (Cayman) II, L.P. and 1,766,752 shares held by Wexford Insight LLC. Mr. Horing is a managing member of Insight Capital Partners and as such he may be deemed to be a beneficial owner of all of the shares held by entities affiliated with Insight Capital Partners. In addition, Insight Venture Partners I, L.P., Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P. may be deemed to be beneficial owners of all of the shares held by Wexford Insight LLC (see Notes 3, 4 and 5), and as a managing member of Insight Capital Partners, Mr. Horing may be deemed to be a beneficial owner of all of the shares held by Wexford Insight LLC.

(16) Does not include 20,000 shares subject to options that are not exercisable within 60 days of June 30, 1998.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). Upon consummation of the Offering, no shares of Preferred Stock and 9,716,740 shares of Common Stock (10,166,740 shares if the Underwriters' over-allotment option is exercised in full) will be outstanding. The following summary is qualified in its entirety by reference to the Company's Charter and By-laws.

COMMON STOCK

     As of June 30, 1998, there were 7,716,740 shares of Common Stock outstanding held of record by 68 stockholders, assuming the conversion of all shares of Convertible Preferred Stock into an aggregate of 3,779,510 shares of Common Stock upon closing of this Offering. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock offered by the Company in the Offering will, when issued, be fully paid and nonassessable.

PREFERRED STOCK

     The Board has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the Company's stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

  DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Charter provides for the division of the Board into three classes as nearly equal in size as practicable with staggered three-year terms, effective upon consummation of this Offering. See "Management -- Board of Directors". A director may be removed only for cause and then only by the vote of a majority of the shares entitled to vote for the election of directors.

     The Charter empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Company's capital stock, the estimated current value of the Company in a freely negotiated transaction or the estimated future value of the Company as an independent entity and (ii) the impact of such a transaction on the employees, suppliers and customers of the Company and its effect on the communities in which the Company operates.

     The Charter and By-laws provide that, effective upon consummation of the Offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and that special meetings may be called only by the Chairman of the Board, the President or a majority of the entire Board. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired all or a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The Delaware General Corporation Law ("DGCL") provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of a majority of the entire Board and the holders of at least 66 2/3% of the outstanding voting stock of the Company to amend or repeal any of the foregoing Charter provisions or to reduce the number of authorized shares of Common Stock and Preferred Stock. A 66 2/3% vote is also required to amend or repeal the Company's By-laws. Such stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders. The By-laws may also be amended or repealed by a majority vote of the Board of Directors.

     The By-laws provide that for nominations for the Board or for other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not later than 120 days in advance of the first anniversary of the date that the Company's proxy statement to stockholders is delivered in connection with the prior year's annual meeting of stockholders or 90 days prior to the date of the meeting if no such proxy statement was delivered to the stockholders. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. Business transacted at a special meeting is limited to the purposes for which the meeting is called.

     The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Risk Factors -- Effect of Anti-takeover Provisions".

     The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Charter and By-laws also contain provisions indemnifying the directors and officers of the Company to the fullest extend permitted by the DGCL. The Company expects to obtain, prior to the consummation of the Offering, a directors and officers liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stock-holder attained such status with the approval of the Board or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 9,716,740 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options under the Company's 1996 Plan or other options after June 30, 1998). Of such shares, the 3,000,000 shares sold in this Offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of the Company, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. As of the date of this Prospectus, 7,716,740 "restricted shares" as defined in Rule 144 will be outstanding. Of such shares, and without consideration of the contractual restrictions described below, no shares would be available for immediate sale in the public market without restriction pursuant to Rule 144(k). Beginning 90 days after the date of this Prospectus, and without consideration of the contractual restrictions described below, 939,067 shares would be eligible for sale in reliance upon Rule 144 promulgated under the Securities Act and 1,330,595 shares would be eligible for sale in reliance upon Rule 701 promulgated under the Securities Act.

     In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from the Company (or any Affiliate) at least one year previously, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 97,167 shares immediately after the Offering) or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from the Company (or any Affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144, and (ii) by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

     All stockholders of the Company, including the officers, directors and Selling Stockholders, have agreed not to sell any of their shares of Common Stock for 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. As a result of these contractual restrictions and subject to the provisions of Rules 144(k), 144 and 701, as applicable, 2,651,892 shares subject to restriction will be eligible for sale upon expiration of the Lock-Up Agreements 180 days after the date of this Prospectus. See "Underwriting".

     The Company has agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the date of this prospectus, without the prior written consent of the Representatives of the Underwriters, subject to certain limited exceptions. See "Underwriting".

     After the Offering, the holders of 6,025,310 shares of Common Stock or their respective transferees, would be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

     The Company intends to file a registration statement under the Securities Act covering all shares of Common Stock subject to outstanding stock options as well as all shares of Common Stock reserved for issuance under the Company's Stock Plans. Such registration statement is expected to be filed within 90 days after the date of this Prospectus and will automatically become effective upon filing. Following such filing, shares registered under such registration statement will, subject to the Lock-Up Agreements, Rule 144 volume limitation applicable to Affiliates and the lapsing of the Company's repurchase rights, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this Prospectus. At July 15, 1998, options to purchase 2,085,408 shares were issued and outstanding under the 1996 Plan and no options were issued and outstanding outside of the 1996 Plan.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Bingham Dana LLP, Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of Exchange Applications, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 (Reg. No. 333-01752) (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed as part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)...  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Exchange Applications, Inc. and subsidiaries:

     We have audited the accompanying consolidated balance sheets of Exchange Applications, Inc., a Delaware corporation, and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exchange Applications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
June 16, 1998 (Except with
respect to the matters discussed
in Note 17, as to which the
date is July 15, 1998)

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                      JUNE 30, 1998
                                                                 DECEMBER 31,      --------------------
                                                              ------------------              PRO FORMA
                                                               1996       1997      ACTUAL    (NOTE 3)
                                                              -------   --------   --------   ---------
                                                                                       (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $   361   $  5,273   $  3,977   $  3,977
  Marketable securities.....................................       --        202        205        205
  Accounts receivable, less allowance for doubtful accounts
    of $43, $206 and $212 at December 31, 1996 and 1997 and
    June 30, 1998, respectively.............................    2,002      3,848      5,240      5,240
  Prepaid expenses and other current assets.................       --        729        727        727
                                                              -------   --------   --------   --------
         Total current assets...............................    2,363     10,052     10,149     10,149
Property and equipment, net.................................      606        913      1,627      1,627
Software development costs, net.............................    1,211         --         --         --
Other assets................................................        9        435        358        358
                                                              -------   --------   --------   --------
         Total assets.......................................  $ 4,189   $ 11,400   $ 12,134   $ 12,134
                                                              =======   ========   ========   ========

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of obligations under capital leases.......  $    22   $    212   $    232   $    232
  Current portion of notes payable to related parties.......    1,000         --         --         --
  Accounts payable..........................................      535        422      1,234      1,234
  Accrued expenses..........................................    1,313      3,247      3,445      3,445
  Deferred revenue..........................................      346        922      1,723      1,723
                                                              -------   --------   --------   --------
         Total current liabilities..........................    3,216      4,803      6,634      6,634
Obligations under capital leases, net of current portion....       34        237        128        128
Notes payable to related parties, net of current portion....    2,234         --         --         --
Commitments (Note 9)
Redeemable Preferred Stock (Notes 10 and 11)................       --      7,088      7,208         --
Stockholders' equity (deficit):
  Preferred Stock; $.001 par value --
    10,000,000 shares authorized; 2,300,000 shares issued
    and outstanding at December 31, 1996....................        2         --         --         --
  Series C Preferred Stock, $.001 par value --
    1,223,954 shares designated, issued and outstanding at
    December 31, 1997 and June 30, 1998, actual.............       --          1          1         --
  Common Stock, $.001 par value --
    12,078,698 shares authorized; 2,484,375, 4,234,971,
    4,298,305 shares issued at December 31, 1996 and 1997
    and June 30, 1998, actual, respectively, and 8,077,815
    shares issued on a pro forma basis at June 30, 1998.....        2          4          4          8
  Additional paid-in capital................................      868      4,837      4,878     12,083
  Accumulated deficit.......................................   (2,167)    (5,450)    (6,649)    (6,649)
  Due from officer..........................................       --       (125)      (125)      (125)
  Cumulative translation adjustment.........................       --          2         50         50
  Unrealized gain on marketable securities..................       --          3          5          5
  Treasury stock, at cost; 354,825 shares at December 31,
    1997 and 361,075 shares at June 30, 1998, actual and pro
    forma...................................................       --         --         --         --
                                                              -------   --------   --------   --------
         Total stockholders' equity (deficit)...............   (1,295)      (728)    (1,836)     5,372
                                                              -------   --------   --------   --------
         Total liabilities and stockholders' equity
           (deficit)........................................  $ 4,189   $ 11,400   $ 12,134   $ 12,134
                                                              =======   ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                     YEARS ENDED                    SIX MONTHS ENDED
                                                     DECEMBER 31,                       JUNE 30,
                                        --------------------------------------   -----------------------
                                           1995          1996          1997         1997         1998
                                        ----------   ------------   ----------   ----------   ----------
                                         (NOTE 1)      (NOTE 1)                        (UNAUDITED)
Revenues:
  Software license fees...............  $       --    $    1,500    $    5,765   $    1,793   $    5,816
  Services and maintenance............       1,693         4,534         6,904        3,029        4,602
                                        ----------    ----------    ----------   ----------   ----------
         Total revenues...............       1,693         6,034        12,669        4,822       10,418
Cost of revenues:
  Software license fees...............          --           890         1,707          863          129
  Services and maintenance............       1,012         3,205         5,227        2,297        3,302
                                        ----------    ----------    ----------   ----------   ----------
         Total cost of revenues.......       1,012         4,095         6,934        3,160        3,431
                                        ----------    ----------    ----------   ----------   ----------
Gross profit..........................         681         1,939         5,735        1,662        6,987
Operating expenses:
  Sales and marketing.................         128         1,007         3,602        1,268        4,163
  Research and development............         708         1,325         2,599        1,031        2,716
  General and administrative..........         352         1,018         2,158          813        1,216
                                        ----------    ----------    ----------   ----------   ----------
         Total operating expenses.....       1,188         3,350         8,359        3,112        8,095
                                        ----------    ----------    ----------   ----------   ----------
Loss from operations..................        (507)       (1,411)       (2,624)      (1,450)      (1,108)
Interest income (expense):
  Interest income.....................          --             2            89           39           56
  Interest expense....................         (47)         (197)          (64)         (49)         (27)
                                        ----------    ----------    ----------   ----------   ----------
         Total interest income
           (expense)..................         (47)         (195)           25          (10)          29
                                        ----------    ----------    ----------   ----------   ----------
Net loss..............................        (554)       (1,606)       (2,599)      (1,460)      (1,079)
Accretion of discount and dividends on
  preferred stock.....................          --            --          (684)        (565)        (120)
                                        ----------    ----------    ----------   ----------   ----------
Net loss applicable to common
  stockholders........................  $     (554)   $   (1,606)   $   (3,283)  $   (2,025)  $   (1,199)
                                        ==========    ==========    ==========   ==========   ==========
Net loss per share (Note 2(c)):
  Basic and diluted net loss per share
    applicable to common
    stockholders......................  $    (0.46)   $    (1.33)   $    (1.12)  $    (0.82)  $    (0.33)
                                        ==========    ==========    ==========   ==========   ==========
  Basic and diluted weighted average
    common shares outstanding.........   1,200,016     1,205,041     2,919,775    2,477,683    3,597,711
                                        ==========    ==========    ==========   ==========   ==========
Pro forma net loss per share (Note
  2(c)):
  Pro forma basic and diluted net loss
    per share.........................  $    (0.19)   $    (0.55)   $    (0.48)  $    (0.31)  $    (0.15)
                                        ==========    ==========    ==========   ==========   ==========
  Pro forma basic and diluted
    weighted average common shares
    outstanding.......................   2,925,016     2,930,041     5,390,779    4,682,560    7,377,221
                                        ==========    ==========    ==========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                       SERIES C
                                                                          PREFERRED STOCK          PREFERRED STOCK
                                                          NET PARENT   ----------------------   ----------------------
                                                           COMPANY     NUMBER OF      $.001     NUMBER OF      $.001
                                                          INVESTMENT     SHARES     PAR VALUE     SHARES     PAR VALUE
                                                          ----------   ---------    ---------   ---------    ---------
Balance, January 1, 1995................................   $    (7)            --      $--              --      $--
 Net loss...............................................      (554)            --       --              --       --
 Comprehensive net loss for the year ended December 31,
   1995.................................................        --             --       --              --       --
                                                           -------     ----------      ---      ----------      ---
Balance, December 31, 1995..............................      (561)            --       --              --       --
 Net loss prior to incorporation of the Company.........    (2,093)            --       --              --       --
 Capitalization of the Company..........................     2,654             --       --              --       --
 Issuance of Preferred Stock............................        --      2,300,000        2              --       --
 Issuance of common stock...............................        --             --       --              --       --
 Net income after incorporation of the Company..........        --             --       --              --       --
 Comprehensive net loss for the year ended December 31,
   1996.................................................        --             --       --              --       --
                                                           -------     ----------      ---      ----------      ---
Balance, December 31, 1996..............................        --      2,300,000        2              --       --
 Issuance costs relating to the sale of Series B
   Preferred Stock......................................        --             --       --              --       --
 Conversion of Preferred Stock to common stock..........        --     (2,300,000)      (2)             --       --
 Compensation expense relating to stock options.........        --             --       --              --       --
 Sale of Series C Preferred Stock, net of issuance costs
   of $13...............................................        --             --       --       1,223,954        1
 Accretion of discount and dividends on Series A
   Preferred Stock......................................        --             --       --              --       --
 Loan to officer........................................        --             --       --              --       --
 Issuance of common stock...............................        --             --       --              --       --
 Exercise of common stock options.......................        --             --       --              --       --
 Cumulative translation adjustment......................        --             --       --              --       --
 Unrealized gain on marketable securities...............        --             --       --              --       --
 Net loss...............................................        --             --       --              --       --
 Comprehensive net loss for the year ended December 31,
   1997.................................................        --             --       --              --       --
                                                           -------     ----------      ---      ----------      ---
Balance, December 31, 1997..............................        --             --       --       1,223,954        1
 Accretion of dividends on Series A Preferred Stock.....        --             --       --              --       --
 Exercise of common stock options.......................        --             --       --              --       --
 Cumulative translation adjustment......................        --             --       --              --       --
 Unrealized gain on marketable securities...............        --             --       --              --       --
 Net loss...............................................        --             --       --              --       --
 Comprehensive net loss for the six months ended June
   30, 1998.............................................        --             --       --              --       --
                                                           -------     ----------      ---      ----------      ---
Balance, June 30, 1998 (unaudited)......................        --             --       --       1,223,954        1
 Cancellation of Series A Preferred Stock...............        --             --       --              --       --
 Conversion of Series B Preferred Stock to common
   stock................................................        --             --       --              --       --
 Conversion of Series C Preferred Stock to common
   stock................................................        --             --       --      (1,223,954)      (1)
                                                           -------     ----------      ---      ----------      ---
Pro Forma Balance, June 30, 1998 (unaudited) (Note 3)...   $    --             --      $--              --      $--
                                                           =======     ==========      ===      ==========      ===


                                                              COMMON STOCK
                                                          ---------------------   ADDITIONAL                            CUMULATIVE
                                                          NUMBER OF     $.001      PAID-IN     ACCUMULATED   DUE FROM   TRANSLATION
                                                           SHARES     PAR VALUE    CAPITAL       DEFICIT     OFFICER    ADJUSTMENT
                                                          ---------   ---------   ----------   -----------   --------   -----------
Balance, January 1, 1995................................        --       $--       $    --       $    --      $  --        $--
 Net loss...............................................        --       --             --            --         --         --
 Comprehensive net loss for the year ended December 31,
   1995.................................................        --       --             --            --         --         --
                                                          ---------      --        -------       -------      -----         --
Balance, December 31, 1995..............................        --       --             --            --         --         --
 Net loss prior to incorporation of the Company.........        --       --             --            --         --         --
 Capitalization of the Company..........................        --       --             --        (2,654)        --         --
 Issuance of Preferred Stock............................        --       --            868            --         --         --
 Issuance of common stock...............................  2,484,375       2             --            --         --         --
 Net income after incorporation of the Company..........        --       --             --           487         --         --
 Comprehensive net loss for the year ended December 31,
   1996.................................................        --       --             --            --         --         --
                                                          ---------      --        -------       -------      -----         --
Balance, December 31, 1996..............................  2,484,375       2            868        (2,167)        --         --
 Issuance costs relating to the sale of Series B
   Preferred Stock......................................        --       --           (111)           --         --         --
 Conversion of Preferred Stock to common stock..........  1,725,000       2             --            --         --         --
 Compensation expense relating to stock options.........        --       --             77            --         --         --
 Sale of Series C Preferred Stock, net of issuance costs
   of $13...............................................        --       --          3,986            --         --         --
 Accretion of discount and dividends on Series A
   Preferred Stock......................................        --       --             --          (684)        --         --
 Loan to officer........................................        --       --             --            --       (125)        --
 Issuance of common stock...............................    15,500       --             10            --         --         --
 Exercise of common stock options.......................    10,096       --              7            --         --         --
 Cumulative translation adjustment......................        --       --             --            --         --          2
 Unrealized gain on marketable securities...............        --       --             --            --         --         --
 Net loss...............................................        --       --             --        (2,599)        --         --
 Comprehensive net loss for the year ended December 31,
   1997.................................................        --       --             --            --         --         --
                                                          ---------      --        -------       -------      -----         --
Balance, December 31, 1997..............................  4,234,971       4          4,837       $(5,450)      (125)         2
 Accretion of dividends on Series A Preferred Stock.....        --       --             --          (120)        --         --
 Exercise of common stock options.......................    63,334       --             41            --         --         --
 Cumulative translation adjustment......................        --       --             --            --         --         48
 Unrealized gain on marketable securities...............        --       --             --            --         --         --
 Net loss...............................................        --       --             --        (1,079)        --         --
 Comprehensive net loss for the six months ended June
   30, 1998.............................................        --       --             --            --         --         --
                                                          ---------      --        -------       -------      -----         --
Balance, June 30, 1998 (unaudited)......................  4,298,305       4          4,878        (6,649)      (125)        50
 Cancellation of Series A Preferred Stock...............        --       --          3,209            --         --         --
 Conversion of Series B Preferred Stock to common
   stock................................................  2,555,556       3          3,996            --         --         --
 Conversion of Series C Preferred Stock to common
   stock................................................  1,223,954       1             --            --         --         --
                                                          ---------      --        -------       -------      -----         --
Pro Forma Balance, June 30, 1998 (unaudited) (Note 3)...  8,077,815      $8        $12,083       $(6,649)     $(125)       $50
                                                          =========      ==        =======       =======      =====        ===


                                                          UNREALIZED
                                                           GAIN ON
                                                          MARKETABLE             COMPREHENSIVE
                                                          SECURITIES    TOTAL    INCOME (LOSS)
                                                          ----------   -------   -------------
Balance, January 1, 1995................................      $--      $    (7)     $    --
 Net loss...............................................      --          (554)        (554)
                                                                                    -------
 Comprehensive net loss for the year ended December 31,
   1995.................................................      --            --      $  (554)
                                                              --       -------      =======
Balance, December 31, 1995..............................      --          (561)
 Net loss prior to incorporation of the Company.........      --        (2,093)     $(2,093)
 Capitalization of the Company..........................      --            --
 Issuance of Preferred Stock............................      --           870
 Issuance of common stock...............................      --             2
 Net income after incorporation of the Company..........      --           487          487
                                                                                    -------
 Comprehensive net loss for the year ended December 31,
   1996.................................................      --            --      $(1,606)
                                                              --       -------      =======
Balance, December 31, 1996..............................      --        (1,295)
 Issuance costs relating to the sale of Series B
   Preferred Stock......................................      --          (111)
 Conversion of Preferred Stock to common stock..........      --            --
 Compensation expense relating to stock options.........      --            77
 Sale of Series C Preferred Stock, net of issuance costs
   of $13...............................................      --         3,987
 Accretion of discount and dividends on Series A
   Preferred Stock......................................      --          (684)
 Loan to officer........................................      --          (125)
 Issuance of common stock...............................      --            10
 Exercise of common stock options.......................      --             7
 Cumulative translation adjustment......................      --             2      $     2
 Unrealized gain on marketable securities...............       3             3            3
 Net loss...............................................      --        (2,599)      (2,599)
                                                                                    -------
 Comprehensive net loss for the year ended December 31,
   1997.................................................      --            --      $(2,594)
                                                              --       -------      =======
Balance, December 31, 1997..............................       3          (728)
 Accretion of dividends on Series A Preferred Stock.....      --          (120)
 Exercise of common stock options.......................      --            41
 Cumulative translation adjustment......................      --            48      $    48
 Unrealized gain on marketable securities...............       2             2            2
 Net loss...............................................      --        (1,079)      (1,079)
                                                                                    -------
 Comprehensive net loss for the six months ended June
   30, 1998.............................................      --            --      $(1,029)
                                                              --       -------      =======
Balance, June 30, 1998 (unaudited)......................       5        (1,836)
 Cancellation of Series A Preferred Stock...............      --         3,209
 Conversion of Series B Preferred Stock to common
   stock................................................      --         3,999
 Conversion of Series C Preferred Stock to common
   stock................................................      --            --
                                                              --       -------
Pro Forma Balance, June 30, 1998 (unaudited) (Note 3)...      $5       $ 5,372
                                                              ==       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               SIX MONTHS
                                                                      YEARS ENDED                 ENDED
                                                                     DECEMBER 31,               JUNE 30,
                                                              ---------------------------   -----------------
                                                               1995      1996      1997      1997      1998
                                                              -------   -------   -------   -------   -------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $  (554)  $(1,606)  $(2,599)  $(1,460)  $(1,079)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities --
  Amortization of software development costs................       --       712     1,211       641        --
  Depreciation and other amortization.......................       49       176       275        99       228
  Noncash compensation expense..............................       --        --        77        36        --
  Changes in operating assets and liabilities --
    Accounts receivable.....................................     (452)   (1,549)   (1,846)       (5)   (1,392)
    Prepaid expenses and other current assets...............       --        --      (476)     (232)        2
    Accounts payable........................................      150       385      (113)     (296)      812
    Accrued expenses........................................      525       872     2,105       181       198
    Deferred revenue........................................      418       (72)      576       (54)      802
                                                              -------   -------   -------   -------   -------
        Net cash provided by (used in) operating
          activities........................................      136    (1,082)     (790)   (1,090)     (429)
                                                              -------   -------   -------   -------   -------
Cash flows from investing activities:
  Purchase of marketable securities.........................       --        --      (200)       --        --
  Purchases of property and equipment.......................     (303)     (441)     (102)     (102)     (923)
  Increase in software development costs....................   (1,107)     (703)       --        --        --
  Increase (decrease) in other assets.......................       (6)       (3)     (679)     (599)       77
                                                              -------   -------   -------   -------   -------
        Net cash used in investing activities...............   (1,416)   (1,147)     (981)     (701)     (846)
                                                              -------   -------   -------   -------   -------
Cash flows from financing activities:
  Proceeds from notes payable to related parties............    1,800     2,100        --        --        --
  Payments of notes payable to related parties..............       --        --    (1,000)   (1,000)       --
  Repayments under capital leases...........................      (20)      (12)      (86)      (10)     (110)
  Due from officer..........................................       --        --      (125)       --        --
  Exercise of common stock options..........................       --        --         7        --        41
  Issuance of common stock..................................       --         2        10        --        --
  Issuance of Series B Preferred Stock, net of offering
    costs...................................................       --        --     3,888     3,888        --
  Issuance of Series C Preferred Stock, net of offering
    costs...................................................       --        --     3,987        --        --
                                                              -------   -------   -------   -------   -------
        Net cash provided by financing (used in)
          activities........................................    1,780     2,090     6,681     2,878       (69)
                                                              -------   -------   -------   -------   -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       --        --         2        --        48
                                                              -------   -------   -------   -------   -------
Net increase (decrease) in cash and cash equivalents........      500      (139)    4,912     1,087    (1,296)
                                                              -------   -------   -------   -------   -------
Cash and cash equivalents, beginning of period..............       --       500       361       361     5,273
                                                              -------   -------   -------   -------   -------
Cash and cash equivalents, end of period....................  $   500   $   361   $ 5,273   $ 1,448   $ 3,977
                                                              =======   =======   =======   =======   =======
Supplemental disclosure of cash flow information --
  Cash paid for interest....................................  $    35   $   155   $    19   $     4   $    13
                                                              =======   =======   =======   =======   =======
  Cash paid for income taxes................................  $    --   $    --   $   476   $   198   $    --
                                                              =======   =======   =======   =======   =======
Supplemental disclosure of noncash financing and investing
  activities:
  Equipment acquired under capital leases...................  $    81   $    35   $   479   $   186   $    20
                                                              =======   =======   =======   =======   =======
  Conversion of amounts due to a related party to Preferred
    Stock...................................................  $    --   $   870   $    --   $    --   $    --
                                                              =======   =======   =======   =======   =======
  Conversion of Preferred Stock to common stock.............  $    --   $    --   $     2   $     2   $    --
                                                              =======   =======   =======   =======   =======
  Conversion of notes payable to related parties to Series A
    Preferred Stock.........................................  $    --   $    --   $ 2,405   $ 2,405   $    --
                                                              =======   =======   =======   =======   =======
  Accretion of discount and dividends on preferred stock....  $    --   $    --   $   684   $   565   $   120
                                                              =======   =======   =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1)  BACKGROUND AND BASIS OF PRESENTATION

     Exchange Applications, Inc. and its subsidiaries (the "Company") is a leading provider of customer optimization software and solutions that enable businesses to maximize the economic value of their customers. The Company's Continuous Customer Management ("CCM") solution, including its VALEX software and related consulting and integration services, enables businesses to retain and expand existing profitable customer relationships and to acquire new customers by: (i) analyzing enterprise-wide databases of customer information;
(ii) identifying and prioritizing opportunities; (iii) creating customized streams of targeted, real-time, event-triggered customer communications, such as special offers, follow-up communications, special discounts, new products or service offerings and other marketing campaigns; (iv) selecting the most effective channels through which to communicate with customers, such as direct mail, call centers, the Internet and sales forces; and (v) continuously evaluating the impact of individual and collective customer communications on marketing strategies and customer profitability.

     The Company was incorporated in Delaware on November 7, 1996. Prior to incorporation, the Company operated as a division of two entities, Grant & Partners, Inc. ("GPI") and Grant & Partners L.P. ("GPLP").

     GPI was incorporated in June 1993 and was primarily engaged in providing management consulting services. In November 1994, the Company began operations when it acquired the rights to certain intellectual property and hired employees to commence the development of the VALEX software product.

     On March 28, 1995, GPI entered into a limited partnership agreement with Cyrk, Inc. ("Cyrk") to form GPLP. GPI, as the general partner, contributed all of its assets and liabilities to GPLP for a 50% limited partnership interest. Cyrk purchased the remaining 50% limited partnership interest in GPLP. Upon entering into the partnership agreement, GPI became a holding company, with no substantial operations.

     GPLP was established to provide marketing and customer management services for companies in a wide range of industries including retailing, transportation, banking and manufacturing. GPLP operated as two separate divisions, Exchange Applications ("EA") and Exchange Partners ("EP"). EA's focus was marketing program design and execution and customer database and technology development. EP's focus was providing a variety of management consulting services for marketing organizations.

     On November 15, 1996, the Company and GPLP entered into an assignment and assumption agreement whereby GPLP contributed EA to the Company in exchange for 2,300,000 shares of preferred stock ("Preferred Stock") of the Company. In addition, the Company issued 2,484,375 shares of common stock to certain employees. The Preferred Stock held by GPLP contained voting rights equal to two votes for each share of common stock into which the Preferred Stock would convert. As a result, GPLP held approximately 70% of the voting rights of the Company, thereby retaining a controlling interest over the Company.

     In March 1997, the Company restructured its ownership interests through the conversion of the 2,300,000 shares of Preferred Stock into 1,725,000 shares of common stock, the conversion of notes payable to related parties (Cyrk and GPLP) into 2,900,000 shares of Series A redeemable preferred stock ("Series A Preferred Stock") (see Note 10), the payment of $1,000,000 to discharge certain indebtedness to Cyrk, and the sale of 2,555,556 shares of Series B redeemable convertible preferred stock ("Series B Preferred Stock") to venture capital investors. As a result of the issuance of Series B Preferred Stock, GPLP and Cyrk's ownership of the Company decreased

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

to approximately 11% and 38%, respectively, on an as-converted basis. Accordingly, neither GPLP nor Cyrk retained a controlling interest in the Company.

     The accompanying consolidated financial statements prior to the formation of the Company represent the financial results of the EA division as included in the consolidated financial statements of GPI from January 1, 1995 to March 27, 1995 and of GPLP from March 28, 1995 to November 14, 1996.

     General corporate overhead costs related to corporate headquarters and shared administrative support were allocated by GPI and GPLP to EA based on a number of factors, including, for example, personnel and space utilized. Management believes these allocations were reasonable and the costs of the services charged to the Company were not materially different from the costs that would have been incurred if the Company had performed these functions as a standalone entity.

(2)  SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

  (a) PRINCIPLES OF CONSOLIDATION

          The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

  (b) INTERIM FINANCIAL STATEMENTS

          The accompanying consolidated financial statements as of June 30, 1997 and 1998 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for the interim period. Certain financial information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted with respect to the six-month periods, although the Company believes that the disclosures included are adequate to make the information presented not misleading. The results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

  (c) NET LOSS PER SHARE

          In accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, basic and diluted net loss per common share is calculated by dividing the net loss applicable to common stockholders by the weighted average number of vested common shares outstanding (See Note 12(b)) for all periods presented. For the year ended December 31, 1995 and for the period from January 1, 1996 to November 14, 1996 (representing the period prior to the Company's incorporation), the calculation of basic and diluted net loss per share applicable to common stockholders includes the number of shares of common stock that were vested upon issuance (November 15, 1996) as if those shares had been outstanding for the entire period. Pro forma basic and diluted net loss per share is calculated by dividing net loss by the weighted average number of vested shares of common stock and preferred stock, on an as-converted basis, outstanding during the period. For the years ended

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     December 31, 1995 and for the period from January 1, 1996 to November 14, 1996 (representing the period prior to the Company's formation), the calculation of pro forma net loss per share includes 1,725,000 shares of common stock issued in March 1997 upon the conversion of the 2,300,000 shares of Preferred Stock that were issued on November 15, 1996 (See Note
     10) as if those shares had been outstanding for the entire period.

          The Company has applied the provisions of SFAS No. 128 retroactively to all periods presented. In accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 98, the Company has determined that there were no nominal issuances of potential common stock in the twelve months prior to the Company's planned initial public offering. The dilutive effect of potential common shares, consisting of outstanding stock options and convertible preferred stock, is determined using the treasury stock method and the as-converted method, respectively, in accordance with SFAS No. 128. The following table reconciles the weighted average common shares outstanding to the shares used in the computation of basic and diluted and pro forma basic and diluted weighted average common shares outstanding:

                                                                     SIX MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,              JUNE 30,
                               ---------------------------------   ---------------------
                                 1995        1996        1997        1997        1998
                               ---------   ---------   ---------   ---------   ---------
Weighted average common
  shares outstanding.........  2,484,375   2,484,375   3,575,244   3,283,947   3,889,609
Less: Weighted average
  unvested common shares
  outstanding................  1,284,359   1,279,334     655,469     806,264     291,898
                               ---------   ---------   ---------   ---------   ---------
Basic and diluted weighted
  average common shares
  outstanding................  1,200,016   1,205,041   2,919,775   2,477,683   3,597,711
                               ---------   ---------   ---------   ---------   ---------
Add: Weighted average common
  shares issuable upon
  conversion of preferred
  stock......................  1,725,000   1,725,000   2,471,004   2,204,877   3,779,510
                               ---------   ---------   ---------   ---------   ---------
Pro forma basic and diluted
  weighted average common
  shares outstanding.........  2,925,016   2,930,041   5,390,779   4,682,560   7,377,221
                               =========   =========   =========   =========   =========

          Diluted weighted average shares outstanding for all periods presented exclude the potential common shares from stock options, unvested common stock and convertible preferred stock, because to include such shares would have been antidilutive. As of December 31, 1996 and 1997, and June 30, 1998, 3,004,334, 5,598,003 and 5,886,927 potential common shares were outstanding, respectively.

  (d) CASH EQUIVALENTS AND MARKETABLE SECURITIES

          The Company accounts for cash equivalents and marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less. Cash equivalents are carried at cost, which approximates fair market value. The Company's marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized gain or loss recorded as an element of stockholders' equity (deficit).

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     As of December 31, 1997 and June 30, 1998, the Company's marketable securities consisted of investment-grade corporate bonds. As of December 31, 1997 and June 30, 1998, the Company had recorded unrealized gains of approximately $3,000 and $5,000, respectively.

  (e) LONG-LIVED ASSETS

          In accordance with the provisions of SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, the Company evaluates the realizability of its long-lived assets at each reporting period based on projected future cash flows. As of December 31, 1996 and 1997 and June 30, 1998, the Company has determined that no material adjustment was required to the carrying value of its long-lived assets.

  (f) SOFTWARE DEVELOPMENT COSTS

          The Company's VALEX software is highly technical and required a significant engineering and development effort. In accordance with SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, during 1994, 1995 and 1996, the Company capitalized certain software development costs relating to VALEX incurred from the date technological feasibility of the software development project had been established through June 1996. These costs were amortized over an estimated useful life of 18 months commencing with the general availability of the product in July 1996. For the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997, the Company charged approximately $0, $712,000, $1,211,000 and $641,000, respectively, to cost of software license fee revenues for the amortization of these costs. As of December 31, 1997, capitalized software development costs were fully amortized.

          The software development costs incurred subsequent to the commercial release of VALEX were primarily related to product enhancements and product maintenance. Consequently, software development costs that would otherwise be capitalized were not material and, therefore, were expensed as incurred.

  (g) INCOME TAXES

          The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. This statement requires the Company to recognize a current tax liability or asset for current taxes payable or refundable and to record a deferred tax asset or liability for the estimated future tax effects of temporary differences and carryforwards to the extent they are realizable. A deferred tax provision or benefit results from the net change in deferred tax assets and liabilities during the year. A deferred tax valuation allowance is required if it is "more likely than not" that all or a portion of recorded deferred tax assets will not be realized.

  (h) FINANCIAL INSTRUMENTS

          SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosures about the fair value of financial instruments. Financial instruments consist principally of cash equivalents, marketable securities, accounts receivable, accounts payable, notes payable to related parties and redeemable preferred stock. The estimated fair value of these financial instruments approximates their carrying value.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (i) CONCENTRATION OF CREDIT RISK

          SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash equivalents, marketable securities and accounts receivable. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. The Company performs periodic credit evaluations of its customers and has recorded allowances for estimated losses.

          The following table summarizes the number of customers that individually comprise greater than 10% of total revenue and/or total accounts receivable and their aggregate percentage of the Company's total revenues and accounts receivable.

                                                       REVENUE              ACCOUNTS RECEIVABLE
                                               -----------------------    ------------------------
                                                            PERCENT OF                 PERCENT OF
                                               NUMBER OF      TOTAL       NUMBER OF    TOTAL TRADE
                                               CUSTOMERS     REVENUE      CUSTOMERS    RECEIVABLES
                                               ---------    ----------    ---------    -----------
    Year Ended --
      December 31, 1995......................      4            78%           3            48%
      December 31, 1996......................      3            41            4            74
      December 31, 1997......................      2            56            2            66
    Six Months Ended --
      June 30, 1997..........................      3            76            3            86
      June 30, 1998..........................      3            41            2            28

  (j) FOREIGN CURRENCY

          The functional currencies of the Company's wholly owned subsidiaries in the United Kingdom and Australia are the local currencies. The financial statements of the subsidiaries are translated to United States dollars using period-end exchange rates for assets and liabilities and average exchange rates during the corresponding period for revenues, cost of revenues and expenses. Translation gains and losses are deferred and accumulated as a component of stockholders' equity (deficit). Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during the periods presented.

  (k) REVENUE RECOGNITION

          The Company generates revenue from licensing the rights to use its software to end users and certain re-sellers. The Company also generates service and maintenance revenues from integrating its software with its customers' operating environments, the sale of maintenance services and the sale of certain other consulting and development services.

          The Company has recognized revenue in accordance with the provisions of Statement of Position ("SOP") No. 91-1, Software Revenue Recognition. In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued SOP 97-2, Software Revenue Recognition, which supercedes SOP 91-1 and is effective for transactions entered into for fiscal

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     years beginning after December 15, 1997. The Company adopted the provisions of SOP 97-2 for the year ended December 31, 1997. The adoption of this statement did not have a material impact on the Company's results of operations or financial position.

          Revenues from software license fee agreements are recognized upon execution of a license agreement and delivery of the software, provided that the fee is fixed or determinable and deemed collectible by management. If conditions for acceptance are required subsequent to delivery, revenues are recognized upon customer acceptance. Revenues from software maintenance agreements are recognized ratably over the term of the maintenance period, which is typically one year. Revenues from professional service arrangements are recognized on either a time and materials or percentage-of-completion basis as the services are performed, provided that amounts due from customers are fixed or determinable and deemed collectible by management. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue or as customer deposits.

          Cost of software license fee revenues consists of costs to distribute the product, including the cost of the media on which it is delivered and royalty payments to third party vendors, as well as the amortization of software development costs. Cost of service and maintenance revenues consists primarily of consulting and support personnel salaries and related costs.

  (l) ACCOUNTING FOR STOCK-BASED COMPENSATION

          In 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company has continued to account for employee stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and has included the pro forma disclosures required by SFAS No. 123 for all periods presented.

  (m) NEW ACCOUNTING STANDARDS

          In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities, which requires that all nongovernmental entities expense the costs of start-up activities, including organizational costs, as those costs are incurred. The Company has historically recorded all such costs as expense, in the period incurred.

          In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in stockholders' equity (deficit) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The Company adopted SFAS No. 130, effective January 1, 1998, and has disclosed comprehensive income (loss) for all periods presented in the accompanying consolidated statements of stockholders' equity (deficit).

          In July 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Unless impracticable, companies would be required to restate prior period information upon adoption. The Company does not believe the adoption of this accounting pronouncement will have a significant impact on the Company's financial statements.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (n) POSTRETIREMENT BENEFITS

          The Company has no obligations for postretirement benefits.

  (o) USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(3)  PRO FORMA CONVERSION AND RETIREMENT OF PREFERRED STOCK

     On July 15, 1998, the Board of Directors of the Company authorized management to pursue an initial public offering ("IPO") of the Company's common stock. Upon closing of the Company's proposed IPO, all of the Company's Series B and C Preferred Stock will automatically convert into 3,779,510 shares of common stock. In addition, based on the terms of the redemption preference of the Series A Preferred Stock, Series A Preferred Stock will be cancelled and the Company will not be required to pay the redemption preference of $3,209,000. As a result, such amount will be reclassified to additional paid-in capital (see
Note 10). The pro forma effect of the conversion and cancellation of the preferred stock on stockholders' equity (deficit) has been presented separately in the Company's accompanying consolidated balance sheets and consolidated statements of stockholders' equity (deficit) and Note 11, assuming the conversion and cancellation had occurred as of June 30, 1998.

(4)  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method to allocate the cost of property and equipment over their estimated useful lives. Property and equipment, at cost, and their estimated useful lives are as follows:

                                                                     DECEMBER 31,
                                                   ESTIMATED        ---------------    JUNE 30,
                                                  USEFUL LIFE       1996      1997       1998
                                                  -----------       ----      ----     --------
                                                                          (IN THOUSANDS)
Computers and equipment......................       4 years         $ 621    $  912     $1,322
Furniture and fixtures.......................      10 years           156       307        557
Purchased software...........................       3 years            45        60        292
Leasehold improvements.......................  Life of the lease        8        39         89
                                                                    -----    ------     ------
                                                                      830     1,318      2,260
Less -- Accumulated depreciation and
  amortization...............................                         224       405        633
                                                                    -----    ------     ------
                                                                    $ 606    $  913     $1,627
                                                                    =====    ======     ======

     Depreciation and amortization expense for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 was approximately $49,000, $176,000, $275,000, $99,000 and $228,000, respectively.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5)  ACCRUED EXPENSES

     Accrued expenses at December 31, 1996 and 1997 and June 30, 1998 consisted of the following:

                                                           DECEMBER 31,
                                                         ----------------    JUNE 30,
                                                          1996      1997       1998
                                                         ------    ------    --------
                                                                (IN THOUSANDS)
Payroll and related costs..............................  $  859    $1,508     $1,474
Royalties..............................................     153       283         --
Other..................................................     301     1,456      1,971
                                                         ------    ------     ------
                                                         $1,313    $3,247     $3,445
                                                         ======    ======     ======

(6)  INCOME TAXES

     No provision for federal or state income taxes has been recorded, as the Company incurred net operating losses for all periods presented. The Company had net operating loss carryforwards of approximately $792,000 at December 31, 1997 to reduce future income taxes, if any. These carryforwards expire through 2013 and are subject to review and possible adjustment by the Internal Revenue Service ("IRS").

     The Tax Reform Act of 1986 contains provisions that may limit the amount of net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company believes it has experienced a change in ownership in excess of 50%. The Company does not believe that this change in ownership will significantly impact the Company's ability to utilize its net operating loss carryforwards.

     The approximate tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets are as follows:

                                                             DECEMBER 31,
                                                            --------------
                                                            1996     1997
                                                            ----     ----
                                                            (IN THOUSANDS)
Nondeductible expenses and reserves.......................  $ 365    $ 465
Net operating loss carryforwards..........................     --      318
                                                            -----    -----
                                                              365      783
                                                            -----    -----
Less -- Valuation allowance...............................   (365)    (783)
                                                            -----    -----
          Net deferred tax asset..........................  $  --    $  --
                                                            =====    =====

     It is the Company's objective to become a profitable enterprise and to realize the benefits of its deferred tax assets. However, in evaluating the realizability of these deferred tax assets, management has considered the Company's short operating history, the volatility of the market in which it competes, the operating losses incurred to date, and believes that given the significance of this evidence, a full valuation reserve against its deferred tax assets is required as of December 31, 1996 and 1997. The increase in the valuation allowance during these periods relates primarily to the Company's operating results.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(7)  REVOLVING NOTE AGREEMENT

     In December 1997, the Company entered into a $2,000,000 revolving note agreement (the "Note") with a bank. Borrowings and the face amount of outstanding letters of credit are limited to 75% of qualified receivables. As of December 31, 1997 and June 30, 1998, letters of credit totaling $945,000 and $971,000, respectively, were outstanding. Borrowings under the Note bear interest at the bank's prime rate (8.5% at June 30, 1998) plus .75% per annum, payable monthly in arrears. The Note, which expires May 31, 1999, is secured by substantially all assets of the Company. As of December 31, 1997 and June 30, 1998, no borrowings were outstanding under the Note.

     Under the Note agreement as amended, the Company must comply with certain restrictive financial covenants. As of December 31, 1997 and June 30, 1998, the Company had received waivers from the bank for all events of default.

(8)  RELATED PARTY TRANSACTIONS

  (a) NOTES PAYABLE

          As of December 31, 1996, the Company had outstanding demand notes payable totaling $2,960,000 to Cyrk and $274,000 to GPLP. These notes bore interest at the prime rate payable monthly in arrears. Interest expense on the demand notes payable amounted to approximately $41,000, $193,000 and $43,000 for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively. On March 18, 1997, $1,000,000 of principal and accrued interest was repaid and the remaining principal balance on the Notes was converted into 2,900,000 shares of Series A Preferred Stock (see Note 11).

  (b) TRANSACTIONS WITH GPLP

          As discussed in Note 1, on November 15, 1996, the Company and GPLP entered into an assignment and assumption agreement whereby the Company received the EA business from GPLP in exchange for 2,300,000 shares of the Company's convertible preferred stock. At the date of transfer, the total liabilities of the EA business exceeded its total assets by approximately $1,700,000. GPLP contributed $870,000 of its advances to EA to the capital of the Company.

  (c) EXCHANGE MARKETING GROUP

          In March 1997, the Company entered into an employment termination agreement with an officer of the Company. Upon termination, the officer established Exchange Marketing Group ("EMG"). The Company repurchased 341,125 shares of common stock from the officer and six other employees who also terminated their employment with the Company.

          In March 1997, the Company loaned EMG $350,000, as evidenced by a note receivable. This note accrued interest at 9% per annum with quarterly interest payments due commencing June 30, 1997. This note and all accrued interest were repaid in February 1998.

(9)  COMMITMENTS

  (a) LEASE OBLIGATIONS

          The Company leases certain equipment under agreements that are accounted for as capital leases and expire at various dates through year 2000. Interest rates on these leases range from 12.0% to 14.5%.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

          The Company has certain noncancellable operating leases for facilities and equipment. The operating leases expire at various dates through the year 2003. The Company has letters of credit outstanding with a bank (see
     Note 7) for $971,000 as collateral on its leased facilities and certain equipment. Total rent expense under these agreements was approximately $17,000, $239,000, $399,000, $155,000 and $254,000 for the years ended
     December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

          At December 31, 1997, the minimum lease commitments for all leased facilities and equipment with an initial or remaining term in excess of one year are as follows:

                                                           CAPITAL    OPERATING
                                                           LEASES      LEASES
                                                           -------    ---------
                                                              (IN THOUSANDS)
1998.....................................................   $ 258      $1,409
1999.....................................................     196       1,412
2000.....................................................      62       1,407
2001.....................................................      --       1,293
2002.....................................................      --       1,080
Thereafter...............................................      --         450
                                                            -----      ------
          Total minimum payments.........................     516      $7,051
                                                                       ======
Less -- Amount representing interest.....................      67
                                                            -----
          Principal obligation...........................     449
Less -- Current portion..................................     212
                                                            -----
                                                            $ 237
                                                            =====

     As of December 31, 1997, the Company had entered into two sublease agreements that will reduce rent expense by approximately $275,000, $550,000, $355,000 and $236,000 for the years ended December 31, 1998, 1999, 2000, and
2001, respectively.

  (b) ROYALTY

          The Company licensed certain intellectual property from a third party, which has been integrated with VALEX, under a royalty-bearing agreement. Under the terms of the license agreement, the Company is required to pay royalties to the licensor totaling approximately $656,000 on the first $10,000,000 of cumulative VALEX license fees. For the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company charged royalties of approximately $0, $114,000, $456,000 $160,000 and $86,000, respectively, to the cost of software license fees relating to this agreement. As of June 30, 1998, the aggregate sales of VALEX had exceeded the $10,000,000 limit. Accordingly, the Company has no further royalty obligation under this agreement.

(10)  PREFERRED STOCK

     At incorporation on November 7, 1996, the Company authorized 10,000,000 shares of $.001 par value Preferred Stock for future issuance in one or more series. On November 15, 1996, the Company issued 2,300,000 shares of Preferred Stock to GPLP in consideration for a capital contribution of $870,000, as discussed in Note 1 and Note 8(b).

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     On March 18, 1997, the Company converted all of its previously outstanding shares of Preferred Stock into 1,725,000 shares of common stock. The Company then amended its certificate of incorporation to reduce the number of authorized shares of its $.001 par value preferred stock to 5,455,556 shares, of which 2,900,000 shares were designated as Series A Preferred Stock and 2,555,556 shares were designated Series B Preferred Stock. The 2,900,000 shares of Series A Preferred Stock were issued upon the conversion of $2,405,000 of notes payable to the related parties, as discussed in Note 8(a). The 2,555,556 shares of Series B Preferred Stock were sold to venture capital investors at a price of $1.565 per share, with net proceeds to the Company of $3,888,000.

     On December 4, 1997, the Company authorized an additional 1,223,954 shares of $.001 par value Preferred Stock and designated these shares as Series C Convertible Preferred Stock (Series C Preferred Stock). The 1,223,954 shares of the Series C Preferred Stock were sold to venture capital investors at a price of $3.268 per share, with net proceeds to the Company of $3,987,000.

     The Company loaned $125,000 to an officer for the purchase of approximately 38,000 shares of Series B Preferred Stock from another stockholder. The loan is evidenced by a note that bears interest at the prime rate and is secured by the 38,000 shares of Series B Preferred Stock the officer purchased. The Company has accounted for this loan as a stock subscription receivable classified as Due from Officer in the accompanying consolidated statements of stockholders' equity (deficit) as of December 31, 1997 and June 30, 1998.

     The rights and preferences of the Company's preferred stock are as follows:

  DIVIDENDS

          Each outstanding share of Series A Preferred Stock accrues a cumulative annual dividend of 8.25%. Holders of Series B Preferred Stock and Series C Preferred Stock are entitled to a proportionate share of any cash or noncash common stock dividend as though they were holders of the number of shares of common stock into which their shares were convertible as of the date declared. To date, no dividends have been declared. The Company has provided for Series A Preferred Stock cumulative dividends by accreting charges against the accumulated deficit with corresponding increases to the carrying value of the Series A Preferred Stock. Such increases aggregated approximately $189,000, $70,000 and $120,000 for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, respectively.

  LIQUIDATION PREFERENCE

          Upon liquidation, the holders of Series C Preferred Stock are entitled to receive $3.268 per share, plus all accrued or declared but unpaid dividends, prior to any distribution to any holder of any share of any other class or series of capital stock. If available assets are sufficient to permit payment of the full preferential amounts on the Series C Preferred Stock, then holders of Series B Preferred Stock are entitled to receive out of any additional assets up to $1.565 per share, plus all accrued or declared but unpaid dividends, and then holders of Series A Preferred Stock are entitled to receive out of any additional assets up to $1.00 per share, plus all accrued or declared but unpaid dividends. If the assets available for distribution with respect to any such series of capital stock are insufficient to permit the payment of the full preferential amount on such series, as described above, then the holders of such series shall share ratably on the distribution of assets within that series of stock. If the remaining assets of the Company permit a distribution to common stockholders, then holders of Series B Preferred Stock are entitled to

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     share ratably in such distribution with the holders of common stock as if their shares had been converted to common stock.

  REDEMPTION

          The Company may at any time redeem all or any portion of the shares of Series A Preferred Stock then outstanding at $1.00 per share, plus all accrued or declared but unpaid dividends. The number of shares to be redeemed by each holder shall be equal to each specific holder's pro rata share of the total amount outstanding.

          If upon any redemption of Series A Preferred Stock the assets available for redemption are insufficient to pay to the holders of Series A Preferred Stock the full redemption value, the holders of a majority of Series A Preferred Stock may elect (i) that no redemption be made (in which event all rights in respect of the shares to be redeemed shall continue in full force and effect) or (ii) that the holders shall share ratably in the redemption according to the respective amounts which would have been payable to them.

          Upon an IPO with gross proceeds of at least $20,000,000 at an offering price per common share such that the amount obtained by multiplying such offering price by the number of common stock equivalents, as defined, outstanding immediately after such offering would be at least $130,000,000 (a "Qualified Offering"), all shares of Series A Preferred Stock shall be automatically canceled and the shares outstanding prior to such closing shall no longer be deemed to be outstanding.

          In the event that the Company completes an IPO that is not a Qualified Offering, holders of Series A Preferred Stock have the option to redeem all shares held for $1.00 per share. All shares surrendered under such redemption shall be canceled. Subsequent to redemption, all rights in respect of the Series A Preferred Stock, except the right to receive the liquidation preference, shall cease and terminate, and such shares shall no longer be deemed to be outstanding.

          Upon an IPO, all shares of Series B Preferred Stock will automatically convert into shares of common stock. In the event that the Company completes an IPO that is not a Qualified Offering, the Company, in addition to converting such Series B Preferred Stock to Common Stock, shall pay to each holder of Series B Preferred Stock being thereby converted, $1.565 per share, prior and in preference to any distribution to any holder of any class or series of capital stock of the Company.

          Upon the closing of a qualified sale of the Company, as defined, holders of Series B Preferred Stock not selling shares as part of the sale of the Company may redeem their Series B Preferred Stock at the liquidation preference or convert all or any part of such shares into shares of common stock. Subsequent to redemption, all rights in respect of the Series B Preferred Stock, except the right to receive the liquidation preference, shall cease and terminate, and such shares shall no longer be deemed to be outstanding.

          In connection with the proposed IPO, the Company expects to satisfy the conditions of a Qualified Offering. Accordingly, upon the closing of the IPO, Series A Preferred Stock will be reclassified to $3,209,000 of additional paid-in capital and the Series B Preferred Stock, at a redemption value of $3,999,000, will be converted into 2,555,556 shares of Common Stock without any cash payment required to be made to the holders of Series B Preferred Stock.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

          The Company has presented the Series A and Series B Preferred Stock outside of stockholders' equity (deficit) due to the existence of redemption rights beyond the control of the Company. A summary of the activity of Series A and Series B Preferred Stock is provided in Note 11.

  VOTING

          Holders of Series A Preferred Stock do not have voting rights. Each share of Series B and Series C Preferred Stock votes ratably with the common stockholders as if their shares had been converted to common stock.

  CONVERSION

          Holders of Series B and Series C Preferred Stock have the option to convert any such shares into common shares at any time. Upon a conversion of each share of Series B and Series C Preferred Stock the number of common shares to be issued is an amount equal to (i) their respective liquidation preferences divided by (ii) the product of the number of shares being converted and the conversion price at that time, as defined.

          The conversion price shall initially be the respective per share liquidation preference for each series of preferred stock and is subject to adjustment in the event that common stock or common stock equivalents are issued for less per share than the conversion price, subject to certain exceptions.

          Upon closing of any IPO, all outstanding shares of preferred stock shall be automatically converted into that number of shares of common stock as would have been the case in the event of an optional conversion. All rights with respect to the preferred stock shall be deemed automatically waived upon such conversion.

          In connection with the proposed IPO, the Company expects to satisfy the conditions of a Qualified Offering. Accordingly, upon the closing of the IPO, all 2,555,556 outstanding shares of Series B Preferred Stock will be converted into 2,555,556 shares of common stock, and all 1,223,954 outstanding shares of Series C Preferred Stock will be converted into 1,223,954 shares of common stock.

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(11)  REDEEMABLE PREFERRED STOCK

     The following is a summary of the activity for the Series A and Series B Preferred Stock:

                                           SERIES A                  SERIES B
                                          REDEEMABLE          CONVERTIBLE REDEEMABLE
                                        PREFERRED STOCK           PREFERRED STOCK
                                    -----------------------   -----------------------     TOTAL
                                    NUMBER OF    REDEMPTION   NUMBER OF    REDEMPTION   REDEMPTION
                                      SHARES       VALUE        SHARES       VALUE        VALUE
                                    ---------    ----------   ---------    ----------   ----------
                                            (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 1996........          --    $    --             --    $    --      $    --
  Conversion of notes payable to
     related parties into Series A
     Preferred Stock..............   2,900,000      2,405             --         --        2,405
  Issuance of Series B Preferred
     Stock........................          --         --      2,555,556      3,999        3,999
  Accretion of discount and
     dividends on Series A
     Preferred Stock..............          --        684             --         --          684
                                    ----------    -------     ----------    -------      -------
BALANCE, DECEMBER 31, 1997........   2,900,000      3,089      2,555,556      3,999        7,088
  Accretion of dividends on Series
     A Preferred Stock............          --        120             --         --          120
                                    ----------    -------     ----------    -------      -------
BALANCE, JUNE 30, 1998
  (UNAUDITED).....................   2,900,000      3,209      2,555,556      3,999        7,208
Pro forma effect of proposed IPO:
  Retirement of Series A Preferred
     Stock........................  (2,900,000)    (3,209)            --         --       (3,209)
  Conversion of Series B Preferred
     Stock to common stock........          --         --     (2,555,556)    (3,999)      (3,999)
                                    ----------    -------     ----------    -------      -------
PRO FORMA BALANCE, JUNE 30, 1998
  (UNAUDITED) (Note 3)............          --    $    --             --    $    --      $    --
                                    ==========    =======     ==========    =======      =======

     During 1997, the Company issued Series A Preferred Stock at a discount of $495,000 from its redemption value. The Company accreted this discount to the Series A Preferred Stock through a charge to accumulated deficit upon issuance.

(12)  STOCKHOLDERS' EQUITY (DEFICIT)

  (a) COMMON STOCK

          At incorporation, the Company authorized 10,000,000 shares of $.001 par value common stock. In March 1997 and December 1997, the Company amended its certificate of incorporation to increase the number of authorized shares of $.001 par value common stock to a total of 12,078,698 shares.

          The Company has reserved 3,779,510 shares of common stock for the potential conversion of Series B and Series C Preferred Stock into common stock. The Company also has reserved 3,124,963 shares of common stock for the issuance of stock options under the 1996 Stock Incentive Plan. Subsequent to June 30, 1998, the Company reserved additional shares of common stock in connection with the adoption of the 1998 Stock Incentive Plan, an Employee Stock Purchase Plan and a Directors' Stock Option Plan. (See Note 17).

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (b) RESTRICTED COMMON STOCK

          At incorporation, the Company issued 2,484,375 shares of common stock to the Company's founders and employees at $.001 per share, the fair market value as determined by the Board of Directors at the time of issuance.

          In connection with the issuance of common stock, the Company and two of its founders signed a Founder Restricted Stock Agreement (the Founder Agreement). These shares vested 50% immediately with the balance vesting ratably on an annual basis through January 1, 1999.

          As provided in the Founder Agreement, if the employment of the founders is terminated, the Company has the option (the Company Option) to purchase their unvested stock. This Company Option shall be exercisable by the Company at a price equal to the lesser of the issue price or the fair market value of the stock as determined by the Board of Directors. In March 1997, one of the founders terminated employment, resulting in the Company's repurchase of unvested common shares (see Note 8(c)).

          In addition, on November 15, 1996, the Company and all of its employees holding common stock, excluding the two founders, signed restricted stock agreements (the Restricted Stock Agreements) providing for shares issued from the 1996 Stock Incentive Plan to vest retroactively, 25% on the respective employee's date of hire with an additional 25% on each anniversary thereafter.

          According to the Restricted Stock Agreements, if an employee ceases to provide services to the Company either as a consultant or employee prior to the third anniversary of the date of hire, the Company has the right to repurchase the unvested stock from the employee at the price paid by the employee.

          In the event of a change of control, as defined, all remaining unvested stock held by the founders and employees issued under the Founder Agreement and Restricted Stock Agreements shall be deemed vested and the Company's options to repurchase unvested shares of restricted common stock shall immediately terminate.

          During 1997, the Company repurchased 341,125 shares of unvested common stock at $.001 per share from an officer and six employees who terminated their employment with the Company. (See Note 8(c)). The Company also repurchased 13,700 shares and 6,250 shares of unvested common stock at $.001 per share in July 1997 and June 1998, respectively, from other terminated employees.

(13)  STOCK OPTIONS

     In November 1996, the Company adopted the 1996 Stock Incentive Plan (the 1996 Plan), which provides for the grant of incentive stock options, nonqualified stock options and restricted common stock to officers, employees and directors who are also employees of the Company. Nonemployee directors and outside consultants to the Company are eligible to receive nonqualified options and restricted common stock only.

     The 1996 Plan is administered by the Board of Directors, which determines the fair market value and the purchase price for such options. Options generally vest over a four-year period and expire 10 years from the date of grant. Restricted common stock awards entitle recipients to purchase shares of the Company's common stock subject to restrictions concerning the sale, transfer and other disposition of the shares issued until such shares are vested. The shares subject to options

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

that expire or are not exercised for other reasons, or any restricted common stock that is repurchased by the Company will be available for future grant under the 1996 Plan.

     In addition, the 1996 Plan provides for the granting of time accelerated incentive stock options. During 1997 and 1998, approximately 590,000 time accelerated incentive stock options were granted to certain employees. These options vest and become exercisable 25% annually upon the achievement of certain performance criteria (the Criteria) as approved by the Company on an annual basis, or after nine years from the date of grant. The Criteria, which are set each year by the Board of Directors, allows for vesting upon the achievement of the Criteria as of December 31 for that year.

     Stock option activity from the 1996 Plan's inception through June 30, 1998 is as follows:

                                              NUMBER OF       RANGE OF        WEIGHTED AVERAGE
                                               SHARES      EXERCISE PRICES     EXERCISE PRICE
                                              ---------    ---------------    ----------------
Outstanding, December 31, 1995..............     --        $     --                $   --
  Granted...................................    968,575         0.001               0.001
  Exercised.................................   (968,575)        0.001               0.001
                                              ---------    ---------------         ------
Outstanding, December 31, 1996..............     --              --                    --
  Granted...................................  1,449,475      0.65 -   1.35           0.74
  Exercised.................................    (10,096)        0.65                 0.65
  Canceled..................................    (40,154)     0.65 -   0.85           0.66
                                              ---------    ---------------         ------
Outstanding, December 31, 1997..............  1,399,225      0.65 -   1.35           0.74
  Granted...................................    572,000      1.35 -  14.50           4.51
  Exercised.................................    (63,334)     0.65 -   0.85           0.65
  Canceled..................................    (23,333)     0.65 -   3.50           1.31
                                              ---------    ---------------         ------
Outstanding, June 30, 1998 (unaudited)......  1,884,558    $ 0.65 - $14.50         $ 1.88
                                              =========    ===============         ======
Exercisable, June 30, 1998 (unaudited)......    324,232    $ 0.65 - $ 1.35         $ 0.72
                                              =========    ===============         ======

     Subsequent to June 30, 1998, the Company granted options to purchase 200,850 shares of common stock at $14.50 per share.

     The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted during 1996 and 1997 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions used were as follows:

                                                                1996         1997
                                                                ----         ----
Risk-free interest rate.....................................    6.3%         5.96%
Expected dividend yield.....................................     --           --
Expected lives..............................................   4 years      4 years
Expected volatility.........................................     76%          79%
Weighted average grant date fair value......................    $.002        $.46
Weighted average remaining contractual life of options
  outstanding...............................................  9.9 years    9.1 years

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Had compensation expense for the Company's stock option plans been determined consistent with SFAS No. 123, net loss and net loss per share would have been approximately as follows:

                                                                1996         1997
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
As reported --
  Net loss applicable to common stockholders................   $(1,606)     $(3,283)
                                                               =======      =======
  Basic and diluted net loss per share......................   $ (1.33)     $ (1.12)
                                                               =======      =======
Pro forma --
  Net loss applicable to common stockholders................   $(1,607)     $(3,455)
                                                               =======      =======
  Basic and diluted net loss per share......................   $ (1.33)     $ (1.18)
                                                               =======      =======

(14)  EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) savings plan (the 401(k) Plan) covering all of the Company's eligible full-time employees. Under this plan, participants may elect to defer a portion of their compensation, subject to certain IRS limitations. The Company does not currently provide employer matching contributions under the 401(k) Plan.

(15)  GEOGRAPHIC INFORMATION

     Revenues by geographic destination as a percentage of total revenues are as follows:

                                                                           SIX MONTHS
                                                      YEARS ENDED            ENDED
                                                      DECEMBER 31,          JUNE 30,
                                                  --------------------    ------------
                                                  1995    1996    1997    1997    1998
                                                  ----    ----    ----    ----    ----
United States...................................   81%     96%     86%    100%     78%
United Kingdom..................................   --      --       5      --      14
Canada..........................................   19       4       8      --       7
Other...........................................   --      --       1      --       1
                                                  ---     ---     ---     ----    ---
                                                  100%    100%    100%    100%    100%
                                                  ===     ===     ===     ====    ===

(16)  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     A summary of the allowance for doubtful accounts is as follows:

                                                       DECEMBER 31,
                                                   ---------------------    JUNE 30,
                                                   1995    1996     1997      1998
                                                   ----    ----     ----    --------
                                                            (IN THOUSANDS)
Balance, beginning of period.....................  $ --    $  75    $ 43      $206
  Provision for doubtful accounts................   121       99     180        55
  Write-offs.....................................   (46)    (131)    (17)      (49)
                                                   ----    -----    ----      ----
Balance, end of period...........................  $ 75    $  43    $206      $212
                                                   ====    =====    ====      ====

                  EXCHANGE APPLICATIONS, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(17)  STOCK PLANS AND AMENDMENT TO CERTIFICATE OF INCORPORATION

     On July 15, 1998, the Board of Directors and stockholders approved (i) the adoption of the 1998 Stock Incentive Plan pursuant to which 2,700,000 additional shares of the Company's common stock have been reserved for future issuance,
(ii) the adoption of an Employee Stock Purchase Plan pursuant to which 200,000 shares of the Company's common stock have been reserved for future issuance,
(iii) the adoption of a Directors' Stock Option Plan pursuant to which 100,000 shares of the Company's common stock have been reserved for future issuance,
(iv) an increase in the number of authorized shares of common stock to 30,000,000 shares and (v) the authorization of 10,000,000 shares of $.001 par value preferred stock, of which the Board of Directors has full authority to issue and fix the voting powers, preferences, rights, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences and the number of shares constituting any series or designation of such series.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., BT Alex. Brown Incorporated and Hambrecht & Quist LLC are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                               NUMBER OF
                                                               SHARES OF
                        UNDERWRITER                           COMMON STOCK
                        -----------                           ------------
Goldman, Sachs & Co. .......................................
BT Alex. Brown Incorporated.................................
Hambrecht & Quist LLC.......................................

                                                                --------
          Total.............................................
                                                                ========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $     per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $     per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     Certain of the Selling Stockholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Common Stock offered.

     The Company, the Selling Stockholders and certain other stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives except for the shares of Common Stock offered in connection with the Offering and shares of Common Stock acquired in the public market after the date of this Prospectus. The representatives have informed the Company that the Underwriters have no current intention to release shares from the Lock-Up Agreements prior to expiration of the [180] -day term of such agreements. Any request for release would be evaluated by the representatives, and the decision whether or not to permit early release of shares would be made dependent upon the facts and circumstances existing at the time of the request.

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

     Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price was negotiated among the Company, the Selling Stockholders and the representatives. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "EXAP," subject to official notice of issuance.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

BUILDING A CAMPAIGN WITH VALEX

1. VALEX Desktop allows users to define the core CCM process steps needed to to run a campaign. Users quickly structure and schedule campaigns with the time and event triggers by selecting "Campaign Management" to bring up the applications associated with designing customer communication streams.

[Back page Graphic]

2.   In this example, users drag and drop icons to design a three-branch
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     existing customers ripe for cross-selling; the third branch attempts to
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     appropriate touch point for delivery of the customer communication stream.
     Promotion history is captured for all three branches in order to measure campaign effectiveness.


[Back page Graphic]

3.   Users can easily schedule dates and times to run campaigns. In this
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[Back page Graphic]


                                   [ART WORK]

          [A graphic depicting a recreation of screens from a desktop
                 PC showing the VALEX Campaign decision tree.]

==========================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ----------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.......................    1
Risk Factors.............................    4
The Company..............................
Use of Proceeds..........................   11
Dividend Policy..........................   11
Capitalization...........................   12
Dilution.................................   13
Selected Consolidated Financial Data.....   14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   16
Business.................................   27
Management...............................   41
Certain Transactions.....................   49
Principal and Selling Stockholders.......   51
Description of Capital Stock.............   53
Shares Eligible for Future Sale..........   55
Legal Matters............................   56
Experts..................................   56
Additional Information...................   56
Index to Consolidated Financial
  Statements.............................  F-1
Underwriting.............................  U-1

                             ----------------------

  THROUGH AND INCLUDING             , 1998 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

==========================================================

                                3,000,000 SHARES

                                    EXCHANGE
                               APPLICATIONS, INC.

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                             ----------------------

                          [EXCHANGE APPLICATION LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.
                                 BT ALEX. BROWN
                               HAMBRECHT & QUIST
                      REPRESENTATIVES OF THE UNDERWRITERS

==========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution

     Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

                                                                TOTAL
                                                                -----
SEC Registration Fee........................................  $16,284.00
NASD Fees...................................................  $ 6,020.00
NASDAQ Listing Fees.........................................  $22,250.00
Printing and Engraving Expenses.............................  $        *
Legal Fees and Expenses.....................................  $        *
Accountants' Fees and Expenses..............................  $        *
Expenses of Qualification Under State Securities Laws,
  Including Attorneys' Fees.................................  $        *
Transfer Agent and Registrar's Fees.........................  $        *
Miscellaneous Costs.........................................  $        *
                                                              ----------
          Total.............................................  $        *
                                                              ==========

---------------
* To be provided by amendment.

ITEM 14.  Indemnification of Directors, Officers and Employees

     Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company, copies of which are filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 15.  Recent Sales of Unregistered Securities

     On November 15, 1996, in connection with the organization of the Registrant, the Registrant entered into Restricted Stock Agreements dated as of such date (Restricted Stock Agreements) with certain key employees of the Registrant. Pursuant to the Restricted Stock Agreements, the Registrant issued 968,575 shares of restricted Common Stock under the Registrant's 1996 Stock Incentive Plan to such employees for an aggregate consideration of $968.58 at a purchase price of $.001 per share.

     On November 15, 1996, in addition to the shares of restricted Common Stock issued pursuant to the Registrant's 1996 Stock Incentive Plan, (i) the Registrant issued 848,800 shares of restricted Common Stock to Andrew J. Frawley for an aggregate consideration of $848.80 pursuant to a Restricted Stock Agreement entered into between the Registrant and Andrew J. Frawley, and (ii) the Registrant issued 667,000 shares of restricted Common Stock to Michael J. Feldman for an aggregate consideration of $667.00 pursuant to a Restricted Stock Agreement entered into between the Registrant and Michael J. Feldman.

     The Registrant has, from time to time, repurchased an aggregate of 361,075 shares of Common Stock from its employees for an aggregate consideration of $361.08.

     On November 15, 1996, in connection with the organization of the Registrant, the Registrant entered into an Assignment and Assumption Agreement dated as of such date (Assignment Agreement) with Grant & Partners Limited Partnership (GPLP) pursuant to which the Registrant issued 2,300,000 shares of Series A Convertible Preferred Stock to GPLP and assumed certain liabilities of GPLP in exchange for certain assets of GPLP.

     On March 18, 1997, the Registrant entered into a Securities Purchase Agreement dated as of such date (Securities Purchase Agreement) with certain of its existing stockholders and certain new investors. Pursuant to the Securities Purchase Agreement, (i) the Registrant issued 1,154,775 shares of Series B Preferred Stock to Insight Venture Partners II, L.P. for an aggregate consideration of $1,807,222.88, (ii) the Registrant issued 1,154,775 shares of Series B Preferred Stock to Wexford Insight LLC for an aggregate consideration of $1,807,222.88, (iii) the Registrant issued 246,006 shares of Series B Convertible Preferred Stock to GAP Coinvestment Partners, L.P. for an aggregate consideration of $384,999.39, (iv) the Registrant converted 2,300,000 shares of Series A Convertible Preferred Stock held by GPLP to 1,725,000 shares of Common Stock, (v) the Registrant issued 377,408 shares of a newly designated Series A Preferred Stock to GPLP in consideration of the cancellation of certain indebtedness owed by the Registrant to GPLP, and (vi) the Registrant issued 2,522,592 shares of Series A Preferred Stock to Cyrk, Inc. (Cyrk) in consideration of the cancellation of certain indebtedness owed by the Registrant to Cyrk.

     On October 3, 1997, the Registrant entered into a Subscription Agreement dated as of such date with Michael Caccavale pursuant to which the Registrant issued 15,500 shares of Common Stock to Michael Caccavale for an aggregate consideration of $13,175.

     On December 4, 1997, the Registrant entered into a Securities Purchase Agreement dated as of such date with Insight Capital Partners II, L.P. and Wexford Insight LLC pursuant to which (i) the Registrant issued 611,977 shares of Series C Convertible Preferred Stock to Insight Capital Partners II, L.P. for an aggregate consideration of $2,000,000, and (ii) the Registrant issued 611,977 shares of Series C Convertible Preferred Stock to Wexford Insight LLC for an aggregate consideration of $2,000,000.

     The Registrant has, from time to time, issued an aggregate of 73,430 shares of restricted Common Stock to various employees upon the exercise of options granted pursuant to the Registrant's 1996 Stock Incentive Plan for an aggregate consideration of $47,979.50 at an average exercise price of $0.65 per share.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relating to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain restricted shares, options to purchase Common Stock and shares issuable upon the exercise of such options, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for purposes of the Act.

ITEM 16.  Exhibits and Financial Statement Schedules

     (a) The following is a list of exhibits filed as a part of this registration statement:

EXHIBITS
--------
  1.1      Form of Underwriting Agreement.
  3.1      Form of Amended and Restated Certificate of Incorporation of
           the Registrant.
  3.2      Form of Amended and Restated By-laws of the Registrant.
  4.1*     Specimen Certificate for Shares of the Registrant's Common
           Stock, $0.001 par value.
  5.1*     Opinion of Bingham Dana LLP with respect to the legality of the shares being registered.
 10.1*     Form of 1998 Stock Incentive Plan, with related forms of
           stock option agreements.
 10.2      1996 Stock Incentive Plan, as amended, with related forms of stock option agreements and form of restricted stock
           agreement.
 10.3      Form of 1998 Director Stock Option Plan, with related form of stock option agreement.
 10.4      Form of 1998 Employee Stock Purchase Plan.
 10.5      401(k) Plan.
 10.6      Employment Agreement, dated November 15, 1996, between the
           Registrant and Andrew J. Frawley.
 10.7      Restricted Stock Agreement, dated November 8, 1996, between the Registrant and Andrew J. Frawley.
 10.8      Consulting Agreement, dated March 18, 1997, between the
           Registrant and Exchange Marketing Group, LLC.
 10.9      Securities Purchase Agreement, dated March 18, 1997.
 10.10     Securities Purchase Agreement, dated December 4, 1997.
 10.11     Stock Purchase and Waiver Agreement, dated December 4, 1997.
 10.12     Promissory Note, dated December 4, 1997, by Andrew J.
           Frawley payable to the Registrant.
 10.13     Amended and Restated Stockholders Agreement dated
           December 4, 1997.
 10.14     Amended and Restated Registration Rights Agreement dated
           December 4, 1997.
 10.15     Letter Agreement, dated December 22, 1997, between the
           Registrant and Fleet National Bank, as amended, and the
           related Promissory Note.
 10.16     Stock Purchase Agreement, dated June 25, 1998, and the
           related Waiver Agreement to the Amended and Restated
           Stockholders Agreement, dated June 25, 1998.
 10.17     Office lease for 89 South Street, Boston, Massachusetts.
 21.1      Subsidiaries of Registrant.
 23.1      Consent of Arthur Andersen LLP.
 23.2*     Consent of Bingham Dana LLP, counsel to Registrant (included in Exhibit 5.1).
 24.1      Power of Attorney (included in signature page to
           Registration Statement).
 27.1      Financial Data Schedule (6 months ended June 30, 1998)
 27.2      Financial Data Schedule (12 months ended December 31, 1997)
 27.3      Financial Data Schedule (12 months ended December 31, 1996)

---------------
* To be filed by amendment

     (b) Financial Statement Schedules

  SCHEDULES

     All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and notes thereto.

ITEM 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

          (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Exchange Applications, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 22nd day of July, 1998.

                                          EXCHANGE APPLICATIONS, INC.

                                          By: /s/  ANDREW J. FRAWLEY
                                            ------------------------------------
                                                     Andrew J. Frawley
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Andrew J. Frawley and John G. O'Brien, each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Act, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----

               /s/ ANDREW J. FRAWLEY                 Chairman of the Board, President,    July 22, 1998
---------------------------------------------------  Chief Executive Officer and
                 Andrew J. Frawley                   Director (Principal Executive
                                                     Officer)

              /s/ DEAN F. GOODERMOTE                 Director                             July 22, 1998
---------------------------------------------------
                Dean F. Goodermote

                /s/ JEFFREY HORING                   Director                             July 22, 1998
---------------------------------------------------
                  Jeffrey Horing

             /s/ RAMANAN RAGHAVENDRAN                Director                             July 22, 1998
---------------------------------------------------
               Ramanan Raghavendran

                /s/ JOHN G. O'BRIEN                  Vice President, Chief Financial      July 22, 1998
---------------------------------------------------  Officer, Treasurer and Secretary
                  John G. O'Brien                    (Principal Financial and Accounting
                                                     Officer)

                                 EXHIBIT INDEX

EXHIBIT
  NO.                              DESCRIPTION
--------                           -----------
  1.1      Form of Underwriting Agreement.
  3.1      Form of Amended and Restated Certificate of Incorporation of
           the Registrant.
  3.2      Form of Amended and Restated By-laws of the Registrant.
  4.1*     Specimen Certificate for Shares of the Registrant's Common
           Stock, $0.001 par value.
  5.1*     Opinion of Bingham Dana LLP with respect to the legality of the shares being registered.
 10.1*     Form of 1998 Stock Incentive Plan, with related forms of
           stock option agreements.
 10.2      1996 Stock Incentive Plan, as amended, with related forms of stock option agreements and form of restricted stock
           agreement.
 10.3      Form of 1998 Director Stock Option Plan, with related form of stock option agreement.
 10.4      Form of 1998 Employee Stock Purchase Plan.
 10.5      401(k) Plan.
 10.6      Employment Agreement, dated November 15, 1996, between the
           Registrant and Andrew J. Frawley.
 10.7      Restricted Stock Agreement, dated November 8, 1996, between the Registrant and Andrew J. Frawley.
 10.8      Consulting Agreement, dated March 18, 1997, between the
           Registrant and Exchange Marketing Group, LLC.
 10.9      Securities Purchase Agreement, dated March 18, 1997.
 10.10     Securities Purchase Agreement, dated December 4, 1997.
 10.11     Stock Purchase and Waiver Agreement, dated December 4, 1997.
 10.12     Promissory Note, dated December 4, 1997, by Andrew J.
           Frawley payable to the Registrant.
 10.13     Amended and Restated Stockholders Agreement dated December
           4, 1997.
 10.14     Amended and Restated Registration Rights Agreement dated
           December 4, 1997.
 10.15     Letter Agreement, dated December 22, 1997, between the
           Registrant and Fleet National Bank, as amended, and the
           related Promissory Note.
 10.16     Stock Purchase Agreement, dated June 25, 1998, and the
           related Waiver Agreement to the Amended and Restated
           Stockholders Agreement, dated June 25, 1998.
 10.17     Office lease for 89 South Street, Boston, Massachusetts.
 21.1      Subsidiaries of Registrant.
 23.1      Consent of Arthur Andersen LLP.
 23.2*     Consent of Bingham Dana LLP, counsel to Registrant (included in Exhibit 5.1).
 24.1      Power of Attorney (included in signature page to
           Registration Statement).
 27.1      Financial Data Schedule (6 months ended June 30, 1998)
 27.2      Financial Data Schedule (12 months ended December 31, 1997)
 27.3      Financial Data Schedule (12 months ended December 31, 1996)

---------------
* To be filed by amendment